Exhibit 10.2
OFFICE LEASE
SUMMARY OF LEASE TERMS
270 Brannan Street
San Francisco, California

A.	Date:	April 29, 2014
B.	Landlord:	270 Brannan Street, LLC, a Delaware limited liability company
	Landlord’s address for notices: [Paragraph 23(k)]	c/o SKS 270 Brannan, LLC 601 California Street, Suite 1310 San Francisco, CA 94108 Attn: Ms. Pamela Izzo
C.	Tenant:	Splunk Inc., a Delaware corporation
	Tenant’s address for notices: [Paragraph 23(k)]	Splunk Inc. 250 Brannan Street San Francisco, California 94107 Attn: Chief Information Officer With a copy to: Splunk Inc. 250 Brannan Street San Francisco, California 94107 Attn: General Counsel
	Tenant Contact Person:	Doug Harr, Chief Information Officer
D.	Floor(s) on which Premises are situated: [Paragraph 1(l)]	Initial Premises: To be determined and specified as provided in the Work Letter Must-Take Premises: Remainder of the Building, less the Excluded Space (defined below).
E.	Rentable area of Premises: [Paragraph 1(l)]
Initial Premises: A combination of three (3) full floors designated by Tenant as the Initial Premises in accordance with the provisions of the Work Letter having a rentable square footage (determined in accordance with this Lease and the Work Letter) of at least 84,000 rental square feet but not more than 115,000 rentable square feet, provided floors 6 and 7 will be considered a single floor for the purposes of the foregoing.

Must-Take Premises: Remainder of the rentable square footage of the Building available for leasing (i.e., expressly excluding Common Areas), less the Excluded Space.

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F.	Tenant’s Percentage Share: [Paragraph 1(r)]
A number, with respect to each of the Initial Premises and Must-Take Premises leased from time-to-time by Tenant (including during any Extension Term), expressed as a percentage, calculated by dividing the total rental square footage of the Initial Premises or the Must-Take Premises, as applicable, then leased by Tenant by the total rentable square footage of the Building, excluding the Excluded Space.

G.	Base Year: [Paragraph 1(a)]
Initial Premises: The calendar year in which the IP Rent Commencement Date occurs, if it occurs before July 1 of such year; otherwise, the following calendar year, subject to adjustment, if applicable, as provided in Paragraphs 1(j)(iv) and 1(n)(iii) hereof.

Must-Take Premises: The calendar year in which the MT Rent Commencement Date occurs, if it occurs before July 1 of such year; otherwise, the following calendar year, subject to adjustment, if applicable, as provided in Paragraphs 1(j)(iv) and 1(n)(iii) hereof.

H.	Term; Extension Term: [Paragraph 2]
Each portion of the Premises will have a separate Term and, if applicable, Extension Term. The Term applicable to the Initial Premises shall be 84 months from the IP Rent Commencement Date and the Term applicable to the Must-Take Premises shall be 84 months from the MT Rent Commencement Date.

Tenant shall have the right to extend the Term for up to 2 Extension Terms on the terms set forth in Paragraph 2(d)

I.	Basic Annual Rental (net of janitorial and utilities): [Paragraph 3(a)]
Initial Premises: $66.00 per rentable square foot based on the rentable square footage of the of the Initial Premises for the first year following the IP Rent Commencement Date, increasing by 3% per annum on the first anniversary of the IP Rent Commencement Date and each anniversary thereafter during the initial Term. Notwithstanding the foregoing, for purposes of paying Basic Annual Rental and Basic Monthly Rental only, the Initial Premises shall be deemed to contain 95,000 rentable square feet for the first year following the IP Rent Commencement Date only, but not thereafter and not for any other purpose. For any renewal of the Term of the Lease with respect to the Initial Premises pursuant to paragraph 2(d) hereof, the Basic Annual Rental for the Extension Term attributable to the portion of the Initial Premises subject to the renewal will be determined as provided in Paragraphs 2(d) and (e) hereof.
Must-Take Premises: $66.00 per rentable square foot of the Must-Take Premises for the first year following the MT Rent Commencement Date, increasing by 3% per annum on the first anniversary of the MT Rent Commencement Date and each anniversary thereafter during the initial Term. For any renewal of the Term of the Lease with respect to the Must-Take Premises pursuant to paragraph 2(d) hereof, the Basic Annual Rental for the Extension Term attributable to the portion of the Must-Take Premises subject to the renewal will be determined as provided in Paragraphs 2(d) and (e) hereof.

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J.	Security Deposit: [Paragraph 3(d)]
An amount equal to $33 multiplied by the rentable square footage of the Building (excluding the Excluded Space), subject to reduction as provided in Paragraph 3(d)(ii).

Initially, the Security Deposit shall be calculated on an estimated square footage of the Building of one hundred eighty thousand nine hundred (180,900) square feet, and will be adjusted pursuant to Paragraph 3(d) hereof, when the actual square footage is determined.

K.	Broker: [Paragraph 23(q)]	Colliers International
L.	Exhibits and addenda: [Paragraph 23(u)]
Exhibit A - Legal Description of the Property
Exhibit B - Building Rules and Regulations
Exhibit C - Work Letter and Construction Agreement
Exhibit D - Commencement Date Notice
Exhibit E - Approved Signs
Exhibit F - First Source Hiring Agreement
Exhibit G - Workforce Projections

The provisions of the Lease identified above in brackets are those provisions where references to particular Lease Terms appear. Each such reference shall incorporate the applicable Lease Terms. In the event of any conflict between the Summary of Lease Terms and the Lease, the Lease shall control.
[Signature Page Follows]

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LANDLORD:
270 BRANNAN STREET, LLC, a Delaware limited liability company

By SKS 270 BRANNAN, LLC, a Delaware limited liability company, its managing member

By: /s/ Paul E. Stein
Its: President

TENANT:

SPLUNK INC., a Delaware Corporation

By: /s/ Godfrey R. Sullivan
Its: President, Chief Executive Officer & Chairman

By: /s/ David Conte
Its: Senior Vice President, Chief Financial Officer

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TABLE OF CONTENTS

		Page
1	DEFINITIONS	1
2	TERM	6
3	RENTAL; SECURITY DEPOSIT	8
4	TENANT’S SHARE OF OPERATING EXPENSES AND REAL PROPERTY TAXES; ADDITIONAL RENT	10
5	OTHER TAXES PAYABLE BY TENANT	12
6	USE	12
7	COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS	13
8	ALTERATIONS; LIENS	15
9	MAINTENANCE AND REPAIR	16
10	SERVICES	16
11	SECURITY; ACCESS; CONTROL	18
12	ASSIGNMENT AND SUBLETTING	19
13	WAIVER; INDEMNIFICATION	22
14	INSURANCE	23
15	PROTECTION OF LENDERS	24
16	ENTRY BY LANDLORD	25
17	ABANDONMENT	26
18	DEFAULT AND REMEDIES	26
19	DAMAGE BY FIRE OR OTHER CASUALTY	28
20	EMINENT DOMAIN	29
21	HOLDING OVER	30
22	RIGHT OF FIRST NEGOTIATION TO PURCHASE REAL PROPERTY	30
23	MISCELLANEOUS	31
24	ADVERSE CONDITION	36
25	PARKING	36
26	LIMITED USE OF ROOF	37
27	PETS	37
28	FIRST SOURCE HIRING PROGRAM	37

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EXHIBIT A    LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B    BUILDING RULES AND REGULATIONS
EXHIBIT C    WORK LETTER AND CONSTRUCTION AGREEMENT
EXHIBIT D    COMMENCEMENT DATE NOTICE
EXHIBIT E    APPROVED SIGNS
EXHIBIT F    FIRST SOURCE HIRING AGREEMENT
EXHIBIT G    WORKFORCE PROJECTIONS

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270 BRANNAN STREET
OFFICE LEASE
THIS OFFICE LEASE (this “Lease”) is dated for reference purposes only as of April 29, 2014, between 270 BRANNAN STREET, LLC, a Delaware limited liability company (“Landlord”), and SPLUNK INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises (defined below), for the term and subject to the terms, covenants, agreements and conditions hereinafter set forth.
1.DEFINITIONS.
In addition to terms that are defined elsewhere in this Lease, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:
(a)    The term “Base Year” shall mean the calendar year set forth in Paragraph G of the Summary of Basic Lease Terms with respect to the Initial Premises and the Must-Take Premises, as applicable.
(b)    The term “Basic Monthly Rental” shall mean one-twelfth (1/12) of the Basic Annual Rental specified in Paragraph I of the Summary of Basic Lease Terms with respect to the Initial Premises and the Must-Take Premises, as applicable.
(c)    The term “Building” shall mean the office building to be constructed at 270 Brannan Street in San Francisco, California, and containing approximately 182,000 rentable square feet.
(d)    The term “Building Management Office Space” shall mean the space, if any, identified in the approved Space Plan (as defined in the Work Letter) as the space to be occupied by the office for the Building, having the rentable square footage shown on the Space Plan.
(e)    The term “Excluded Space” means collectively the Retail Space and the Building Management Office Space.
(f)    The term “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Term expires.
(g)    The term “Initial Premises” shall mean the space in the Building containing at least 84,000 rentable square feet but not more than 115,000 rentable square feet, consisting of three (3) full floors (provided floors 6 and 7 will be considered a single floor for the purposes of the foregoing), selected by Tenant when the Space Plan is approved, together with the appurtenant right to the use, in common with others, of lobbies, entrances, stairs, elevators and other public portions of the Building. All the outside walls and windows of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord, subject to Tenant’s rights to access such areas in accordance with an d for any purposes expressly permitted in this Lease.
(h)    The term “Land” means the parcel(s) of land on which the Building will be located, more particularly described in Exhibit A attached hereto and incorporated herein by this reference.
(i)    The term “Must-Take Premises” shall mean the remaining rentable area of the Building, after deducting the Initial Premises, the Excluded Space and the common areas of the Building, as depicted in the Space Plan.
(j)    (i)     Subject to the other provisions of this Paragraph 1(j), including, without limitation the exceptions and limitations contained in subsection 1(j)(iii), the term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property (defined below) exclusive of the Retail Space, including, without limitation, the following costs, but subject to the exclusions and limitations contained in this Lease: (1) Landlord’s actual, out of pocket costs for salaries, wages, bonuses and other reasonable and customary compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents directly engaged in the management, operation, repair, or maintenance of the Real Property and costs of training such employees, subject to the Time Allocation (as defined herein); (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees, subject to the Time Allocation; (3) uniforms for use solely in the Building and the Property (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, earthquake, other casualty, boiler and machinery, theft, rent interruption, liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 15), all with such policy limits as Landlord determines to be appropriate, and the actual costs incurred in repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy (provided, however, that any portion of the deductible amount for any earthquake insurance that is considered a capital expenditure under generally accepted accounting principles shall be amortized in accordance with generally accepted accounting principles, together with interest on the unamortized balance at a rate per annum equal to the actual rate of interest paid by Landlord on funds borrowed for the purpose of making such capital expenditures as reasonably documented by Landlord or, if Landlord does not borrow funds for such purposes, the Prime Rate (as defined in Paragraph 3(c)) charged at the time such capital expenditures are made, as reasonably documented by Landlord, but in either case not more than the maximum rate permitted by law); (5) Landlord’s actual cost of water charges and sewer rents or fees for the common areas and the Building Management Office Space; (6) license, permit and inspection fees and charges, the cost of contesting any governmental enactments that may increase Operating Expenses that Landlord undertakes with a reasonable expectation of success, and the costs incurred in connection with any transportation system management program or similar program imposed upon Landlord by any governmental agency; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and building systems and equipment, but not sales taxes for the purchase of any equipment or supplies the cost of which is excluded under Paragraph 1(j)(iii)(7) hereof; (8) telephone, facsimile, postage, stationery supplies incurred in connection with the operation, maintenance, or repair of the Real Property; (9) management fees and expenses (including fees and expenses for accounting, financial management, data processing and information services) and costs of tenant service programs, provided the amount of management fees in the Base Year for each portion of the Premises and for the first two (2) years of the Term for each such portion of the Premises will be three percent (3%) of gross rents from the Building (excluding rents from the Retail Space), assuming a fully rented Building at the rents reserved herein, and thereafter will not exceed the amount charged by other owners of comparable “Class A” buildings in the SOMA Market Area on a percentage of revenue basis, provided, however, that Landlord, if Landlord is entitled to increase such management fees, may not increase the applicable percentage more than once in any calendar year and will provide Tenant with reasonable documentation that the management fees charged hereunder are consistent with market, at the same time that Landlord delivers the annual estimate of Operating Expenses under Paragraph 4(c); (10) repairs to and physical maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, except as set forth in Paragraph 1(j)(iii); (11) janitorial services for the common areas of the Real Property, exterior and common area window cleaning, security services, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, sanitary, heating, ventilation and air conditioning, and other building equipment and systems as may otherwise be necessary or proper for the operation or maintenance of the Real Property; (12) supplies, tools, materials and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) the actual out of pocket cost of Landlord of accounting, legal and other professional, consulting or service fees and expenses; (14) painting the exterior or the public or common areas of the Building and the cost of maintaining and replacing the sidewalks, landscaping and other common areas of the Real Property, provided Landlord will not paint the Building more than once every five (5) years unless required earlier by a Force Majeure event and the painting costs are not covered by Landlord's insurance (but graffiti removal and touch-up repairs will be permitted more frequently notwithstanding such five (5) year limitation); (15) all actual costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, sewer service, communications service, power and other energy related utilities required in connection with the operation, maintenance and repair of the common areas of the Real Property, but not any related to any tenant spaces, provided the utilities for the Building Management Office Space may be included; (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord during the term of this Lease, if such capital improvements or capital assets are required under any governmental law, regulation or insurance requirement, that shall come into effect after the date of Substantial Completion, such cost or allocable portion to be amortized over the useful life thereof, together with interest on the unamortized balance at a rate per annum equal to the actual rate of interest paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets as reasonably documented by Landlord or, if Landlord does not borrow funds for such purposes, the Prime Rate charged at the time such capital improvements or capital assets are constructed or acquired, but in either case not more than the maximum rate permitted by law; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the date hereof that are for the protection of the health and safety of the occupants of the Real Property, as reasonably determined by Landlord, or that are designed to reduce other Operating Expenses, such cost or allocable portion thereof to be amortized over the useful life thereof (except that Landlord may include as an Operating Expense in any calendar year a portion of the cost of such a capital improvement or capital asset equal to Landlord’s estimate of the amount of the reduction of other Operating Expenses in such year resulting from such capital improvement or capital asset), together with interest on the unamortized balance at a rate per annum equal to the actual interest rate paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets, as reasonably documented by Landlord or, if Landlord does not borrow funds for such purpose, the Prime Rate charged at the time such capital improvements or capital assets are constructed or acquired, as reasonably documented by Landlord, but in either case not more than the maximum rate permitted by law at the time such capital improvements or capital assets are constructed or acquired; (18) the cost of furniture, window coverings, carpeting, decorations, landscaping and other customary and ordinary items of personal property provided by Landlord for use in common areas of the Real Property or in the Building Management Office Space (to the extent that such Building Management Office Space is dedicated to the operation and management of the Real Property), such costs to be amortized over the useful life thereof; (19) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord during the term of this Lease to the extent that the cost of any such improvement or asset is less than fifty thousand dollars ($50,000) per calendar year and less than two hundred thousand dollars ($200,000) cumulating during any five (5) year period of the initial Term and each Extension Term of this Lease (with the first five (5) year period commencing on Substantial Completion); (20) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord during the term of this Lease that have a useful life of five (5) years or less (and the cost of which is not otherwise included in Operating Costs pursuant to this Paragraph 1(j)), such cost to be amortized over the useful life thereof, together with interest on the unamortized balance at a rate per annum equal to the actual interest rate paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets, as reasonably documented by Landlord, or, if Landlord does not borrow funds for such purpose, the Prime Rate charged at the time such capital improvements or capital assets are constructed or acquired, as reasonably documented by Landlord, but in either case not more than the maximum rate permitted by law at the time such capital improvements or capital assets are constructed or acquired; (21) any such expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any such additional work, labor, services or material resulting from compliance by Landlord with any governmental laws, rules, regulations or orders applicable to the Real Property or any part thereof, unless incurred to correct a violation of law not caused by Tenant existing on the date of Substantial Completion, or a violation by Landlord or any other tenant of any governmental laws, rules, regulations or orders applicable to the Real Property; (22) property management office rent or rental value of the Building Management Office Space, not to exceed a fair market rental as reasonably documented by Landlord in connection with any increase in such charge after the applicable Base Year; and (23) cost of operation, repair and maintenance of the Parking Garage, including resurfacing, restriping and cleaning.
(ii)    To the extent costs and expenses described above relate to both the Real Property and other property (other than employee expenses, which shall be allocated as provided above), such costs and expenses shall, in determining the amount of Operating Expenses, be allocated based on the ratable rentable square footage of all properties benefitted by the relevant service, unless another allocation method is specified, provided Landlord shall provide reasonable documentation of such allocation.
(iii)    Operating Expenses shall not include the following: (1) depreciation on the Building; (2) debt service; (3) rental under any ground or underlying lease; (4) interest (except as expressly provided in Subparagraphs 1(j)(i)(16), (17) and (20) above); (5) Real Property Taxes; (6) attorneys’ fees and expenses or other costs, including brokers’ commissions incurred in connection with lease negotiations or lease disputes with prospective, current or past Building tenants, including the negotiation of LOIs or leases; (7) the cost of any improvements, equipment or tools that would be properly classified as capital expenditures under generally accepted accounting principles (except for any capital expenditures expressly included in Operating Expenses pursuant to Subparagraphs 1(j)(i)(16), (17), (19) and (20) above); (8) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants, advertising expenses relating to vacant space or real estate brokers’ or other leasing commissions; (9) costs of utilities for any tenant’s premises if separately metered, (10) costs incurred in connection with the original construction of the Building or in connection with any major change in the Building that is not made at the request of Tenant, or is required to correct any violation of law not caused by Tenant existing on the IP Rent Commencement Date, or a breach by Landlord of the Lease, including the Work Letter; (11) costs for which Landlord is fully reimbursed by any tenant or occupant of the Building or by insurance by its insurance carrier or any tenant’s insurance carrier or by anyone else; (12) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (13) costs associated with the operation of the business of the partnership or limited liability company or other entity that may from time to time constitute Landlord, as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be the issue) or other Holder of a Superior Interest, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building (including, without limitation, attorneys’ fees and costs), costs (including, without limitation, attorneys’ fees and costs) of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations respecting Landlord and/or the Real Property (14) the wages and benefits of any employee who does not devote substantially all of his or her time to the Building unless such wages and benefits are prorated as provided above to reflect time spent by any such employee on maintaining, securing, repairing, operating or managing the Real Property vis-a-vis the total time spent by any such employee on matters unrelated to such activities (herein the “Time Allocation”); (15) costs paid to Landlord or to affiliates of Landlord for services in the Building to the extent the same materially exceed or would materially exceed the costs for such services if rendered by first class unaffiliated third parties on a competitive basis; (16) costs arising from Landlord’s political or charitable contributions, other than payments (provided Landlord gives reasonable prior notice to Tenant of such expenses and provides sufficient information and advance notification to Tenant of any such contributions and payments) to business organizations having as their exclusive purpose advocating for pro-business policies and legislation in the City and County of San Francisco, to insure that the City and County of San Francisco does not adopt policies and laws that will be hostile to the business operations of the tenants in the Building or would increase Operating Expenses; (17) costs for sculpture, paintings or other objects of art; (18) Landlord’s general corporate overhead; (19) costs of removal or remediation of hazardous substances (as defined in Paragraph 7(b)) required in order to comply with any laws in effect on the date of this Lease and applicable to the Building, including the Premises; (20) the cost of rental for items (except when needed in connection with normal repairs and maintenance or keeping permanent systems in operation while repairs are being made) which if purchased, rather than rented, would constitute a capital improvement or expense that is specifically excluded from Operating Expenses; (21) costs of heating, ventilation and air conditioning outside Business Hours provided to tenants of the Real Property by Landlord or any other special service to the tenants or service or utilities in excess of that furnished to Tenant whether or not Landlord receives reimbursement from such tenants as an additional charge; (22) expenses directly resulting from defaults by or the gross negligence or willful misconduct of Landlord, its agents, servants or employees; (23) any operating expenses that relate solely to the Retail Space (including expenses that in according with sound building management accounting practices consistently applied are shared with other tenants of the Building but would be allocated to the Retail Space); (24) earthquake or terrorism insurance that is not included in the relevant Base Year, unless each Base Year is adjusted upward (as reasonably documented by Landlord) to reflect what the cost of maintaining such insurance would have been had such insurance been maintained in the relevant Base Year, as reasonably documented by Landlord; (25) penalties, fines and late charges resulting from Landlord’s failure to make payments when required under applicable law, unless resulting from the failure of Tenant to pay Rental as and when required herein; and (26) costs arising from latent defects in any portion of the Building constructed by Landlord.
(iv)    The parties recognize that the Building is to be a newly constructed Building and that the applicable Base Year may occur in a year that does not include a full year of Operating Expenses. Therefore if the Base Year specified for the Initial Premises and/or the Must-Take Premises does not include a full year of Operating Expense, such Base Year Operating Expenses will be adjusted by Landlord within six (6) months after the Building has been in full operation for an entire calendar year, to reflect the equivalent of a full year of Operating Expenses for the Building in its fully operational state.
(k)    The term “Parking Garage” means the garage facility to be located below the Building and containing twelve (12) parking stalls.
(l)    The term “Premises” shall mean the Initial Premises and the Must-Take Premises, collectively. The actual rentable square footage of the Initial Premises and Must-Take Premises shall be determined in accordance with the American National Standard Institute of Building Owners and Managers Association International (“BOMA”) Z65.1.1996 in accordance with the procedures specified in the Work Letter, and shall not be subject to re-measurement or modification for the duration of the Term (including any Extension Terms). For the avoidance of doubt, the measurement standard referenced above shall be applied as a multi-tenant building and shall specifically exclude the roof deck, but shall include the Building’s courtyard if covered as contemplated in the drawings for the Base Building Improvements described in Exhibit A to the Work Letter (collectively, the “Base Building Improvements”).  Notwithstanding anything herein to the contrary, any Non-Standard Tenant Improvements (as defined in the Work Letter) or other Alterations, including those subject to restoration, that would otherwise reduce the rentable area of the Premises (such as stair penetrations) under BOMA, from what the measurement would have been in the absence of such Tenant Improvements or other Alterations, shall not reduce the rentable square footage of the Premises, as such rentable square footage of the Premises would be measured in the absence of such Non-Standard Tenant Improvements or Alterations.  The BOMA measurement of each of the Initial Premises and the Must-Take Premises shall be subject to the reasonable review of Tenant’s architect in accordance with the provisions of the Work Letter.
(m)    The term “Real Property” shall mean, collectively, the Land, the Building, the Parking Garage and the other improvements on the Land.
(n)        (i)    Except as provided in Paragraph 1(n)(ii) below, the term “Real Property Taxes” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, that are assessed, levied, charged, confirmed or imposed on the Real Property or any part thereof, on the Landlord with respect to the Real Property, on the act of entering into this Lease or any other lease of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax, gross receipts tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the City and County of San Francisco, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Real Property Taxes, subject, however to Paragraph 4(f) hereof and the exclusions set forth in subparagraph (ii), below. Real Property Taxes shall include reasonable attorneys’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes that Landlord undertakes with a reasonable expectation of success.
(ii)    Real Property Taxes shall not include (A) income, franchise, gift, transfer, estate, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge that would otherwise constitute a part of Real Property Taxes (B) any increase in assessments as a result of improvements made for the benefit of any tenant of the Building other than Tenant, including, without limitation, the Retail Tenant; (C) any tax attributable to the personal property of any tenant of the Building other than Tenant; and/or (D) penalties or interest for late payment, unless resulting from the failure of Tenant to pay Rental as and when required hereunder. Real Property Taxes payable by Tenant under this Lease shall be equitably adjusted to exclude the proportion of Real Property Taxes attributable to the Retail Space (based on the rentable square footage of the Retail Space and the rentable square footage of the tenant spaces in the remainder of the Building).
(iii)    Landlord and Tenant recognize that the Building is to be constructed and may be subject to reassessment at the time that construction is completed. Therefore, for the purposes of determining the amount of Real Property Taxes included in the Base Year applicable to each of the Initial Premises and Must-Take Premises, such Base Year amount shall be finalized and increased based on a full year of assessment of Real Property Taxes on the full assessed value of the Building, as completed. Promptly after the Building is assessed at its full assessed value as completed, determined in accordance with the foregoing, Landlord shall provide Tenant with copies of the relevant tax bills showing the fully assessed value of the Building.
(o)    The term “Rental” shall include the Basic Monthly Rental set forth in Paragraph I of the Summary of Lease Terms, all additional rent, and any other costs or charges payable by Tenant to Landlord hereunder.
(p)    The term “Retail Space” shall mean approximately six hundred (600) rentable square feet of space on the first (1st) floor of the Building designated for retail.
(q)    The term “SOMA Market Area” means the area bounded by King Street, 8th Street, Folsom Street and Embarcadero, plus the China Basin Landing complex.
(r)    The term “Tenant’s Percentage Share” shall mean the percentage figure specified in Paragraph F of the Summary of Lease Terms.
(s)    The term “Work Letter” shall mean the Work Letter attached hereto as Exhibit C.

2.    TERM.
(a)    Subject to Paragraph 2(c) hereof, the term of this Lease (the “Term”) shall commence on the date (the “Commencement Date”) that is the earlier of (i) the date Substantial Completion (as defined in the Work Letter) of the items listed in Exhibit A to the Work Letter, which is anticipated to occur by October 22, 2015, or (ii) the earlier of the date Landlord commences the construction of the Tenant Improvements in accordance with a duly issued building permit covering such Tenant Improvements (as defined in the Work Letter) or the date Landlord would have commenced construction of the Tenant Improvements but for Tenant Delay (as defined in the Work Letter).  The Term, unless ended sooner as herein provided, shall expire with respect to: (x) the Initial Premises on the last day of the eighty-fourth (84th) month following the IP Rent Commencement Date (defined below) (the “IP Expiration Date”) and (y) the Must-Take Premises on the last day of the eighty-fourth (84th) month following the MT Rent Commencement Date (defined below) (the “MT Expiration Date”), subject to subparagraph (d) below. Tenant shall have the right, without the obligation to pay Basic Monthly Rental, to occupy and conduct Tenant’s business in the Must-Take Premises in advance of the MT Rent Commencement Date; provided, however, that Tenant shall be obligated to pay for all utilities and janitorial expenses relating to any portion of the Must-Take Premises occupied by Tenant prior to the MT Rent Commencement Date. Landlord shall deliver to Tenant a notice stating the actual Commencement Date, the IP Rent Commencement Date and IP Expiration Date and confirming the rentable square footage of the Initial Premises and the Must-Take Premises in accordance with this Lease, promptly after the relevant dates are able to be determined, by executing and delivering to Tenant a Commencement Date Notice in the form of Exhibit D attached hereto, but the Term of this Lease shall commence on the Commencement Date and end with respect to the Initial Premises on the IP Expiration Date and the Must-Take Premises on the MT Expiration Date whether or not such Commencement Date Notice is delivered to Tenant. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term.
(b)    Landlord shall cause the Tenant Improvements of the Initial Premises and if Tenant elects, the Must-Take Premises, to be constructed in accordance with the terms and conditions set forth in the Work Letter, at Tenant’s sole cost and expense except for the Tenant Improvement Allowance (as defined in the Work Letter).
(c)    Subject to extension for delays caused by Tenant Delay and Force Majeure (as defined in the Work Letter), Tenant, at Tenant’s sole election, shall have the right to terminate the Lease, at no cost to Tenant, if (i) Landlord has not Commenced Construction (defined below) of the Building by October 1, 2014, (ii) Substantial Completion of the Base Building Improvements has not occurred by April 22, 2016, or (iii) Substantial Completion of the Tenant Improvements to be constructed by Landlord has not occurred by (A) July 22, 2016, or (B) excluding any delays resulting from Force Majeure (but not Tenant Delays), October 1, 2017 (each of the foregoing actions shall be referred to herein as a “Project Milestone” and each of the foregoing dates shall be referred to herein as a “Project Milestone Deadline”), by giving Landlord written notice of such election after the applicable Project Milestone Deadline but prior to Landlord’s satisfaction of the applicable Project Milestone.  For the purposes of the foregoing, “Commenced Construction” shall mean that the Property shall no longer be operating as a paid parking lot and Landlord has obtained a site permit and shall have commenced demolition of the existing improvements on the Property. If Substantial Completion of the Tenant Improvements to be constructed by Landlord has not occurred by April 1, 2016, subject to extension for delays caused by Tenant Delay and Force Majeure, Tenant shall be entitled to a credit against Basic Monthly Rental for the Initial Premises in an amount equal to one (1) day of Basic Monthly Rental for every day after April 1, 2016 until the date Substantial Completion of the Tenant Improvements to be constructed by Landlord occurs or would have occurred, but for delays caused by Tenant Delay or Force Majeure. In addition to the foregoing, if Substantial Completion of the Tenant Improvements to be constructed by Landlord has not occurred by October 1, 2017, notwithstanding Landlord’s commercially reasonable efforts to cause Substantial Completion of the Tenant Improvements to occur, then Landlord, at Landlord’s sole election, shall have the right to terminate the Lease, at no cost to Landlord, by giving Tenant written notice of such election. If this Lease is terminated by (i) Landlord under the immediately preceding sentence, (ii) Tenant for any of the reasons provided in the foregoing, or (iii) Tenant for any other reason permitted hereunder prior to the occurrence of the IP Rent Commencement Date, all amounts previously paid by Tenant to Landlord, including, without limitation, any advance payment of Basic Monthly Rental and/or any Security Deposit shall be refunded and paid to Tenant and the original of any Letter of Credit delivered by Tenant to Landlord shall be returned to Tenant within ten (10) days after any such termination.
(d)    Tenant shall have the option to renew this Lease with respect to all or a portion of the Initial Premises and as to all or a portion of the Must-Take Premises then leased by Tenant upon the expiration of the then current Term for the Initial Premises and/or the Must-Take Premises for two (2) additional consecutive terms of five (5) years (each, an “Extension Term”), by delivering notice to Landlord of Tenant’s option to extend at least twelve (12) months but no more than eighteen (18) months prior to the end of the then current applicable Term (the “Window Period”)

provided that the portion of each of the Initial Premises and the Must-Take Premises included in an Extension Term (the “Extension Space”) must consist of full floors and contain contiguous rentable square footage equivalent to approximately two (2) full floors of the Building (for purpose of this Paragraph 2(d), floors  6 & 7 shall together constitute one full floor).  Tenant’s notice shall include a description of the applicable Extension Space. If Tenant exercises its right to extend, the Term for the applicable Extension Space shall be extended for an additional five (5) years, and Tenant shall continue to lease the Premises (which shall mean the Initial Premises and the Must-Take Premises, less any portion thereof that was not included in the Extension Space pursuant to Tenant’s extension exercise notice) on all of the terms and conditions of this Lease, except that Basic Monthly Rental for the applicable Extension Space shall be one hundred percent (100%) of the Fair Market Rental Rate (as defined below), including annual increases in such amounts, if any, as are then consistent with the determination of the Fair Market Rental Rate, all based on the applicable Extension Space rentable square footage.
(e)    For the purposes of the Lease, the term “Fair Market Rental Rate” shall mean the annual amount of rent per rentable square foot (taking into account the quality of the Building, the length of term and all allowances, concessions, commissions and new Base Year) that Landlord or other owners of similar property in the vicinity of the Real Property have accepted recently from new (not renewing) tenants with comparable credit to Tenant’s credit for space comparable to the Extension Space in office buildings located in the SOMA Market Area that are comparable in quality, utility, location and size to the Building. Landlord shall provide a good faith written proposal of the Fair Market Rental Rate within thirty (30) days after Tenant provides the notice to Landlord exercising Tenant’s extension option. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s proposal within which to accept such proposal or, in good faith, to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to the Fair Market Rental Rate, and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of Tenant to so object in writing within Tenant’s Review Period shall conclusively be deemed its approval of the Fair Market Rental Rate determined by Landlord. In the event that Landlord fails to timely generate the initial written notice of Landlord’s proposal of the Fair Market Rental Rate that triggers the negotiation period of this Paragraph 2(e), then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have thirty (30) days (“Landlord’s Review Period”) after receipt of Tenant’s proposal of the Fair Market Rental Rate within which to accept such proposal or, in good faith, to object to such proposal in writing. In the event Landlord objects, Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate, using their good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope its final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (i) through (iv) below. Failure of Landlord to object in writing within Landlord’s Review Period shall conclusively be deemed its approval of the Fair Market Rental Rate proposed by Tenant. If the final determination of the Fair Market Rental Rate has not been made prior to the date on which Tenant’s obligation to pay Basic Monthly Rental during the applicable Extension Term commences, then, from such date until the date the final determination is made (“Interim Period”), Tenant shall pay estimated Basic Monthly Rental for the Extension Space at the rate applicable to the applicable portion of the Premises for the last month of the Term immediately prior to the commencement of applicable Extension Term. Once the final determination of the Fair Market Rental Rate has been made, if the Basic Monthly Rental payable by Tenant for the Extension Space pursuant to the Fair Market Rental Rate exceeds the Basic Monthly Rental paid by Tenant during the Interim Period, Tenant shall pay the excess to Landlord concurrently with Tenant’s next installment of Basic Monthly Rental, or, if it is less than the Basic Monthly Rental paid by Tenant during the Interim Period, then Tenant shall receive a credit against Rentals for any amount overpaid. Arbitration shall be conducted as follows:
(i)    Landlord and Tenant shall meet with each other within ten (10) business days after the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within ten (10) business days after the exchange and opening of envelopes, then, within twenty (20) business days after the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall be a licensed California real estate broker who shall have been active over the ten (10) year period immediately prior to his or her appointment in leasing of commercial office space in the vicinity of the Real Property and shall not have represented Landlord or Tenant in a transaction in the last year. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Extension Space is the closest to the actual Fair Market Rental Rate for the Extension Space as determined by the arbitrator, taking into account the requirements of this Paragraph 2(e). Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator (with a copy to the other party) within ten (10) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate (“FMRR Data”), and the other party may submit a reply in writing within ten (10) business days after receipt of such FMRR Data.
(ii)    The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate and shall notify Landlord and Tenant of such determination.
(iii)    The decision of the arbitrator shall be final and binding upon Landlord and Tenant.
(iv)    If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the San Francisco Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.
(v)    Each party shall pay its own costs and expenses in the arbitration, but the cost of the neutral arbitrator shall be paid by Landlord and Tenant, equally
(f)    Tenant and Landlord will, within ten (10) business days after the Fair Market Rental Rate or Basic Monthly Rental is agreed or determined in accordance with the foregoing process, execute an amendment to the Lease that shall specify with respect to the Initial Premises or Must-Take Premises, as applicable, the Basic Monthly Rental and other terms applicable to the relevant Extension Space for the applicable Extension Term.
3.    RENTAL; SECURITY DEPOSIT.
(a)    Beginning on the IP Rent Commencement Date, Tenant agrees to pay to Landlord as Basic Monthly Rental for the Initial Premises the sums specified in Paragraph I of the Summary of Lease Terms. Beginning on the MT Rent Commencement Date, Tenant agrees to pay to Landlord as Basic Monthly Rental for the Must-Take Premises the sums specified in Paragraph I of the Summary of Lease Terms. The “IP Rent Commencement Date” shall mean the earlier of (i) the date upon which Substantial Completion of the Tenant Improvements for the Initial Premises occurs, or (ii) the date Substantial Completion of the Tenant Improvements for the Initial Premises would have occurred, but for Tenant Delays (if any). The “MT Rent Commencement Date” shall mean the first (1st) anniversary of the IP Rent Commencement Date.
(b)    Basic Monthly Rental shall be paid to Landlord, in advance, on or before the first day of each and every successive calendar month during the Term hereof. In the event the IP Rent Commencement Date or the MT Rent Commencement Date occurs on a day other than the first day of a calendar month, or the Term as to any portion of the Premises ends on a day other than the last day of a calendar month, then the Basic Monthly Rental for such month or months shall be appropriately prorated. All such prorations shall be made on the basis of a 360-day year consisting of twelve 30-day months.
(c)    Rental shall be paid to Landlord without notice, demand, deduction or offset in lawful money of the United States in immediately available funds by wire transfer (pursuant to account wiring instructions provided by Landlord), or to such other person or at such other place as Landlord from time to time may designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the United States Federal Reserve System. All amounts of Rental, if not paid when due, shall bear interest from the due date until paid at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law, or (ii) a rate equal to the sum of five (5) percentage points over the publicly announced prime rate (the “Prime Rate”) published on any relevant date in the Wall Street Journal (or any reasonable successor publication, or substitute index, if the Wall Street Journal ceases to publish such Prime Rate). In addition, Tenant acknowledges that late payment by Tenant to Landlord of Rental will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and/or note secured by an encumbrance covering the Premises. Therefore, if any installment of Rental due from Tenant is not received within five (5) days after the due date, Tenant shall pay to Landlord an additional sum of four percent (4%) of the overdue Rental as a late charge; provided that, if Rental is not paid when due three (3) times during the Term of this Lease and if Landlord shall have notified Tenant in writing that Tenant shall thereafter be entitled to no further grace periods, then thereafter Tenant shall not be entitled to such five (5) day grace period, and such late charge shall be assessed on any Rental not paid by 5:00 p.m. on the date due. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment of Rental by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord.
(d)        (i)    Within three (3) business days after execution of this Lease, Tenant shall pay Landlord an amount equal to five hundred twenty-two thousand five hundred dollars ($522,500), which amount Landlord shall apply to the Basic Monthly Rental for the Initial Premises for the first (1st) full month of the Term. In addition, within fifteen (15) days after the execution of this Lease, Tenant shall deliver to Landlord an irrevocable, standby letter of credit (the “Letter of Credit”) in the amount specified in Paragraph J of the Summary Lease Terms (the “Deposit Amount”). The Deposit Amount will be subject to adjustment at such time as the final rentable square footage of the Building is determined in accordance with the Work Letter. Within ten (10) business days after the time such square footage is finally determined, Landlord shall provide an accounting to Tenant containing the final Deposit Amount, and Tenant shall, within ten (10) business days after such accounting is delivered to Tenant, deliver either a replacement to the Letter of Credit that complies with this Lease in the Deposit Amount, as so determined, or an amendment to such Letter of Credit that shall be satisfactory to Landlord and shall adjust the amount of any Letter of Credit held by the Landlord to equal the Deposit Amount, as finally determined. The Letter of Credit shall be issued by and drawable upon Silicon Valley Bank, or any other commercial bank, trust company, national banking association or savings and loan association (hereinafter referred to as the “Issuing Bank”), with offices for banking and drawing purposes in the San Francisco Bay Area (or that will negotiate a letter of credit by facsimile transmission of the draw documents to an office located outside of the San Francisco Bay Area). Any Issuing Bank shall have outstanding, at the time of issuance of the Letter of Credit or any renewals or replacements thereof, unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Corporation, and has combined capital, surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000.00). The Letter of Credit shall name Landlord as beneficiary, be in the Deposit Amount, have a term of not less than one (1) year, permit multiple and partial drawings, be fully transferable by Landlord without the payment of any fees or charges by Landlord, and otherwise be in form and content reasonably satisfactory to Landlord. If upon any transfer, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant, and, if requested by Landlord, the Letter of Credit shall so specify. In lieu thereof, any Letter of Credit may provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year thereafter during the Term of this Lease, unless the Issuing Bank sends notice (the “Non-Renewal Notice”) to Landlord by overnight delivery, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to have such Letter of Credit renewed. Tenant shall, not less than thirty (30) days prior to either its expiry date or the date of expiration specified in any Non-Renewal Notice, replace the Letter of Credit with a new Letter of Credit with a term of not less than one (1) year and otherwise complying with the requirements of this Paragraph 3(d). If the Letter of Credit has not been renewed, or Landlord has received a Non-Renewal Notice, and not later than thirty (30) days prior to the expiry date of any Letter of Credit Tenant fails to furnish to Landlord a replacement letter of credit in accordance with the terms of this Paragraph 3(d), then Landlord shall have the right to draw the full amount of the Letter of Credit by sight draft on the issuing Bank and shall hold the proceeds of the Letter of Credit pursuant to the terms of this Paragraph 3(d) as a cash security deposit; provided, however, should Tenant thereafter furnish to Landlord a Letter of Credit meeting the requirements of this Paragraph 3(d), such cash proceeds, less all out-of-pocket expenses incurred by Landlord, as documented by Landlord, shall be returned to Tenant. The Letter of Credit or any cash security deposit held by Landlord from time to time (the “Deposit”) shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay any Rental, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), after the expiration of any applicable grace or cure periods, use, apply or retain all or any portion of the Letter of Credit and/or Deposit, as the case may be, for the payment of any Rental in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Tenant waives the provisions of California Civil Code §1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of accrued rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the act or omission of Tenant or Tenant’s officers, agents, employees, independent contractors, or invitees, including future Rental payments to the extent such sums would be recoverable as damages under Paragraph 18 hereof. Tenant may not assign or encumber the Deposit without the prior written consent of Landlord (provided the foregoing shall not be deemed to prohibit Tenant’s assignment of a cash security deposit to a Permitted Transferee). Any attempt to do so in violation of the foregoing shall be void and shall not be binding on Landlord. If Landlord so uses or applies all or any portion of the Letter of Credit and/or Deposit, Tenant shall within ten (10) days after Landlord’s written demand therefor deposit cash with Landlord in an amount sufficient to restore Deposit, or deliver a replacement Letter of Credit (or a combination of the foregoing) so that Landlord shall thereafter continue to hold cash and/or a Letter of Credit for the full Deposit Amount (as adjusted below), and Tenant’s failure to do so shall, at Landlord’s option, be an immediate Event of Default (as defined in Paragraph 18(a)) under this Lease, and Tenant shall not be entitled to any additional grace or cure period that may otherwise be provided in Paragraph 18(a).
(ii)    Provided that there has been no uncured Event of Default during the Term and no monetary or other material default has occurred by Tenant under this Lease in the immediately prior twelve (12) month period (regardless of whether or not such monetary or other material default has been cured) (the “Deposit Reduction Requirements”), the Deposit Amount shall be reduced by an amount equal to twenty percent (20%) of the original amount of the Deposit as specified in Paragraph J of the Summary of Lease Terms (the “Original Deposit Amount”) on the first (1st) anniversary and the second (2nd) anniversary of the MT Rent Commencement Date (or such later date as all Deposit Reduction Requirements are satisfied).   In addition, provided that the Deposit Reduction Requirements are satisfied in the immediately prior twelve (12) month period, the amount of the Deposit shall be reduced to an amount equal to fifty percent (50%) of the Original Deposit Amount on the third (3rd) anniversary of the MT Rent Commencement Date (or such later date as all Deposit Reduction Requirements are satisfied).  Notwithstanding the foregoing, in no event shall the Deposit ever be for an amount less than fifty percent (50%) of the Original Deposit Amount; provided, however, that if the Lease expires at the end of the Term hereof with respect to any portion of the Premises, the remaining Deposit will be reduced ratably based on the rentable square footage of the portion of the Building occupied by Tenant after such expiration. If the Deposit Amount is reduced as provided herein, Landlord will return any original Letter of Credit to Tenant, if a new Letter of Credit is substituted therefore, or return funds held by it in excess of the then required Deposit Amount, within five (5) days after the later of the effective date of any reduction or the delivery of any replacement Letter of Credit.
(iii)    If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder), within thirty (30) days after the expiration of the Term hereof and after Tenant has vacated the Premises and delivered it to Landlord in the condition required by this Lease. Landlord’s return of the Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Deposit.
4.    TENANT’S SHARE OF OPERATING EXPENSES AND REAL PROPERTY TAXES; ADDITIONAL RENT.
(a)    In addition to the Basic Monthly Rental payable during the Term of this Lease, commencing the first day of January following the applicable Base Year and continuing throughout the remaining Term of this Lease (including all Extension Terms, if applicable) Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share of: (i) the amount, if any, by which Operating Expenses paid or incurred by Landlord in any Expense Year subsequent to the applicable Base Year exceed the amount of Operating Expense allocable to the applicable Base Year; and (ii) the amount, if any by which Real Property Taxes paid or incurred by Landlord in any Expense Year subsequent to the applicable Base Year exceed the amount of Real Property Taxes allocable to the applicable Base Year. Notwithstanding the foregoing, if the Building (exclusive of the Excluded Space) is less than one hundred percent (100%) occupied in the applicable Base Year or in any other Expense Year during the Term, then Operating Expenses and Real Property Taxes for the applicable Base Year or such other Expense Year shall be adjusted, for purposes of the foregoing calculations by increasing any expenses that would vary with the levels of occupancy to the amounts at which such costs would have been if the Building (exclusive of the Excluded Space) had been one hundred percent (100%) occupied. If it shall not be lawful for Tenant to reimburse Landlord for any increase in Real Property Taxes as defined herein, then the Basic Monthly Rental payable to Landlord prior to the imposition of such increases in Real Property Taxes shall be increased to net Landlord the same net Basic Monthly Rental after imposition of such increases in Real Property Taxes as would have been received by Landlord prior to the imposition of such increases in Real Property Taxes.
(b)    Commencing on the first day of January following the applicable Base Year, and throughout the remainder of the Lease Term (including the Extension Terms, if applicable), Tenant shall pay to Landlord, as additional rent, one-twelfth (1/12th) of Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes over the applicable Base Year for such Expense Year on or before the first day of each calendar month of such Expense Year, in advance, in an amount reasonably estimated by Landlord in notices delivered to Tenant. If Landlord fails to deliver such an estimate to Tenant prior to the commencement of any Expense Year, then Tenant shall continue to pay Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes on the basis of the prior Expense Year’s estimate until the first day of the next calendar month after such notice is given, provided that on such date Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the Expense Year in question, less any portion thereof previously paid by Tenant. If Tenant has overpaid, Tenant shall receive a credit against the next installments of estimates. Landlord may reasonably revise its estimate of Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes for any Expense Year up to two (2) times per year by giving written notice of such revision to Tenant, which shall state the reason for any revision and the revised payments by Tenant based on Landlord’s revised estimate for the remainder of such Expense Year, beginning with the payment of Rent due no less than thirty (30) days following the date of Landlord’s notice. The failure or delay by Landlord to provide Tenant with Landlord’s estimate of Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes or Landlord’s annual statement (as described in subparagraph 4(c) below) for any Expense Year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Tenant’s Percentage Share of increases in Operating Expenses or Real Property Taxes over the applicable Base Year for such Expense Year or of Landlord’s right to send to Tenant such an estimate or annual statement, as the case may be.
(c)    Within ninety (90) days after the close of each Expense Year or as soon after such ninety (90) day period as practicable, Landlord shall deliver to Tenant a reasonably detailed statement of the amounts payable under Paragraph 4(a) above for such Expense Year. If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such Expense Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within fifteen (15) days after delivery of the statement. If on the basis of such statement Tenant has paid to Landlord an amount in excess of the amounts payable under Paragraph 4(a) above for the preceding Expense Year and there is no uncured Event of Default under this Lease, then Landlord, at its option, shall either promptly refund such excess to Tenant or credit the amount thereof to the Basic Monthly Rental next becoming due from Tenant until such credit has been exhausted. Landlord shall maintain books and records showing Operating Expenses in accordance with sound management practices. Tenant or its agent (which shall in no event be a person or entity who is paid on a contingency basis) shall have the right, during the ninety (90) day period following delivery of an annual statement, at Tenant’s sole cost to review (“Audit”), in Landlord’s offices or in the offices of Landlord’s property manager in the San Francisco Bay Area, Landlord’s records of Operating Expenses and Real Property Taxes for the subject calendar year during normal business hours and upon at least five (5) business days prior written notice to Landlord. In addition, Landlord shall, together with the first annual Statement of Operating Expenses and Real Property Taxes delivered to Tenant after the applicable Base Year, deliver to Tenant a reasonably detailed statement of Base Year Operating Expenses, and Tenant shall have the right to Audit Operating Expenses and Real Property Taxes for such Base Year concurrently with (and subject to all of the requirements, limitations and time periods set forth in this Paragraph (c)). No Audit shall in any way delay or excuse Tenant’s obligation to pay any deficiency referenced in the annual statement within the time period stated above in this Paragraph 4(c). If Tenant does not object in writing to the annual statement within thirty (30) days after Tenant receives the final written report of the auditor in connection with such Audit or at the end of such ninety (90) day period, whichever is later, then such annual statement shall be deemed final and binding on Landlord and Tenant. Tenant shall keep any information gained from its Audit of Landlord’s books and records confidential and shall not disclose any such information to any other party, except (a) as required by applicable laws, including securities laws, (b) in any litigation to resolve any disputed amounts with Landlord (provided such disclosure shall be limited to matters relating to such dispute), or (c) as otherwise required by law in response to a court order or legal process; provided, however, that in the event disclosure is required under this clause (c), Tenant shall provide Landlord with prompt notice of any such disclosure requirement so that Landlord may seek an appropriate protective order and/or waive Landlord’s compliance with such requirement. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Annual Statement if there is an uncured Event of Default. If Tenant’s Audit establishes that Landlord’s statement overstated any deficiency owed by Tenant by more than five percent (5%), then Landlord shall be responsible for the reasonable, out-of-pocket expenses paid by Tenant to third parties in connection with such Audit. Except as provided in the preceding sentence, Tenant shall be responsible for all costs and expenses associated with such Audit.
(d)    If this Lease expires or terminates with respect to all or any portion of the Premises on a day other than the last day of an Expense Year, the amounts payable by Tenant under Paragraph 4(a) above with respect to the Expense Year in which such expiration or termination occurs shall be prorated on the basis that the number of days from the commencement of such Expense Year, to and including such expiration or termination date, bears to three hundred sixty (360). The expiration or termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Paragraph 4(c) above to be performed after such expiration or termination, provided Landlord shall, within ninety (90) days following the date of such termination prepare a final reconciliation of Operating Expenses and Real Property Taxes for any relevant partial Expense Year, which shall be subject to the same rights of Tenant as provided with respect to annual statements above (except that Tenant’s review period shall be forty-five (45) rather than ninety (90) days following the delivery of the statement for the partial year), and the parties shall finally reconcile any amounts payable to or by Tenant promptly after expiration of Tenant’s review period.
(e)    It is the intention of Landlord and Tenant that the Basic Monthly Rental paid to Landlord throughout the term of this Lease shall be absolutely net of all increases in Real Property Taxes and Operating Expenses over the applicable Base Year, except as expressly provided to the contrary in Paragraph 4(f), and the foregoing provisions of this Paragraph 4 are intended to so provide.
(f)    Notwithstanding anything to the contrary in this Paragraph 4, Tenant shall not be responsible for Tenant’s Percentage Share of any increases in Real Property Taxes during the first two (2) years following the applicable initial Base Year for each of the Initial Premises and the Must-Take Premises that result from (i) any reassessment of the Building and/or the Land due to a sale of all or any portion of the Building or the Land or a sale of the owning entity or any interest therein; or (ii) any other actual or deemed “change in ownership” of the Building or the Land. In the event that the Building or Land is sold during the initial two (2) years following each respective initial Base Year, as described above, the applicable Base Year amount of Real Property Taxes shall be increased to reflect any increased assessment. The provisions of this Paragraph 4(f) shall not apply during any Extension Term.
(g)    Tenant acknowledges and agrees that Operating Expenses do not include the cost of providing janitorial services to the Premises or the cost of utility services for the Premises, and that neither the cost of providing janitorial services to the Premises or the cost of utility services for the Premises are subject to the Base Year applicable to the Initial Premises or Must-Take Premises, as the case may be. Such cost of providing janitorial services to the Premises or the cost of utility services for the Premises shall be payable with respect to the entire Premises beginning on the Commencement Date. Tenant shall pay one hundred percent (100%) of the cost of the janitorial services for the Premises, as additional rent, on or before the first day of each calendar month of the Term, in advance, the amount of such janitorial services as reasonably estimated by Landlord in notices delivered to Tenant. The cost of utility services is addressed in Paragraph 10(a).
5.    OTHER TAXES PAYABLE BY TENANT. Tenant shall reimburse Landlord upon demand for any and all taxes, other than Real Property Taxes, payable by Landlord (other than net income taxes and Real Property Taxes) whether or not now customary or within the contemplation of the parties hereto:
(a)    imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant that exceed fifty-five dollars ($55) per square foot of the rentable area of the Premises, regardless of whether title to such improvements shall be in Tenant or Landlord;
(b)    imposed upon or measured by the Basic Monthly Rental payable hereunder, including, without limitation, any gross income tax or excise tax levied by the City and County of San Francisco, the State of California, the federal government or any other governmental body with respect to the receipt of such rental;
(c)    imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or
(d)    imposed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
In the event that it shall not be lawful for Tenant to so reimburse Landlord for any increase in such Real Property Taxes, then the Basic Monthly Rental payable to Landlord under this Lease shall be revised to net Landlord the same income after imposition of any such tax upon Landlord as would have been received by Landlord hereunder prior to the imposition of any such tax.
6.    USE.
(a)    Tenant shall have the right to use the Premises for any lawful purpose, and Tenant agrees not to use or permit the use of the Premises or any part thereof for any other purpose. Tenant agrees not to do or permit to be done in or about the Premises or the Building, or to bring or keep or permit to be brought or kept in or about the Premises or the Building, anything that is prohibited by or will in any way conflict with any law, statute or governmental regulation now or hereafter in effect, or that is prohibited by the standard form of fire insurance policy, or that will in any way increase by a material amount the existing rate of (or otherwise affect) fire or any other insurance on the Building or any of its contents. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord, as additional rent, upon demand the amount of such increase, provided Landlord shall provide reasonable documentation of any increased assessment. Tenant agrees not to do or permit to be done anything in, on or about the Premises or the Building that will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose (in accordance with Landlord’s reasonable determination). Tenant agrees not to cause, maintain or permit any nuisance in, on or about the Premises or the Building, or to use or permit to be used any loudspeaker or other device, system or apparatus that can be heard outside the Premises without the prior written consent of Landlord or to permit any objectionable odors, bright lights or electrical or radio interference that may annoy or interfere with the rights of other tenants of the Building or the public. Tenant agrees not to commit or suffer to be committed any waste in or upon the Premises in excess of reasonable wear and tear and damage by casualty.
(b)    So long as Tenant occupies the entire Building (excluding the Excluded Space), Tenant shall have the right to: exclusive use of the men’s and women’s locker rooms and shower facilities installed in the Building by Landlord; and exclusive use of the outdoor courtyard. Landlord will cooperate with Tenant to accommodate Tenant’s reasonable uses of the courtyard, including design changes to allow company events.
(c)    So long as Tenant occupies at least fifty percent (50%) of the Building (excluding the Excluded Space), Tenant shall have the right to use a portion of the lobby of the Building for Tenant’s reception area and to have an employee stationed in the lobby in connection therewith.
(d)    So long as Tenant occupies at least fifty percent (50%) of the Building (excluding the Excluded Space) and continues to lease the sixth (6th) and seventh (7th) floors of the Building, Tenant and invitees shall have the exclusive use of the roof deck located on the sixth (6th) floor of the Building. In no event shall the roof deck be accessible to the general public, but it may be accessed by Tenant’s invitees and the invitees of other Building tenants, excluding the tenant of the Retail Space, if Tenant does not have exclusive use of the roof deck. Tenant shall be responsible for keeping the roof deck in a clean and orderly condition and shall pay all costs associated with the maintenance and repairs of the roof deck (other than repairs necessary to correct defects in any initial construction done by Landlord, provided Tenant notifies Landlord of the necessity of such repairs prior to the third (3rd) anniversary of the IP Rent Commencement Date, which shall be the responsibility of Landlord), so long as Tenant has exclusive use of the roof deck. If Tenant does not have exclusive use of the roof deck, the cost to maintain and repair the roof deck shall be included in Operating Expenses, to the extent not covered by an express exclusion in Operating Expenses.
(e)    The provisions of this Paragraph 6 are for the benefit of Landlord and Tenant only and shall not be construed to be for the benefit of any other tenant or occupant of the Building, except as otherwise provided herein. The rights of use provided in Paragraphs 6(b), (c) and (d) are exclusive to Splunk Inc., any Permitted Transferee and, so long as Tenant occupies one hundred percent (100%) of the Building (excluding the Excluded Spaces), to any assignee of Tenant’s entire interest in the Lease that is approved by Landlord in accordance with Paragraph 12 (an “Approved 100% Building Assignee”) of the Lease.
7.    COMPLIANCE WITH LAWS/ENVIRONMENTAL MATTERS.
(a)    Tenant agrees at its sole cost and expense to promptly comply in all material respects with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter constituted (provided, however, Tenant shall remedy any such violations (whether or not material) promptly after demand by Landlord); with any direction or occupancy certificate issued pursuant to law by any public officer; and with the provisions of all recorded documents affecting the Premises; provided, however, that subject to reimbursement as an Operating Expense pursuant to Paragraph 4, Tenant shall not be required to make or pay for alterations or improvements or cause compliance with law of any of the structural portions of the Premises or the Building, unless such alterations or improvements to the structural portions of the Premises or Building are necessitated by Tenant’s Alterations, acts or particular use of the Premises and are not the result of any initial failure of such structural portions to comply with any law in effect at the time such portions of the Building were constructed. The final, non-appealable judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall be conclusive of that fact as between Landlord and Tenant. If Tenant’s use or operation of the Premises or any of Tenant’s equipment therein requires Tenant to obtain a governmental permit, license or other authorization or any notice to any governmental agency (other than normal business licenses), Tenant shall provide a copy thereof to Landlord promptly after receipt by Tenant.

(b)    Tenant shall not bring or keep, or permit to be brought or kept, in the Premises or in or on the Real Property any “hazardous substance” (as hereinafter defined), except for general office supplies customarily used by any office tenant with data rooms and related facilities (but also including kitchen, cafeteria and gym use and use of the Parking Garage), in the ordinary course of their business and in compliance with all environmental laws. Tenant shall not manufacture, generate, treat, handle, store or dispose of any hazardous substance in the Premises or in or on the Real Property, or use the Premises for any such purpose, or emit, release or discharge any hazardous substance into any air, soil, surface water or groundwater comprising the Premises or the Real Property in violation of law, or permit any person using or occupying the Premises to do any of the foregoing. Tenant shall comply, and shall cause all persons using or occupying the Premises to comply with all “environmental laws” (as hereinafter defined) applicable to the Premises, the use or occupancy of the Premises or any operation or activity therein. Tenant shall, within ten (10) days after Tenant’s receipt thereof, give written notice to Landlord of any notice or other communication (oral or written) regarding any (i) actual or alleged violation of environmental laws by Tenant or with respect to the Premises, (ii) actual or threatened release of any hazardous substance from the Premises, or (iii) the existence of any hazardous substance in or on the Premises or regarding any actual or threatened investigation, inquiry, lawsuit, claim, citation, directive, summons, proceeding, complaint, notice, order, writ or injunction relating to any of the foregoing. Tenant shall indemnify and defend Landlord against and hold Landlord harmless from all claims, demands, liabilities, damages, fines, encumbrances, liens, losses, costs and expenses, including reasonable attorneys’ fees and disbursements, and costs and expenses of investigation, arising from or related to the existence on or after the Commencement Date of hazardous substances from the Premises as a result of contamination caused by Tenant or the existence on or after the Commencement Date of a violation of environmental laws by Tenant with respect to the Premises. To the extent Tenant has an indemnification obligation under this Paragraph 7(b), Tenant shall, to the reasonable satisfaction of Landlord, perform all remedial actions necessary to remove any hazardous substance in or on the Premises or to remedy any actual or threatened violation of environmental laws or to remedy any actual or threatened migration from the Premises of any hazardous substances. This Paragraph 7(b) shall survive termination of this Lease. As used in this Lease, “hazardous substance” shall mean any substance or material that is described as a toxic, hazardous, bio-hazardous, corrosive, ignitable, flammable or reactive substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the environmental laws, and includes asbestos, petroleum, petroleum products, polychlorinated biphenyls, radon gas, radioactive matter, and chemicals that may cause cancer or reproductive toxicity. As used in this Lease, “environmental laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater.
(c)    Tenant shall within three (3) business days after receipt furnish Landlord with any (i) notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises, and (ii) notices or other communications sent by or on behalf of Tenant to any person relating to environmental laws or hazardous substances.
(d)    California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, asbestos containing materials, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items must be disclosed. Gasoline and other automotive fluids will be found in the Parking Garage. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building will be found in the utility areas of the Building not generally accessible to Building occupants or the public. Building occupants may use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain hazardous substances. Although smoking will be prohibited in the public areas of the Building, these areas may from time to time be exposed to tobacco smoke. Building occupants and other persons entering the Building from time to time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances.
(e)    As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that (1) no person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”) has (i) any direct or indirect management control of Tenant, (ii) as of March 31, 2014, has any direct beneficial ownership of 25% or more of the outstanding voting equity of Tenant, (iii) to its knowledge as of March 31, 2014 has any direct ownership of less than 25% in the outstanding voting equity of

Tenant ,and (iv) to its knowledge, has any indirect ownership or other legal or beneficial interest;  and (2) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has knowingly conducted or will knowingly conduct business or has knowingly engaged or will knowingly engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (A) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (B) at the request of Landlord, confirm these representations retrospectively on an annual basis (within forty-five days of its annual filings) throughout the Term, (C) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (D) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof. If Landlord reasonably believes that there has been a breach of this Section 7(g) (“OFAC Breach”), Landlord shall notify Tenant of such alleged OFAC Breach and Landlord shall cooperate in good faith with Tenant to determine if such an OFAC Breach has actually occurred.  If it is reasonably determined that such an OFAC Breach has occurred, Tenant shall have a period of 15 business days (or such longer period of time reasonably required by the nature of the breach) to cure the OFAC Breach.  If such OFAC Breach remains uncured after expiration of the applicable cure period, Landlord  shall be entitled to treat the breach as an Event of Default by Tenant under this Lease and shall be covered by the indemnity provisions of Paragraph 13 above. The representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
(f)    The provisions of this Paragraph 7 are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Building.
8.    ALTERATIONS; LIENS.
(a)    Except as expressly provided in the Work Letter, and except for cosmetic alterations that cost no more than one hundred thousand dollars ($100,000) per project and that do not require the issuance of a building permit and do not affect the Building systems (including, without limitation, sprinkler, fire alarm, electrical, heating, ventilating, air conditioning, plumbing, security, and controls), egress, demising walls, structural portions of the Building or exterior of the Building, including, without limitation, paint and carpeting, which shall be permitted without Landlord’s consent, Tenant agrees not to make or suffer to be made any alteration, addition or improvement to, or of, the Premises (hereinafter referred to as “Alterations”), or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any such Alterations made by Tenant, including without limitation any partitions (movable or otherwise) or carpeting, shall become a part of the Building and belong to Landlord; provided, however, that equipment, trade fixtures and movable furniture shall remain the property of Tenant. If Landlord consents to the making of any Alterations, the same shall be designed and constructed or installed by Tenant at its expense (including expenses incurred in complying with applicable laws, including laws relating to the handling and disposal of hazardous substances). Tenant shall use a general contractor, subcontractors, engineers and architects that are on Landlord’s approved list of design and construction professionals, or such other contractors, subcontractors, engineers, architects or professionals reasonably acceptable to Landlord, and Tenant shall hire union labor to perform all Alterations. All Alterations that require the consent of Landlord shall be made in accordance with plans and specifications approved in writing by Landlord, and all Alterations shall be designed and constructed in compliance with all applicable codes, laws, ordinances, rules and regulations. The design and construction of any Alterations shall be performed in accordance with Landlord’s applicable rules, regulations and requirements which shall be applicable to all construction by tenants in the Building. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work. Tenant shall pay to Landlord a fee in the amount of three percent (3%) of the construction cost of any Alterations in excess of one hundred thousand dollars ($100,000) per project that require Landlord’s consent (no fee shall be assessed on Alterations under such amount), as compensation for Landlord’s review of plans and/or its management and supervision of the progress of such work; provided, however, that in no event shall such fee exceed fifty thousand dollars ($50,000). All sums due to any contractors performing Alterations, if paid by Landlord due to Tenant’s failure to pay such sums when due, shall bear interest payable to Landlord at the Interest Rate until fully paid. Upon the expiration or sooner termination of this Lease, Tenant, at its expense, shall promptly (i) remove (A) all Tenant Improvements that Landlord designated as requiring removal and restoration in accordance with the terms of the Work Letter, and (B) any Alterations made by Tenant and designated by Landlord so to be removed at the time of approval of such Alterations if consent is required (or if consent is not required, if designated by Landlord at the expiration or termination of the Lease), and (B) repair any damage to the Premises caused by such removal. Tenant shall use a general contractor reasonably approved by Landlord for such restoration, removal and repair.

(b)    Tenant agrees to keep the Premises and the Real Property free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. In the event that Tenant does not, within ten (10) days following the recording of notice of any such lien, cause the same to be released of record (by payment or bonding over), Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for the purpose of removing or bonding over liens in accordance with the foregoing, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord, the Premises, the Building, or the Real Property, from mechanic’s and materialmen’s and like liens. Tenant shall give Landlord at least ten (10) days’ prior written notice of the date of commencement of any construction on the Premises in order to permit the posting of such notices.
9.    MAINTENANCE AND REPAIR.
(a)    By taking possession of the Initial Premises and the Must-Take Premises, Tenant accepts the Initial Premises and the Must-Take Premises, as applicable, as being in the condition in which Landlord is obligated to deliver the Premises. Tenant, at its expense, shall at all times keep the Premises and every part thereof and all equipment, fixtures and improvements therein in good and sanitary order, condition and repair, damage thereto by fire, the perils of the extended coverage endorsement excepted, and Tenant waives all rights under, and benefits of, subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and under any similar law or ordinance now or hereafter in effect. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and (unless designated by Landlord to be removed in accordance with Paragraph 8 above or pursuant to the terms of the Work Letter) all Tenant Improvements and Alterations thereto to Landlord in the same condition as when received, ordinary wear and tear (except such as Tenant is obligated to repair to keep the Premises in good condition and repair) and damage thereto by fire, and other casualty excepted. It is agreed that, except as may be specifically set forth herein or in the Work Letter, Landlord has no obligation, and has made no promises, to alter, add to, remodel, improve, repair, decorate or paint the Premises or any part thereof and that no representations respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant. Except for the items specified in the specifications for the Base Building Improvements, which Landlord represents and warrants will have the characteristics Landlord is obligated to construct in the Work Letter, no representation or warranty, express or implied, is made with respect to (i) the condition of the Premises or the Building, (ii) the present or future suitability or fitness of the Premises for Tenant’s intended or permitted use, (iii) the degree of sound transfer within the Building, (iv) the absence of electrical or radio interference in the Premises or the Building, (v) the condition, capacity or performance of electrical or communications systems or facilities, or (vi) the absence of objectionable odors, bright lights or other conditions that may affect Tenant’s use and enjoyment of the Premises or the Building.
(b)    Landlord agrees to make all necessary repairs to the structural elements of the Building, the roof, the foundation, the floor slab, the elevators, the exterior, and the public and common areas of the Building and the building systems therein, and to maintain the same (x) in reasonably good order and in a condition comparable to other “Class A” buildings of comparable condition in the SOMA Market Area, and (y) in compliance with all laws, except to the extent resulting from Tenant’s specific use of the Premises (and not general office use) or any Alterations or Tenant Improvements made by Tenant (but not if required to correct any noncompliance of the Building or Tenant Improvements constructed by Landlord with the requirements of the Work Letter). The cost of making any repairs and performing such maintenance required to be performed by Landlord shall be included in Operating Expenses, except to the extent excluded by Paragraph 1(j) above, except as provided in Paragraph 6(d) with respect to the roof deck, and except as otherwise provided in this Lease. Any damage arising from the acts of Tenant, its agents, employees, contractors or invitees shall be repaired by Landlord at Tenant’s sole expense, unless covered under Landlord’s policy of insurance. Tenant shall pay Landlord on demand the cost of any repair for which Tenant is required to directly reimburse Landlord hereunder.
10.    SERVICES.
(a)    Provided that Tenant is not in default in the performance or observance of any of the terms, covenants or conditions of this Lease to be performed or observed by Tenant and the Lease has not terminated, Landlord, subject to the terms of this Paragraph 10 and subject to applicable laws, regulations and rules of public utilities, shall cause to be furnished to the Premises (1) at all reasonable times water and elevator service suitable for the use of the

Premises for ordinary office purposes, and otherwise as required in this Lease, (2) at all reasonable times, electrical power in the amounts per floor, connected load, as specified in the specifications for the Base Building Improvements, except as required for annual maintenance (of which Landlord will provide reasonable prior notice to Tenant), (3) heating, ventilation and air conditioning suitable for the comfortable use and occupation of the Premises (assuming normal office use thereof and subject to any restrictions on use as may be prescribed by any applicable policies or regulations of any utility or governmental agency), and otherwise in the amount and in accordance with the standards specified in the specifications for the Base Building Improvements, 8:00 a.m. to 6:00 p.m. Monday through Friday (“Business Hours”) and, if requested, 8:00 a.m. to 1:00 p.m. Saturdays, but excluding holidays; and, (4) janitorial service comparable to other “Class A” buildings of comparable condition in the SOMA Market Area on weekdays (excluding union holidays). Tenant agrees to pay, as additional rent, promptly on demand any and all costs incurred by Landlord (as reasonably documented by Landlord) in connection with providing any additional or excessive (i.e., amounts in excess of normal office use, as specified in the specifications for the Base Building Improvements, during Business Hours) utilities or services Landlord may provide that are not separately metered and paid directly by Tenant to the relevant utility. Unless otherwise specifically provided in this Lease, including, without limitation, the specifications for the Base Building Improvements, all means of distribution of all utilities within the Premises shall be supplied by Tenant at its expense, and Tenant shall bear the cost of water, gas, electricity, sewerage and other utilities serving the Premises. Tenant shall install, at Tenant’s expense, separate submeters on all floors in the Premises for electricity and any other utilities if required by the utility service provider or Landlord to adequately meter usage. Tenant agrees that at all times it will cooperate reasonably with Landlord and abide by all reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the Building heating, ventilating and air conditioning systems that do not unreasonably restrict the level of service to the Premises specified in this Paragraph. Landlord shall not be liable for and, unless such interruption results in an Adverse Condition under Paragraph 24 hereof, Tenant shall not be entitled to any abatement or reduction of Rental by reason of Landlord’s failure to furnish any of the foregoing or any other utilities or services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or disputes of any character, by the limitation, curtailment, rationing or restrictions on use of electricity, gas or any form of energy, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. No such failure and no interruption of utilities or services from any cause whatsoever shall constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to such failure or interruption. Landlord shall not be liable under any circumstances for injury to or death of any person or damage to or destruction of property, however occurring, through or in connection with or incidental to the furnishing of or the failure to furnish any of the foregoing utilities or services or any other utilities or services, unless caused by the gross negligence or willful misconduct of Landlord and/or Landlord’s agents, employees, directors, offices, members, partners or contractors.
(b)    Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any of Tenant’s equipment that uses other than the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith. If Tenant’s use of the heating, air conditioning or ventilation system exceeds normal office use and thereby causes damages to any of the air conditioning units or other equipment, the cost to repair or replace any such units or equipment due to such use shall be paid by Tenant to Landlord, as additional rent, upon demand by Landlord. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) any lights, machines or equipment (including, without limitation electronic data processing machines) used by Tenant in the Premises, (ii) the occupancy of the Premises by more than one person per one hundred (100) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits per square foot of rentable area of the Premises specified in Paragraph 10(c) below, (iv) any rearrangement of partitioning or other improvements, or (v) improper design, installation, operation or maintenance by Tenant of Tenant's air distribution and control system, Landlord shall have the right, after providing thirty (30) days prior written notice to Tenant to install supplementary air conditioning units or other equipment Landlord deems appropriate in the Premises, and the actual cost thereof (without administrative markup), including the cost of installation, maintenance, repair and replacement thereof, shall be paid by Tenant to Landlord, as additional rent, within ten (10) business days after demand by Landlord, which shall be accompanied by reasonable documentation of such costs. Landlord shall have no responsibility for any supplemental air conditioning units or other equipment installed by Tenant in or for the Premises.
(c)    Tenant agrees it will not, without the written consent of Landlord, use any equipment, apparatus or device in the Premises (including, without limitation, electronic data processing machines, computers or machines using current in excess of 110 volts provided copiers and other equipment that is customary in an office setting and draw 220 volts shall be permitted) that will, individually or in the aggregate, in any way cause the amount of electricity, water or heating, ventilation or air conditioning supplied to the Premises to exceed the amount usually furnished or supplied to premises being used as general office space or for the specific uses contemplated in approved Tenant Improvements and other improvements contemplated in the Work Letter, including, without limitation, kitchen, gym or shower use, or connect with electric current (except through existing electrical outlets in the Premises) or with water pipes any equipment, apparatus or device for the purposes of using electric current or water, other than the Tenant Improvements. Landlord shall not, in any way, be liable or responsible to Tenant for any loss or damage or expense that Tenant may incur or sustain if, for any reasons beyond Landlord’s reasonable control, either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants that its use of electric current shall never exceed the capacity of the feeders, risers or electrical installations of the Building. If submetering of electricity or other utilities in the Building will not be permitted under future laws or regulations, and the utilities consumed by the Premises cannot reasonably be separately measured or allocated, the Basic Monthly Rental will then be equitably adjusted to include an additional payment to Landlord reflecting the cost to Landlord for furnishing electricity or other utilities to the Premises, as reasonably documented by Landlord.
(d)    Tenant shall give reasonable advance notice in accordance with Landlord’s policies, which shall be reasonably consistent with the policies of other first class landlords in the SOMA Market Area, in making any request for utilities required outside of Business Hours. Tenant agrees to pay, as additional rent, promptly on demand any and all costs (without administrative mark-up, but including wear and tear on the applicable building systems, calculated in accordance with Landlord’s policies in effect in Buildings where it assesses such a charge for wear and tear on building systems, and, during any time that the Building has multiple office tenants, in accordance with Landlord’s policies for all office tenants of the Building), incurred by Landlord in connection with providing any additional utilities and services Landlord may provide outside of Business Hours, as reasonably documented by Landlord.
(e)    The heating, air conditioning and ventilation system shall be capable of independent operation on a floor-by-floor or multi-zone basis in accordance with the plans for the Base Building Improvements.
(f)    Landlord shall provide janitorial services for the Building, comparable to other “Class A” buildings of comparable condition in the SOMA Market Area on weekdays (excluding union holidays), including the Premises. Tenant shall have the right to request additional janitorial services from time to time, and Landlord will use commercially reasonable efforts to cause such additional services to be provided (at Tenant’s sole cost). Tenant acknowledges and agrees that Landlord may elect to engage union workers to provide such janitorial services. Landlord and Tenant agree that Landlord shall cause the exterior windows and the atrium roof/enclosure to be washed at least twice yearly, the cost of which shall be included in Operating Expenses.
(g)    In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any law, ordinance or regulation or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, provided no such alteration shall make access to the Premises materially more inconvenient than the access existing before the relevant alteration.
(h)    Subject to (i) all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit B, (ii) emergency situations or other matters outside the reasonable control of Landlord, and (iii) the requirements of applicable laws, Tenant shall have access to the Premises and the Parking Garage twenty-four (24) hours per day, seven (7) days per week.
11.    SECURITY; ACCESS; CONTROL.
(a)    The Building shall have a live security guard on a twenty-four (24) hours per day, seven (7) days per week (“24/7”) basis. Landlord shall install a security camera system to monitor all points of access and egress to the Building. The live security guard shall generally monitor the camera feed on a 24/7 basis, subject to the security guard’s making routine rounds. Tenant shall have the right to install additional security infrastructure, with Landlord’s reasonable approval, and to connect Tenant’s security infrastructure to the Building security system at Tenant’s sole cost and expense. Additionally, subject to Landlord’s reasonable approval, Tenant shall have the right to specify the camera and/or other visual monitoring system to be installed by Landlord; provided, however, that if the cost for such system exceeds the cost for the system selected by Landlord, then Tenant shall be pay Landlord for the increased cost prior to the installation of such system. During any portion of the Term in which Tenant leases the entire Building (exclusive of the Excluded Space), Tenant shall have the right to provide security service for the Building, in which case Landlord shall not be obligated to provide such service and there shall be an equivalent reduction in Operating Expenses attributed to the security services previously provided by Landlord.
(b)    Landlord shall have the right from time to time to adopt such policies, procedures and programs as it shall, in Landlord’s sole discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord insofar as the same pertain to Tenant, its agents, employees, contractors and invitees. Landlord agrees to solicit Tenant’s input prior to adopting new, or materially modifying existing, security policies, procedures or programs. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented, unless caused by the gross negligence or willful misconduct of Landlord or its contractors or agents. In all events and notwithstanding any provision of this Lease to the contrary, Landlord and the other Landlord Parties (defined below) shall not be liable to Tenant, and Tenant hereby waives any claim against the Landlord Parties to the maximum extent permitted by law, for (i) any unauthorized or criminal entry of third parties into the Premises or the Building, (ii) any injury to or death of persons, or (iii) any loss of property in and about the Premises or the Building by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord, or any allegation of active or passive negligence on the part of Landlord or the other Landlord Parties except to the extent covered by Landlord’s insurance or caused by the gross negligence or willful misconduct of Landlord or its contractors or agents. Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses.
(c)    Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or contractors, Landlord shall not be liable for damages resulting from any error with regard to the admission to or the exclusion from the Building of any person. In the case of invasion, mob, riot, public demonstration or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.
(d)    In the event of any picketing, public demonstration or other threat to the security of the Building that is attributable in whole or in part to Tenant, Tenant shall reimburse Landlord for any costs incurred by Landlord in connection with such picketing, demonstration or other threat in order to protect the security of the Building, and Tenant shall indemnify and hold Landlord harmless from and protect and defend Landlord against any and all claims, demands, suits, liability, damage or loss and against all costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, arising out of or relating to any such picketing, demonstration or other threat. Tenant agrees, to the extent that Tenant can do so without violating any applicable law, not to employ any person, entity or contractor for any construction or maintenance work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.
12.    ASSIGNMENT AND SUBLETTING.
(a)    Tenant shall not, either voluntarily or by operation of law (subject to subparagraph (e), below), (i) assign or transfer this Lease or any interest herein, (ii) sublet the Premises, or any part thereof, or (iii) enter into a license agreement or other arrangement whereby the Premises, or any portion thereof, are held or utilized by another party (each of the foregoing defined herein as a “Transfer”), without the express prior written consent of Landlord, which consent Landlord shall not unreasonably withhold, condition or delay. Any such act (whether voluntary or involuntary, by operation of law or otherwise) without the consent of Landlord pursuant to the provisions of this Paragraph 12 shall, at Landlord’s option, be void and/or constitute an Event of Default under this Lease. Consent to any Transfer shall neither relieve Tenant of the necessity of obtaining Landlord’s consent to any future Transfer nor relieve Tenant from any liability under this Lease.
By way of example and without limitation, the failure to satisfy any of the following conditions or standards shall be deemed to constitute reasonable grounds for Landlord to refuse to grant its consent to the proposed Transfer:

(1)    The proposed Transferee must expressly assume all of the provisions, covenants and conditions of this Lease on the part of Tenant to be kept and performed.
(2)    The proposed Transferee must in Landlord’s reasonable opinion, have the financial strength and stability to perform all of the obligations of the Tenant under this Lease (as they apply to the transferred space) as and when they fall due.
(3)    The proposed Transferee must be reasonably satisfactory to Landlord as to character and professional standing.
(4)    The proposed use of the Premises by the proposed Transferee must be, in Landlord’s reasonable opinion: (A) lawful; (B) in compliance with Paragraph 6 of this Lease; (C) appropriate to the location and configuration of the Premises; (D) unlikely to cause an increase in insurance premiums for insurance policies applicable to the Building, as reasonably demonstrated by Landlord; (E) a use not requiring any new tenant improvements that Landlord would be entitled to disapprove pursuant to Paragraph 8 hereof; (F) unlikely to cause any material increase in services to be provided to the Premises; and (G) unlikely to create any materially increased burden in the operation of the Building or in the operation of any of its facilities or equipment.
(5)    The proposed use of the Premises must not result in the division of any floor of the Premises into spaces that are smaller than one-half (l/2) of such floor.
(6)    At the time of the proposed Transfer, an Event of Default (as defined in Paragraph 18(a) below) shall not have occurred and be continuing.
(7)    The proposed Transferee shall not be a governmental entity or hold any exemption from the payment of ad valorem or other taxes that would prohibit Landlord from collecting from such Transferee any amounts otherwise payable under this Lease.
(8)    Landlord shall not be negotiating with, and shall not have at any time within the past thirty (30) days negotiated with, the proposed Transferee for space in the Building.
(b)    Except in the event of a proposed Transfer pursuant to Paragraphs 12(e) or 12(f) below, in the case of a proposed assignment of this Lease or a sublease of contiguous space containing square footage equal to or greater than two (2) full floors of the Building (with floors 6 and 7 constituting one (1) full floor for purposes of this determination) (the “Subject Sublease Space”) and for substantially the balance of the Term of this Lease, Landlord shall have the right, by notice to Tenant within ten (10) business days after receipt of Tenant’s Notice (defined below), to terminate this Lease in its entirety in the event of an assignment or with respect to the Subject Sublease Space in the event of a partial sublease, which termination shall be effective as of the date on which the intended assignment or sublease would have been effective if Landlord had not exercised such termination right. If Landlord elects to terminate this Lease (in full or with respect to the Subject Sublease Space, as applicable), then from and after the date of such termination, Landlord and Tenant each shall have no further obligation to the other, and Tenant shall have no further rights, under this Lease with respect to the Premises (in the case of an assignment) or the Subject Sublease Space (in the case of a sublease) except (i) Tenant shall be required to perform the removal and restoration obligations described in Paragraph 8(a), (ii) for matters occurring or obligations arising hereunder prior to the date of such termination or matters expressly stated to survive the expiration or termination of this Lease (in full or with respect to the Subject Sublease Space, as applicable), and (iii) Tenant’s Percentage Share shall be adjusted to reflect any space no longer subject to the Lease after the date of termination. If Landlord does not elect to terminate the Lease, Tenant may enter into such Transfer with any bona fide independent third-party Transferee (as defined below) within ninety (90) days of the end of such ten (10) business day period, so long as such Transfer is for the same base rent stated in Tenant’s Notice and such Transfer otherwise contains terms not more than five percent (5%) more favorable economically to the Transferee than the terms stated in Tenant’s Notice, taking into account all rent concessions, tenant improvements, and any other terms that have an economic impact on the Transfer; provided, however, that the prior written approval of Landlord for such Transfer must be obtained, and the other provisions of this Paragraph 12 must be complied with, all in accordance with this Paragraph 12. If Landlord elects to terminate the Lease (in full or with respect to the Subject Sublease Space, as applicable), then Landlord may enter into a new lease, sublease or other agreement covering the Premises (in the case of an assignment) or the Subject Sublease Space (in the case of a sublease) or any portion thereof with the intended Transferee on such terms as Landlord and such Transferee may agree, or enter into a new lease or agreement covering the Premises (in the case of an assignment) or the Subject Sublease Space (in the case of a sublease) or any portion thereof with any other person or entity, and in any such event, Landlord shall not have any liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed Transfer, and Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims (including, without limitation, claims for commissions) arising from such proposed Transfer. Landlord’s rights under this Paragraph 12(b) shall continue throughout the entire term of this Lease.
(c)    Tenant shall, in each instance of a proposed Transfer, give written notice to Landlord at least thirty (30) days prior to the effective date of any proposed Transfer, specifying in such notice (i) the nature of the proposed Transfer, (ii) the portion of the Premises to be transferred, (iii) the intended use of the transferred Premises, (iv) all material economic terms of the proposed Transfer, (v) the effective date thereof, (vi) the identity of the transferee under the proposed Transfer (the “Transferee”), (vii) current financial statements of the Transferee, and (viii) reasonably detailed documentation relating to the business experience of the Transferee (collectively, “Tenant’s Notice”). Tenant also shall promptly furnish Landlord with any other information reasonably requested by Landlord relating to the proposed Transfer or the proposed Transferee. Within fifteen (15) days after receipt by Landlord of Tenant’s Notice and any additional information and data requested by Landlord, Landlord shall notify Tenant of Landlord’s determination to either (i) consent to the proposed Transfer, or (ii) refuse to consent to such proposed Transfer. Landlord shall notify Tenant promptly after Tenant submits notice of a proposed Transfer of any information that Landlord shall require in addition to the information submitted by Tenant with the notice of the proposed Transfer.
(d)    Unless the Transfer is a Permitted Transferee, fifty percent (50%) of all of the following (“Excess Rental”) shall be paid by Tenant to Landlord immediately upon receipt thereof by Tenant: (i) consideration paid or payable by Transferee to Tenant as consideration for any such Transfer; and (ii) rents received in connection with the Transfer by Tenant from Transferee in excess of the Rental payable by Tenant to Landlord under this Lease, less reasonable, documented, out-of-pocket costs paid by Tenant to third parties for brokerage commissions, tenant improvement costs and legal fees in connection with the subject Transfer amortized equally over the term of the sublease (in the case of a sublease) or the remaining term of the Lease (in the case of an assignment). If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to the preceding sentence shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any Transferee and shall direct such Transferee to pay the same directly to Landlord, in which case Landlord shall pay to Tenant fifty percent (50%) of such Excess Rental within ten (10) business days after Landlord’s receipt thereof.
If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee, provided Landlord shall pay any portion of Excess Rentals owing to Tenant within ten (10) days after receipt thereof so long as no Event of Default exists. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder. Neither Landlord’s collection of rent from a Transferee nor any course of dealing between Landlord and any Transferee shall constitute or be deemed to constitute Landlord’s consent to any Transfer.
(e)    Any Transfer to any corporation or entity Controlled (as hereinafter defined) by Tenant, or to the surviving corporation in the event of a consolidation or merger to which Tenant shall be a party, or otherwise in connection with any consolidation or merger of Tenant with any other person or entity shall not require the approval by Landlord in accordance with Paragraph 12(c) above and shall not require payment to Landlord of Excess Rentals, provided that, upon demand by Landlord, Tenant can reasonably establish that the primary purpose of such Transfer is not to avoid Tenant’s obligations under this Lease. The term “Controlled” as used herein shall mean the ownership of more than fifty percent (50%) of the voting stock of Tenant. Further, for purposes of clarification, while Tenant is a publicly traded company, no transfer of the shares of Tenant in any transaction in the public markets shall effect a Transfer hereunder, or require Landlord’s consent. The transferee under any transaction authorized or permitted under this subsection (e) is referred to in this Lease as a “Permitted Transferee,” but Permitted Transferee shall not refer to any other Transferee under this Lease.`
(f)    A sale, transfer or assignment of a general partner’s interest or any portion thereof in Tenant, if Tenant is a partnership, or a sale, transfer or assignment of thirty-five percent (35%) or more of the voting stock of Tenant if Tenant is a corporation, or a sale, transfer or assignment of thirty-five percent (35%) or more in the aggregate of the membership interests of Tenant if Tenant is a limited liability company, whether such sale, transfer or assignment occurs in a single transaction or a series of transactions, shall be deemed a Transfer and require Landlord’s consent in accordance with the procedures specified in Paragraph 12(c) above, except as otherwise expressly provided in Paragraph 12(e) above.

(g)    Tenant agrees that any instrument by which Tenant assigns this Lease or any interest therein or sublets or otherwise Transfers all or any portion of the Premises shall expressly provide that the Transferee may not further assign this Lease or any interest therein or sublet the sublet space without Landlord’s prior written consent (which consent shall be subject to the provisions of this Paragraph 12), and that the Transferee shall comply with all of the provisions of this Lease and that Landlord may enforce the Lease provisions directly against such Transferee. No permitted subletting by Tenant shall be effective until there has been delivered to Landlord a counterpart of the sublease in which the subtenant agrees to be and remain liable with Tenant for the payment of rent pertaining to the sublet space and for the performance of all of the terms and provisions of this Lease; provided, however, that the subtenant shall be liable to Landlord for rent only in the amount set forth in the sublease. No permitted assignment shall be effective unless and until there has been delivered to Landlord a counterpart of the assignment in which the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment or other document evidencing such assumption reasonably acceptable to Landlord, provided such document may be redacted to delete confidential business terms that are not related to payment of Excess Rental or other matters related to this Lease, or Landlord’s approval rights hereunder. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above.
(h)    If Landlord consents to a Transfer hereunder and this Lease contains any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building or the Building itself, such rights and/or options shall not run to the Transferee, unless the Transferee is a Permitted Transferee or unless otherwise expressly provided herein. Notwithstanding the foregoing, Tenant’s right to extend the term of this Lease under Paragraph 2(a) may be exercised by an Approved 100% Building Assignee.
(i)    Notwithstanding any provision of this Lease to the contrary, Tenant shall not mortgage, encumber or hypothecate this Lease or any interest herein without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Any such act without the prior written consent of Landlord (whether voluntary or involuntary, by operation of law or otherwise) shall, at Landlord’s option, be void and/or constitute an Event of Default under this Lease. The foregoing will not be deemed to prohibit any transaction whereby Tenant shall encumber or finance any personal property owned by Tenant and located in the Premises, provided that Landlord receives an agreement, in form reasonably acceptable to Landlord, limiting any such secured lender’s access to the Premises and obligating such secured lender to repair any damage caused by such entry.
(j)    The voluntary or other surrender of this Lease or of the Premises by Tenant or a mutual cancellation of this Lease shall not work a merger, and at the option of Landlord any existing subleases may be terminated or be deemed assigned to Landlord in which latter event the subleases or subtenants shall become tenants of Landlord.
(k)    In order for any Transfer to be effective, Tenant shall pay to Landlord the actual amount of Landlord’s out of pocket costs of processing each proposed Transfer (including, without limitation, attorneys’ and other professional fees (collectively “Processing Costs”), and the amount of all direct expenses reasonably incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to a Transfer until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs.
13.    WAIVER; INDEMNIFICATION.
(a)    Neither Landlord nor Landlord’s agents, nor any member, shareholder, constituent partner or other owner of Landlord or any agent of Landlord, nor any contractor, officer, director or employee of any thereof (collectively, the “Landlord Parties”), shall be liable to Tenant, and Tenant waives all claims against Landlord and such other Landlord Parties for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or the Building by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or the Building, except to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of Landlord or any other Landlord Party, or is otherwise covered by the indemnity of Landlord provided herein.
(b)    Tenant agrees to indemnify and hold each and every Landlord Party harmless from and to protect and defend each and every Landlord Party against any and all third party claims, demands, suits, liability, damage or loss and against all costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, (i) arising out of any injury or death of any person or damage to or destruction of property occurring in or on the Premises, from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of such Landlord Party (provided, however, that prior to Substantial Completion, Tenant shall only be obligated to indemnify Landlord Parties for claims described in this clause (i) arising from Tenant’s gross negligence or willful misconduct), or (ii) occurring in, on or about any facilities (including without limitation elevators, stairways, passageways or hallways) the use of which Tenant has in common with other tenants, or elsewhere in or about the Real Property or in the vicinity of the Real Property, when such claim, injury or damage is caused in whole or in part by the act, neglect, default, or omission of any duty by Tenant, its former or current agents, contractors, employees, invitees, or subtenants or other persons in or about the Real Property, by reason of Tenant’s occupancy of the Premises, or otherwise by any negligent or wrongful conduct of any of said persons in or about the Premises or the Real Property, or (iii) arising from any failure of Tenant to observe or perform any of its obligations hereunder. If any action or proceeding is brought against any of the Landlord Parties by reason of any such claim or liability, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel selected by Tenant and reasonably approved by Landlord, provided such consent will not be unreasonably delayed. The provisions of this Paragraph shall survive the termination of this Lease with respect to any claims or liability occurring prior to such termination.
(c)    Landlord agrees to indemnify and hold Tenant and its officers, employees and agents (collectively, the “Tenant Parties” and each a “Tenant Party”) harmless from and to protect and defend each and every Tenant Party against any and all third party claims, demands, suits, liability, damage or loss and against all costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, arising out of any injury or death of any person or damage to or destruction of property occurring in, on or about the Real Property (including within the Premises) or in the vicinity of the Real Property to the extent caused by Landlord’s gross negligence or willful misconduct. If any action or proceeding is brought against any of the Tenant Parties by reason of any claim or liability for which Tenant is indemnified by Landlord hereunder, Landlord shall resist and defend at Landlord’s expense such action or proceeding by counsel selected by Landlord and reasonably approved by Tenant, provided such consent will not be unreasonably delayed. The provisions of this Paragraph shall survive the termination of this Lease with respect to any claims or liability occurring prior to such termination.
14.    INSURANCE.
(a)    At Tenant’s expense, Tenant shall procure, carry and maintain in effect throughout the term of this Lease, in a form and with deductibles acceptable to Landlord and with such insurance companies as are acceptable to Landlord (which companies shall have a Best’s rating of A‑X or better), the following insurance coverages:
(i)    Commercial general liability insurance, including Broad Form Property Damage and Contractual Liability with the following minimum limits: General Aggregate $2,000,000.00; Products/Completed Operations Aggregate $2,000,000.00; Each Occurrence $2,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person,
(ii)    Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $10,000,000.00 (cumulative total); Each Occurrence $10,000,000.00 (cumulative total);
(iii)    Workers’ Compensation with statutory limits;
(iv)    Employer’s Liability insurance with the following limits. Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00;
(v)    Property insurance on special causes of loss insurance form covering any and all Tenant Improvements and personal property of Tenant including but not limited to alterations, improvements, betterments, furniture, fixtures and equipment in an amount not less than their full replacement cost, with a deductible not to exceed $25,000.00; and
(vi)    Comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence, and insuring Tenant against liability for claims arising out ownership, maintenance or use of any owned, hired or non-owned automobiles.
(b)    If Tenant elects to extend this Lease for the first Extension Term, effective as of the IP Expiration Date, Landlord, in its reasonable discretion, may require Tenant to increase the insurance limits set forth in

Paragraph 14(a) above, if such increase is consistent with insurance limits required of tenants of other “Class A” buildings in the SOMA Market Area at such time.
(c)    All policies of liability insurance so obtained and maintained shall: be carried in the name of Tenant; name Landlord and Landlord’s designated agents as additional insureds; provide that the insurance policy so endorsed will be the primary insurance providing coverage for Landlord; and contain a cross-liability endorsement stating that the rights of insureds shall not be prejudiced by one insured making a claim or commencing an action against another insured. Any other liability insurance maintained by Landlord shall be excess and non-contributing. At Landlord’s election, such policies of Tenant shall name the holder of any Superior Interest or any other interested party as an insured party under a standard mortgagee endorsement.
(d)    All insurance policies required under this Lease shall provide that the insurer shall not cancel, reduce, modify or fail to renew such coverage without thirty (30) days prior written notice to Landlord. Tenant shall deliver certificates of all insurance required hereunder prior to the Commencement Date. In the event Tenant does not comply with the requirements of this Paragraph 14, Landlord may, at its option and after five (5) days’ prior written notice to Tenant, and at Tenant’s expense, purchase such insurance coverage to protect Landlord. The cost of such insurance shall be paid to Landlord by Tenant, as additional rent, immediately upon demand therefor, together with interest at the Interest Rate until paid.
(e)    The parties release each other, and their respective authorized representatives, from any claims for loss or damage that are caused by or result from perils insured under any insurance policies carried by the parties in force at the time of any such damage. Each party shall cause each insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against either party in connection with any loss or damage covered by the policy. Neither party shall be liable to the other for any loss or damage caused by the insured risks under any insurance policy required by this Lease.
(f)    During the term hereof, Landlord shall maintain (subject to inclusion of the cost thereof in Operating Expenses) at least the following coverages: (i) Commercial general liability insurance, including Broad Form Property Damage and Contractual Liability with the following minimum limits: General Aggregate $2,000,000.00; Products/Completed Operations Aggregate $1,000,000.00; Each Occurrence $1,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person; (ii) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $5,000,000.00 (cumulative total); Each Occurrence $5,000,000.00 (cumulative total); and property insurance on special causes of loss insurance form covering the Building in the amount of at least one hundred percent (100%) of the replacement value thereof (exclusive of footings and foundations), with a deductible thereunder that shall be reasonable when compared to the deductibles maintained by landlords of comparable buildings in the SOMA Market Area, and such other insurance as may be required by law or required by the Holder of any Superior Interest. Such insurance shall contain commercially reasonable waiver of subrogation endorsements. Landlord will provide Tenant with evidence that Landlord maintains the policies required hereunder, promptly after any request by Tenant.
15.    PROTECTION OF LENDERS.
(a)    Subject to subparagraph (b), below, this Lease shall be subject and subordinate at all times to all ground or underlying leases that may now or hereafter exist affecting the Building or the Real Property, or both, and to the lien of any mortgage or deed of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building or the Real Property, or both, or on or against Landlord’s interest or estate therein (such mortgages, deeds of trust and leases are referred to herein, collectively, as “Superior Interests”), all without the necessity of any further instrument executed or delivered by or on the part of Tenant for the purpose of effectuating such subordination. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver, upon demand, such further instruments evidencing such subordination of this Lease to any such Superior Interest (including a subordination, non-disturbance and attornment agreement) as may be required by Landlord or actual or prospective holder of such Superior Interest (“Holder”), and which does not materially affect any of the rights and remedies of Tenant under this Lease.
(b)    Notwithstanding the foregoing, in the event of a foreclosure of any such mortgage or deed of trust or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default then exists under this Lease, and Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such mortgage or deed of trust.

(c)    Within ten (10) business days after Landlord’s written request, Tenant shall deliver to Landlord, or to any Holder that Landlord designates, such financial statements as are reasonably required by such Holder to verify the financial condition of Tenant (or any assignee, subtenant or guarantor of Tenant). Tenant represents and warrants to Landlord and such Holder that each financial statement delivered by Tenant shall be accurate in all material respects as of the date of such statement. All financial statements shall be confidential and used only for the purposes stated herein. For so long as Tenant shall be a publicly traded company, delivery of such financial statements will not be required and any such Holder will rely on the publicly available financial statements of Tenant, and at all other times Tenant’s most recent financial statements prepared in the ordinary course of business shall be deemed to satisfy the foregoing.
(d)    If Landlord is in default, Tenant shall accept cure of any default by any Holder whose name and address shall have been furnished to Tenant in writing. Tenant may not exercise any rights or remedies for Landlord’s default unless Tenant gives notice thereof to each such Holder and the default is not cured within thirty (30) days thereafter or such greater time as may be reasonably necessary to cure such default, provided the foregoing will not affect any right of Tenant to abatement or termination under Paragraph 24 hereof. A default that cannot reasonably be cured within said 30-day period shall be deemed cured within said period if work necessary to cure the default is commenced within such time and proceeds diligently thereafter until the default is cured subject to any right of Tenant to abatement or termination under Paragraph 24 hereof.
(e)    If any prospective Holder should require, as a condition of any Superior Interest, a modification of the provisions of this Lease, Tenant shall approve and execute any such modifications promptly after request, provided no such modification shall relate to the Rental payable hereunder or the length of the Term hereof or otherwise materially alter the rights or obligations of Landlord or Tenant hereunder.
(f)    With respect to any Superior Interests to which this Lease is now subordinate, Landlord shall (at no cost to Landlord) obtain from the Holder of such Superior Interest, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement, providing generally that as long as there is no Event of Default under this Lease, this Lease will not be terminated if such Holder acquires title to the Real Property by reason of foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or termination of the leasehold interest of Landlord, provided that Tenant attorns to such Holder in accordance with its requirements; and provided further, that the non-disturbance agreement shall contain exclusions and limitations on the obligations and liabilities of the Holder in the usual form of such Holder, but shall obligate the Holder to either pay any portion of the Tenant Improvement Allowance to which Tenant is entitled but that is unpaid after such Holder acquires title to the Property or allow Tenant to offset any such portion of the Tenant Improvement Allowance against future Monthly Basic Rental, and shall otherwise comply with Paragraph 15(a) hereof.
16.    ENTRY BY LANDLORD.
(a)    Landlord reserves, and shall at all times have, the right to enter the Premises upon at least twenty-four (24) hours’ prior notice to Tenant (except in an emergency) to inspect them; to supply janitorial service and any other service to be provided by Landlord hereunder; to submit the Premises to prospective purchasers, mortgagees or tenants (with respect to prospective tenants, only in the last twelve (12) months of the Term, subject to execution of a reasonable and customary nondisclosure agreement by any person having access to the Premises) to post notices of nonresponsibility; and to alter, improve or repair the Premises and any portion of the Real Property as permitted or provided hereunder, all without abatement of Rental, unless such entry results in an Adverse Condition under Paragraph 24; and may erect scaffolding and other necessary structures in or through the Premises where reasonably required by the character of the work to be performed; provided, however, that any such entrance or work shall not unreasonably interfere with Tenant’s use of the Premises. If such entry is made as aforesaid, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. For each of the foregoing purposes, Landlord shall at all times have and retain a key and/or other access device with which to unlock all of the doors in, on and about the Premises (excluding Tenant’s vaults, safes and one or more secure areas of limited size designated in writing by Tenant in advance and approved by Landlord (the “Restricted Access Areas”)); and Landlord shall have the right to use any and all means that Landlord may deem proper to open said doors, including those into and within the Restricted Access Areas, in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or any portion thereof, and Landlord shall not be responsible for any damage caused by such emergency entrance into any Restricted Access Area. Landlord will keep in strict confidence any confidential information or proprietary or trade secrets of Tenant or any third party that Landlord may discover or be exposed to, during such entry), except to the extent that (i) any such information was or becomes generally available to the public, (ii) any such information was or becomes available to Landlord on a non-confidential basis from a source other than Tenant, provided that such source is not to Landlord’s knowledge legally prohibited from transmitting the information, (iii) disclosure is reasonably necessary to comply with applicable law, (iv) disclosure is necessary or appropriate for the enforcement of this Lease (provided such disclosure shall be limited to matters required for such enforcement), or (v) disclosure is required by interrogatories, requests for information or documents in legal proceedings, a subpoena, a civil or administrative demand or investigation, regulatory investigation, or other similar process; provided, however, that in the event disclosure is required under this clause (v) Landlord shall provide Tenant with prompt notice of any such disclosure requirement so that Tenant may seek an appropriate protective order, and/or waive Landlord’s compliance with such requirement.
(b)    With reasonable prior written notice to Tenant (except in an emergency, at the request of governmental authorities, or as required for life or safety, in which case no notice shall be required), Landlord also shall have the right at any time to change the arrangement or location or times of access of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets or other public parts of the Building so long as access to the Premises is not made materially more inconvenient, and to change the name, number or designation by which the Building is commonly known, and none of the foregoing shall be deemed an actual or constructive eviction of Tenant, nor shall it entitle Tenant to any reduction of Rental hereunder or result in any liability of Landlord to Tenant.
17.    ABANDONMENT. Tenant shall not vacate a material portion of the Premises or abandon the Premises or any part thereof at any time during the term hereof. Tenant understands that if Tenant leaves the Premises or any part thereof vacant, the risk of fire, other casualty and vandalism to the Premises and the Building will be increased. Therefore Tenant’s vacation of the Premises shall only constitute an Event of Default hereunder if Tenant fails to take reasonable security precautions as required to reasonably abate the risk of fire, other casualty and vandalism to the Premises. If Tenant abandons the Premises in accordance with Section 1951.3 of the California Civil Code, or tenant vacates a material portion of the Premises without instituting such security measures, such action by Tenant shall constitute an immediate Event of Default hereunder. If Tenant abandons, vacates or surrenders all or any part of the Premises in violation of the foregoing, or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and dispose of it and charge Tenant for the removal and disposal and any restoration of the Premises as provided in Paragraph 8(a). Landlord may charge Tenant for the storage of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense, but Tenant will be provided with notice and a reasonable opportunity to retrieve such property. Notwithstanding the foregoing, neither the provisions of this Paragraph 17 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal and disposal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 17 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Building caused by such removal or make any restoration required pursuant to Paragraph 8(a) hereof.
18.    DEFAULT AND REMEDIES.
(a)    The occurrence of any one or more of the following events (each an “Event of Default”) shall constitute a breach of this Lease by Tenant:
(i)    Tenant fails to pay any Basic Monthly Rental or additional monthly rent under Paragraph 4(b) hereof as and when such rent becomes due and payable and such failure continues for more than three (3) business days after Landlord gives written notice thereof to Tenant; provided, however, that after the second such failure in any calendar year, only the passage of time, but no further notice, shall be required to establish an Event of Default in the same calendar year, and provided, further, that the foregoing shall be in addition to and not in lieu of any notice required under Section 1161 of the California Code of Civil Procedure; or
(ii)    Tenant fails to pay any additional rent or other amount of money or charge payable by Tenant hereunder as and when such additional rent or amount or charge becomes due and payable and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; provided, however, that after the second such failure in a calendar year, only the passage of time, but no further notice, shall be required to establish an Event of Default in the same calendar year; or

(iii)    Tenant fails to perform or breaches any other agreement or covenant of this Lease to be performed or observed by Tenant as and when performance or observance is due and such failure or breach continues for more than thirty (30) days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time; or
(iv)    Tenant (A) is generally not paying its debts as they become due, (B) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant’s property, or (E) takes action for the purpose of any of the foregoing; or
(v)    Without consent by Tenant, a court or government authority enters an order, and such order is not vacated within sixty (60) days, (A) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to any substantial part of Tenant’s property, or (B) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (C) ordering the dissolution, winding-up or liquidation of Tenant; or
(vi)    This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within sixty (60) days; or
(vii)    Tenant vacates the Premises without taking the measures required in Paragraph 17, above, or abandons all or any portion of the Premises, in accordance with Section 1951.3 of the California Civil Code.
(b)    If an Event of Default occurs, Landlord shall have the right at any time to give a written termination notice to Tenant, which notice shall state the Event of Default, and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:
(i)    The worth at the time of award of all unpaid rent that had been earned at the time of termination;
(ii)    The worth at the time of award of the amount by which all unpaid rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(iii)    The worth at the time of award of the amount by which all unpaid rent for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and
(iv)    All other amounts necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or that in the ordinary course of things would be likely to result therefrom.
The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes) not exempt from the usury law at the time of termination or, if there is no such maximum annual interest rate, at the rate of twelve percent (12%) per annum. The “worth at the time of award” of the amount referred to in clause (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid rent under clauses (i), (ii) and (iii) above, the rent reserved in this Lease shall be deemed to be the total rent payable by Tenant under Articles 3, 4, 5 and 10 hereof; for purposes of computing Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes over the Base Year for the calendar year in which the default occurs and each future calendar year or portion thereof in the Lease Term, Tenant’s Percentage Share of increases in Operating Expenses and Real Property Taxes shall be assumed to be equal to the amount thereof for the calendar year prior to the year in which the default shall occur, increased annually at a rate equal to the average rate of increase, if any, in such items from the Commencement Date through the time of award.
(c)    Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.
(d)    The remedies provided for in this Lease are in addition to all other remedies available to Landlord at law or in equity, by statute or otherwise. All costs incurred by Landlord in connection with collecting any Rental or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 18(a)(ii) or (iii) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 18(a)(ii) or (iii). In such case, the applicable grace period under subparagraphs 18(a)(ii) or (iii) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.
(e)    Notwithstanding any provision set forth in Paragraph 9 or 10 of the Lease to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance, and Landlord fails to commence such action within a reasonable period of time, given the circumstances, after the receipt of such written notice, but in any event not later than thirty (30) days after receipt of such written notice (or not less than three (3) business days, if the matter is an emergency that requires immediate repair) and thereafter continue providing such action through completion, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ written notice to Landlord (or one (1) business day in the event of an emergency), specifying that Tenant is taking such required action if Landlord does not do so within the second notice period. If such action was required under the terms of the Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action, as documented by Tenant, plus interest thereon at the Interest Rate. In the event Tenant takes such action, and such work will affect the Building’s life safety system, heating, ventilating and air-conditioning systems and/or elevator systems or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in “Class A” buildings in the SOMA Market Area. If Landlord refuses to reimburse Tenant or disputes Tenant’s right to take such action, Tenant’s sole remedy shall be to proceed to judicial reference in accordance with Paragraph 23(h) hereof.
19.    DAMAGE BY FIRE OR OTHER CASUALTY.
(a)    If the Premises are partially destroyed or damaged by fire or other casualty, Landlord shall, subject to Paragraph 19(b), 19(c), 19(d) and 19(f) below, repair such damage if, in Landlord’s reasonable judgment, such repair can be completed within two hundred ten (210) days under the laws and regulations of the state, federal, county and municipal authorities having jurisdiction, and this Lease shall remain in full force and effect, provided that if there shall be damage to the Premises from any such cause and such damage is not the result of the gross negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees, Tenant shall be entitled to a reduction of Basic Monthly Rental while such repair is being made in the proportion that the area of the Premises rendered untenantable for Tenant’s use by such damage bears to the total area of the Premises. Tenant’s right to a reduction of Basic Monthly Rental under this Paragraph 19 shall be Tenant’s sole remedy in connection with any such damage, but not with respect to any breach of this Lease by Landlord.
(b)    If such repairs, in Landlord’s reasonable judgment, cannot be completed within two hundred ten (210) days (or if such damage occurs during the last six (6) months of the Term of this Lease, and Tenant has not duly exercised any option to extend the Term of this Lease), Landlord shall have the option either (i) to repair such damage, this Lease continuing in full force and effect, but with Basic Monthly Rental proportionately reduced (subject to the condition set forth in Paragraph 19(a) above), or (ii) to give notice to Tenant at any time within thirty (30) days after the occurrence of such damage terminating this Lease as of a date specified in such notice, which termination date shall not be less than thirty (30) nor more than sixty (60) days after the giving of such notice. If such notice of termination is so given, the Lease and all interest of Tenant in the Premises shall terminate on the date specified in such notice, and the Basic Monthly Rental, reduced (subject to the condition set forth in Paragraph 19(a) above) in proportion to the area of the Premises rendered untenantable by the damage, shall be paid up to the date of such termination, Landlord hereby agreeing to refund to Tenant any Rental theretofore paid for any period of time subsequent to the termination date.
(c)    If the Building is damaged by fire or other casualty to the extent that the repair cost would exceed thirty-three percent (33%) or more of its replacement value, or if more than thirty-three percent (33%) of the rentable area of the Building is affected by fire or other casualty and repairs to the Building cannot, in Landlord’s reasonable judgment, be completed within two hundred ten (210) days, or if insurance proceeds sufficient to complete the repairs are not available due to exercise of rights of a Holder to collect such proceeds, and the damage not covered by insurance exceeds five hundred thousand dollars ($500,000), then in any such case, whether the Premises are damaged or not, Landlord shall have the right, at its option, to terminate this Lease by giving Tenant notice thereof within thirty (30) days of such casualty specifying the date of termination, which termination date shall not be less than thirty (30) nor more than sixty (60) days after the giving of such notice.
(d)    If the Premises are damaged by fire or other casualty not resulting in whole or in part from the gross negligence or willful misconduct of Tenant or its employees, agents, contractors or subtenants and (i) the repair to the Premises cannot be completed, in Landlord’s reasonable judgment, within two hundred seventy (270) days, or (ii) Landlord, having commenced such reconstruction, fails to complete it in two hundred seventy (270) days plus the number of days of delay (if any) caused by Tenant Delay, then Tenant at its option may terminate this Lease. Tenant’s notice to Landlord of Tenant’s election to terminate the Lease under the preceding sentence must be delivered to Landlord within thirty (30) days after the occurrence of such damage, and the termination shall be effective as of a date specified in such notice, which termination date shall be no less than thirty (30) nor more than sixty (60) days after the giving of such notice. In the event of a termination of the Lease by Tenant under this Paragraph 19(d), the Rental shall be reduced in the same manner as provided under Paragraph 19(a) above.
(e)    Notwithstanding any of the provisions of this Lease, Landlord shall in no event be required to repair any injury or damage by fire or other cause whatsoever to, or to make any repairs or replacements of, any panelings, decorations, partitions, railings, ceilings, floor coverings, equipment, trade or office fixtures or any other property of, or improvements (including the Tenant Improvements and any Alterations) installed on the Premises by, for or at the election of Tenant. Tenant hereby agrees to promptly repair any damage to the Tenant Improvements and any Alterations at its sole cost and expense in the event that Landlord is required to, or elects to, repair the remainder of the Premises pursuant to Paragraphs 19(a) or 19(b) above.
(f)    If Landlord is required to, or elects, to repair the Building or Premises under this Paragraph 19, Landlord shall pursue such repairs with diligence throughout the relevant period, subject to Force Majeure.
(g)    Tenant hereby waives the provisions of subsection 2 of Section 1932, subsection 4 of Section 1933, and Sections 1941 and 1942 of the California Civil Code.
20.    EMINENT DOMAIN.
(a)    If all or part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, this Lease shall terminate as to any portion of the Premises so taken or conveyed on the date when title or the right to possession vests in the condemnor.
(b)    If (i) a part of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof; and (ii) Tenant is reasonably able to continue the operation of Tenant’s business in a manner comparable to that existing prior to such taking, in that portion of the Premises remaining; and (iii) Landlord elects to restore the Premises to an architectural whole, then this Lease shall remain in effect as to said portion of the Premises remaining, and the Basic Monthly Rental payable from the date of the taking shall be reduced in the same proportion as the area of the Premises taken bears to the total area of the Premises and Tenant’s Percentage Share shall be adjusted, if necessary, to reflect the revised rentable square footage of the Building occupied by Tenant. If, after a partial taking, Tenant is not reasonably able to continue the operation of its business in the Premises or Landlord elects not to restore the Premises as hereinabove described, then this Lease may be terminated by either Landlord or Tenant by giving written notice to the other party within thirty (30) days of the date of the taking. Such notice shall specify the date of termination, which termination date shall be not less than thirty (30) nor more than sixty (60) days after the date of said notice.
(c)    If a portion of the Building is taken, whether any portion of the Premises is taken or not, and Landlord reasonably determines that it is not economically feasible to continue operating the portion of the Building remaining, then Landlord shall have the option for a period of thirty (30) days after such determination to terminate this Lease. If Landlord reasonably determines that it is economically feasible to continue operating the portion of the Building remaining after such taking, then this Lease shall remain in effect, with Landlord, at Landlord’s cost, restoring the Building to an architectural whole.
(d)    Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever that may be paid or made in connection with such taking or conveyance, and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired term of this Lease or for the value of any improvements in or to the Premises. Tenant hereby assigns any such claim to the Landlord. Notwithstanding the foregoing, to the extent that the same shall not diminish Landlord’s recovery for such taking, Tenant shall have the right to make a claim directly to the entity expressing the power of eminent domain for moving expenses and for loss or damage to Tenant’s trade fixtures, equipment and movable furniture.
(e)    Tenant hereby waives sections 1265.110 through 1265.160 of the California Code of Civil Procedure.
21.    HOLDING OVER. Any holding over after the expiration or other termination of the Term of this Lease with the prior written consent of Landlord delivered to Tenant shall be construed to be a tenancy from month-to-month with respect to the applicable portion of the Premises at the Basic Monthly Rental in effect on the date of such expiration or termination (subject to adjustment as provided in Paragraph 3(a) hereof) on the terms, covenants and conditions herein specified so far as applicable. Any holding over after the expiration or other termination of the Term of this Lease without the prior written consent of Landlord shall be construed to be a tenancy at sufferance on all the terms set forth herein, except that the Basic Monthly Rental for the applicable portion of the Premises shall be an amount equal to one hundred fifty percent (150%) of the Basic Monthly Rental payable by Tenant for such portion of the Premises immediately prior to such holding over. Acceptance by Landlord of Rental after the expiration or termination of this Lease shall not constitute a consent by Landlord to any such tenancy from month to month or result in any other tenancy or any renewal of the term hereof. The provisions of this Paragraph are in addition to, and do not affect, Landlord’s right to re-entry or other rights hereunder or provided by law.
22.    RIGHT OF FIRST NEGOTIATION TO PURCHASE REAL PROPERTY. During the Term, Tenant shall have a one (1) time right of first negotiation to purchase the Real Property (the “Right of First Negotiation”) subject to the terms and conditions set forth in this Paragraph 22. If, Landlord desires to sell all of the Real Property to an unrelated third party, Landlord shall first give written notice (the “Right of First Negotiation Notice”) to Tenant of such proposed sale which notice shall include Landlord’s proposed sales price for the Real Property. If Tenant wishes to exercise its Right of First Negotiation, then Tenant shall deliver written notice of such election (the “Acceptance Notice”) to Landlord within ten (10) business days after Tenant’s receipt of the Right of First Negotiation Notice. If Tenant timely exercises its right of first negotiation as set forth herein, Landlord and Tenant shall, within ten (10) business days after Landlord’s receipt of Tenant’s Acceptance Notice, meet and discuss the terms and conditions of a sale of the Real Property by Landlord to Tenant (the “Negotiation Meeting”). If Tenant does not timely deliver the Acceptance Notice to Landlord or if Landlord and Tenant do not reach agreement as to the material economic terms of a sale of the Real Property within ten (10) business days after the date of the Negotiating Meeting, Landlord shall be free to sell the Real Property to anyone to whom Landlord desires. Notwithstanding the foregoing, if the actual purchase price for which Landlord agrees to sell the Real Property to a third party is less than ninety (90%) of the purchase price specified in the Right of First Negotiation Notice, Landlord shall be required to offer pursuant to a written notice (the “Re-Offer Notice”) the Real Property to Tenant for sale at the lower purchase price, and otherwise on the same terms and conditions as negotiated between Landlord and the third party buyer, and Tenant shall have ten (10) business days after receipt of the Re-Offer Notice accept or reject the new terms and conditions. If Tenant does not timely respond to or rejects the Re-Offer Notice, Landlord shall be free to sell the Real Property to the third party on the terms and conditions specified in the Re-Offer Notice. If Landlord and Tenant do reach agreement as to the material economic terms of a sale of the Real Property, within ten (10) business days after the date of the Negotiating Meeting or if Tenant elects to purchase the Real Property pursuant to the terms of the Re-Offer Letter, then the sale of the Real Property to Tenant shall proceed in accordance with the terms agreed to between Landlord and Tenant in the Negotiating Meeting or the terms contained in the Re-Offer Notice, as applicable; provided, however, that (a) Tenant shall deliver to Landlord a deposit in the amount of two and five-tenths percent (2.5%) of the purchase price no later than three (3) business days after Landlord and Tenant execute a purchase agreement containing all material terms agreed to in the Negotiation Meeting, or when Tenant accepts the terms of the Re-Offer Letter, and the parties execute a purchase agreement, as applicable, provided the purchase agreement will provide that such deposit will be refundable until Tenant accepts the Real Property following due diligence, (b) Tenant shall have a period of twenty (20) days following the execution of the purchase agreement (or such longer period agreed to by the parties), to conduct due diligence, at the end of which period, unless Tenant terminates the purchase agreement, the deposit shall become nonrefundable unless there is an event of default thereunder by Landlord or the Building, or any significant portion thereof, is damaged, destroyed or condemned prior to closing, and (c) unless Tenant terminates the purchase agreement as provided in the foregoing subparagraph (b), the closing shall occur no later than forty-five (45) days after the date of the purchase agreement, or such later date as may be mutually agree. The rights under this Paragraph 22 are personal to Splunk Inc. and any Permitted Transferee and shall not apply to or be exercisable by any other Tenant. In addition, the Right of First Negotiation is a one-time right and shall apply only to the first (1st) sale of the Real Property by Landlord, not to any subsequent sales of the Real Property.
23.    MISCELLANEOUS.
(a)    Limitation on Landlord’s Liability. Any liability of Landlord (including without limitation Landlord’s members, partners, shareholders, affiliates, agents, and employees) to Tenant under this Lease shall be limited to the equity interest of Landlord in the Building and to any insurance proceeds payable to, or received by, Landlord, and Tenant agrees to look solely to such interest and proceeds for the recovery of any judgment, it being intended that Landlord and such other persons shall not be personally liable for any deficiency or judgment. Notwithstanding any other provision of this Lease, Landlord shall not be liable for any consequential damages, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general office activities and functions. Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, its agents, the constituent members, shareholders, partners or other owners of Landlord or its agents, and the directors, officers, and employees of Landlord and its agents and each such constituent member, shareholder, partner or other owner.
(b)    Sale or Conveyance by Landlord. In the event of a sale or conveyance of the Building by Landlord, Landlord will provide written notice to Tenant of the relevant sale, and the transferor shall thereby be released from any further liability under this Lease as to matters arising after the date of the transfer, and, in such event, Tenant agrees to look solely to the successor in interest of such transferor in and to the Building and this Lease for matters arising after the date of the relevant transfer. Tenant agrees to attorn to the successor in interest of such transferor. If Landlord transfers the Property and assigns and delivers any non-cash Deposit or provides a credit against the purchase price in any sale with respect to any cash Deposit to the grantee or transferee of Landlord’s interest in the Real Property, Landlord shall be released from any further responsibility or liability for the Deposit from and after the date of the transfer (directly or by way of a credit) of the Deposit. Landlord shall, promptly after request by Tenant, confirm to Tenant that the Deposit has been transferred to any successor of Landlord.
(c)     Estoppel Certificates. Each party shall, at any time and from time to time within ten (10) business days following a written request from the other party, the other party’s lender, or, in the case of Landlord, its ground lessor or the potential purchaser of all or a portion of Landlord’s interest hereunder, execute, acknowledge and deliver to the other party or such lender or other third party a statement in writing, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) certifying that there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder, and that such party has no defenses to or offsets against its obligations under this Lease, or specifying such defaults, defenses or offsets if any are claimed, (iii) certifying the date that Tenant entered into occupancy of the Premises, the IP Rent Commencement Date, the MT Rent Commencement Date, the applicable Base Years and Tenant’s Percentage Share, if determined at the time the certificate is requested, (iv) certifying the amount of the Basic Monthly Rental and the Rental payable under Paragraph 4 and the date to which Rental is paid in advance, if any, and certifying that Tenant is entitled to no rent abatement or other economic concessions not specified in this Lease (v) evidencing the status of this Lease as may be required either by a lender making a loan affecting, or a purchaser of, the Premises, the Building, the Real Property or any interest therein from Landlord, (vi) certifying the amount of the Deposit, if any, (vii) certifying that the leasehold improvements to be constructed in the Premises by Landlord, if any, are completed (or specifying any obligations of Landlord respecting such leasehold improvements), (viii) certifying the full amount of any tenant improvement allowance has been paid by Landlord to Tenant (or specifying any amount still owing to Tenant), and (ix) certifying such other matters relating to this Lease and/or the Premises as may be customarily requested by a lender making a loan to either party or a purchaser of the Premises, the Building, the Real Property or any interest therein from Landlord that do not materially and adversely affect Tenant’s rights and/or obligations under this Lease. Any such statement may be relied upon by, and shall upon either party’s request be addressed to, any prospective purchaser or encumbrancer of all or any portion of the Real Property or any interest therein. Tenant shall, within ten (10) business days following request of Landlord, deliver such other documents including Tenant’s financial statements as are reasonably requested in connection with the sale of, or loan to be secured by, the Real Property or any part thereof or interest therein, provided that for so long as Tenant is a publicly traded company, delivery of such statements will not be required, and Landlord, or any lender purchaser or other person will rely on the publicly available financial statements of Tenant and if Tenant is not publicly traded, the most recent financial statements of Tenant prepared in the ordinary course of Tenant’s operations will be deemed to satisfy the foregoing. Landlord will keep any non-public financial data delivered to Landlord confidential, except to the extent that (i) any such information was or becomes generally available to the public, (ii) any such information was or becomes available to Landlord on a non-confidential basis from a source other than Tenant, provided that such source is not to Landlord’s knowledge legally prohibited from transmitting the information, (iii) disclosure is reasonably necessary to comply with applicable law, (iv) disclosure is necessary or appropriate for the enforcement of this Lease (provided such disclosure shall be limited to matters required for such enforcement), or (v) disclosure is required by interrogatories, requests for information or documents in legal proceedings, a subpoena, a civil or administrative demand or investigation, regulatory investigation, or other similar process; provided, however, that in the event disclosure is required under this clause (v), Landlord shall provide Tenant with prompt notice of any such disclosure requirement so that Tenant may seek an appropriate protective order. In addition, Landlord shall be permitted to disclose such information to Landlord’s employees, legal and financial advisors, investors, lenders, prospective lenders or prospective purchasers of the Property (provided any such third party agrees to maintain the confidentiality of such information). Any party’s failure to deliver said statement in the time required shall be conclusive upon party who fails to deliver such statement that: (i) the Lease is in full force and effect, without modification except as may be represented by the party requesting the statement, (ii) there are no uncured defaults in the performance of the party from whom the statement is requested and the party from whom the statement is requested has no right of offset, counterclaim or deduction against Rental under the Lease and (iii) no more than one month’s Basic Monthly Rental has been paid in advance.
(d)    Tenant’s Financial Statements. On or before April 15 of each year throughout the Term, Tenant shall deliver to Landlord Tenant’s audited financial statements (“Financial Statements”) for the fiscal year of Tenant ended on the previous January 31, which Financial Statements shall include a combined balance sheet of Tenant and its combined subsidiaries as at the end of such fiscal year, a combined statement of operations of Tenant and its combined subsidiaries for such fiscal year, provided that for so long as Tenant is a publicly traded company, delivery of such statements will not be required, and Landlord, or any Lender will rely on the publicly available financial statements of Tenant and if Tenant is not publicly traded, the most recent financial statements of Tenant prepared in the ordinary course of Tenant’s operations that were issued no more than one (1) year prior to delivery will be deemed to satisfy the foregoing. Landlord will keep any non-public financial data delivered to Landlord confidential, except to the extent that (i) any such information was or becomes generally available to the public, (ii) any such information was or becomes available to Landlord on a non-confidential basis from a source other than Tenant, provided that such source is not to Landlord’s knowledge legally prohibited from transmitting the information, (iii) disclosure is reasonably necessary to comply with applicable law, (iv) disclosure is necessary or appropriate for the enforcement of this Lease (provided such disclosure shall be limited to matters required for such enforcement), or (v) disclosure is required by interrogatories, requests for information or documents in legal proceedings, a subpoena, a civil or administrative demand or investigation, regulatory investigation, or other similar process; provided, however, that in the event disclosure is required under this clause (v), Landlord shall provide Tenant with prompt notice of any such disclosure requirement so that Tenant may seek an appropriate protective order. In addition, Landlord shall be permitted to disclose such information to Landlord’s employees, legal and financial advisors, investors, lenders, prospective lenders or prospective purchasers of the Property (provided any such third party agrees to maintain the confidentiality of such information).
(e)    Landlord’s Right to Perform. All terms and covenants of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rental. If Tenant fails to pay any Rental hereunder or fails to perform any other term or covenant hereunder on its part to be performed, and such failure shall continue for the greater of ten (10) business days or any cure period provided in this Lease (or such shorter period as may be reasonable under emergency circumstances), after written notice thereof by Landlord, Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may make any such payment or perform any such other term or covenant on Tenant’s part to be performed but shall not be obligated to do so. All sums so paid by Landlord and all necessary costs of such performance by Landlord, together with interest thereon at the Interest Rate from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord on demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of non-payment thereof by Tenant as in the case of failure by Tenant in the payment of Rental hereunder.
(f)    Rules and Regulations. Tenant agrees to faithfully observe and to comply with the Building Rules and Regulations attached hereto as Exhibit B and incorporated herein by this reference, and all reasonable modifications of and additions thereto from time to time put into effect by Landlord that are applicable to all tenants of the Building and of which Tenant shall have reasonable prior written notice. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of said Building Rules and Regulations, but shall enforce such Building Rules and Regulations in a non-discriminatory manner. In the event any of the Building Rules and Regulations conflict with any express provision of this Lease, the provisions of this Lease shall govern.
(g)    Attorneys’ Fees. In case any suit or other proceeding shall be brought for an unlawful detainer of the Premises or for the recovery of any Rental due under the provisions of this Lease or because of the failure of performance or observance of any other term or covenant herein contained on the part of Landlord or Tenant, including any proceeding or action in a bankruptcy case, the unsuccessful party in such suit or proceeding shall pay to the prevailing party therein reasonable attorneys’ fees and costs, which shall include fees and costs of any appeal, all as fixed by the Court.
(h)    Reference of Legal Actions to Referee. Landlord and Tenant agree that every legal action, suit and proceeding arising (directly or indirectly) from, based on or in any way relating to this Lease (a “Legal Action”) shall be decided by a single referee appointed pursuant to California Code of Civil Procedure Sections 638 to 645.2, inclusive, in accordance with this Paragraph 23(h). This is a “reference agreement” within the meaning of California Code of Civil Procedure Section 638. Landlord and Tenant expressly waive any right to a trial by jury in any Legal Action. The referee for the Legal Action shall be one of the following persons: a retired Judge or a retired Justice from the California Superior Court, the California Court of Appeal or the California Supreme Court; a retired District Judge from the United States District Court for the Northern, Eastern, Central or Southern District of California; or a retired Circuit Judge from the United States Court of Appeals for the Ninth Circuit who sat in California. If Landlord and Tenant are unable to agree, then the person to act as the referee shall be appointed by the Superior Court of the State of California in and for the City and County of San Francisco in accordance with Code of Civil Procedure Section 640. The referee shall hear and determine all issues in the Legal Action, whether of fact or of law, and report a statement of decision. The Legal Action shall be conducted and the issues shall be determined in accordance with all applicable laws of the State of California. Landlord and Tenant shall each pay one-half (1/2) of all of the costs of the referee, but the prevailing party in the Legal Action shall be entitled to reimbursement from the unsuccessful party for the prevailing party’s share of all of the costs of the referee. The prevailing party also shall be awarded reasonable attorneys’ and expert witness fees, and all other actual costs and expenses incurred by the prevailing party in the Legal Action. Landlord and Tenant may apply to the Superior Court of the State of California in and for the City and County of San Francisco for temporary injunctive or other provisional equitable relief in a Legal Action prior to the appointment of the referee, and such application and related proceedings prior to the appointment of the referee shall not be a waiver of the enforceability and application of this reference agreement to the Legal Action or any other Legal Action. This reference agreement shall be specifically enforceable by a complaint or petition or motion seeking specific enforcement of this reference agreement.
(i)    Waiver. The failure of a party to object to or to assert any remedy by reason of the other party’s failure to perform or observe any covenant or term hereof or its failure to assert any rights by reason of the happening or non-happening of any condition hereof shall not be deemed a waiver of its right to assert and enforce any remedy it may have by reason of such failure on the part of such other party or the happening or non-happening of such condition or a waiver of its rights to enforce any of its rights by reason of any subsequent failure of such other party to perform or observe the same or any other term or covenant or by reason of the subsequent happening or non-happening of the same or any other condition. No custom or practice that may develop between the parties hereto during the Term shall be deemed a waiver of, or in any way affect, the right of a party to insist upon performance and observance by the other party in strict accordance with the terms hereof. The acceptance of Rental hereunder by Landlord shall not be deemed to be a waiver of any preceding failure of Tenant to perform or observe any term or covenant of this Lease, other than the failure of Tenant to pay the particular Rental so accepted, irrespective of any knowledge on the part of Landlord of such preceding failure at the time of acceptance of such Rental. Landlord’s acceptance of partial payment of rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

(j)    Light, Air and View. Tenant agrees that no diminution or shutting off of light, air or view by any structure that may be erected (whether or not by Landlord) on property adjacent to the Building shall in any way affect this Lease, entitle Tenant to any reduction of Rental hereunder or result in any liability of Landlord to Tenant.
(k)    Notices. All notices, demands, requests, advices or designations (“Notices”) that may be or are required to be given by either party to the other hereunder shall be in writing. All Notices by Landlord to Tenant shall be sufficiently given, made or delivered if personally served (including delivery by messenger or nationally-recognized overnight mail courier, or if sent by United States certified or registered mail, postage prepaid, addressed to Tenant at Tenant’s address for notices as set forth in the Summary of Lease Terms. All Notices by Tenant to Landlord shall be sufficiently given, made or delivered if personally served (including delivery by messenger or nationally-recognized overnight mail courier) on Landlord, or sent by United States certified or registered mail, postage prepaid, addressed to Landlord at Landlord’s address for notices specified in Paragraph B of the Summary of Lease Terms. Each Notice shall be deemed received on the date of the personal service or three (3) business days after the mailing thereof, in the manner herein provided, as the case may be; provided, however, that any such Notice that is not received or cannot be delivered due to a change in the address of the receiving party of which Notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such Notice shall be effective on the date delivery is attempted.
(l)    Building Name. Tenant agrees that it shall not, without first obtaining the written consent of Landlord (which consent may be withheld in Landlord’s sole and absolute discretion): (i) use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises; or (ii) use for any purpose any image of, rendering of, or design based on, the exterior appearance or profile of the Building, provided, however, that Tenant shall be permitted to use professional quality images of the Building and may use the name of the Building, as customary for publicly traded companies in annual reports and other public documents, and in marketing materials for the business of Tenant, websites, and otherwise for the purpose of showing the location of the offices of Tenant.
(m)    Governing Law. This Lease shall in all respects be governed by and construed in accordance with the laws of California. If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in effect.
(n)    Definitions. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “Landlord” or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term “Tenant” or any pronoun used in place thereof includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations, and each of their respective heirs, executors, administrators, successors and permitted assigns, according to the context hereof. The provisions of this Lease shall inure to the benefit of and bind Landlord and Tenant and their respective heirs, executors, administrators, successors and permitted assigns. The term “person” includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. Words used in any gender include the other gender. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The Paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provision hereof.
(o)    Time is of the Essence. Time is of the essence of this Lease with respect to the payment of Rental and the performance of all obligations.
(p)    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.
(q)    Broker. Tenant agrees to protect, defend, indemnify and hold Landlord harmless from any and all claims, loss, cost, damage and/or expense (including, without limitation, attorneys’ fees and court costs) by any real estate broker or salesperson or other entity or party claiming to have dealt with Tenant for a commission or finder’s fee as a result of Tenant’s entering into this Lease, other than the Broker identified in Paragraph K of the Summary of Lease Terms (the “Broker”). Landlord agrees to protect, defend, indemnify and hold Tenant harmless from any and all claims, loss, cost, damage and/or expense (including, without limitation, attorneys’ fees and court costs) by the Broker and any real estate broker or salesperson or other entity or party not claiming to have dealt with Tenant for a commission or finder’s fee as a result of Landlord’s entering into this Lease.
(r)    Signage. Landlord shall provide internal Building standard signage for Tenant and the Premises consistent with the Building standard signage program. Subject to Landlord’s reasonable prior approval, Tenant shall have the right to install signage at the entrance to any of the Premises and throughout the Building lobby subject to Tenant’s specifications and at Tenant’s sole cost and expense; provided, however, that, if Tenant leases the entire Building (excluding the Excluded Space), then Landlord approval shall not be required with respect to any internal signage that is not visible from the exterior of the Building. In addition to the foregoing, so long as Tenant leases at least fifty-one percent (51%) of the total rentable square footage of the Building (excluding the Excluded Space), then Tenant shall have the right, at its sole cost and expense but subject to Landlord’s reasonable prior approval, to install Building exterior identifying signage on the Building in multiple locations, so long as such signage and Tenant’s installation thereof comply with all applicable laws as determined by Landlord, provided notwithstanding the foregoing, the signs depicted in Exhibit E will be deemed satisfactory to Landlord so long as the signs comply with all applicable laws and Tenant obtains all governmental approvals required for such signs. Tenant shall be responsible for all installation, maintenance and repair costs during the Term and for the removal (including all costs associated therewith) of such signage at the expiration of the Term or at such time as Tenant no longer leases at least fifty-one percent (51%) of the total rentable square footage of the Building (excluding the Excluded Space). So long as Tenant leases at least two-thirds (2/3) of the total rentable square footage of the Building (excluding the Excluded Space), Tenant shall have the exclusive right to exterior identifying signage on the Building and Landlord shall not grant such exterior identifying signage rights to any other tenant of the Building. If Tenant leases less than two-thirds (2/3) but more than fifty-one percent (51%) of the total rentable square footage of the Building (excluding the Excluded Space), then Tenant’s right to install Building exterior identifying signage (as specified above) shall not be exclusive, and Landlord shall have the right to allocate exterior identifying signage pro rata among all tenants of the Building, which may result in Tenant’s being obligated to remove or reduce in size or quantity (at Tenant’s sole cost) some of its exterior identifying signage.
(s)    Retail Space. Landlord agrees to discuss with Tenant its preferences for a use for the Retail Space, provided, however, that Landlord shall have the right, in its sole discretion, to decide who such tenant shall be. In no event shall patrons or employees of the Retail Space have access to the other portions of the Building, including restrooms, and the Retail Premises may not have a separate access door to the lobby.
(t)    Authority. If Tenant is a corporation (or other business organization), Tenant and each person executing this Lease on behalf of Tenant represents and warrants to Landlord that (a) Tenant is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (b) Tenant is qualified to do business in California, (c) Tenant has full right, power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (d) the execution, delivery and performance of this Lease has been duly authorized by Tenant and each person signing this Lease on behalf of the Tenant is duly and validly authorized to do so. Concurrently with signing this Lease, Tenant shall deliver to Landlord a true and correct copy of resolutions duly adopted by the board of directors or constituent partners or members of Tenant, certified by the secretary of Tenant to be true and correct, unmodified and in full force, that authorize and approve this Lease and authorize each person signing this Lease on behalf of Tenant to do so. Landlord and each person executing this Lease on behalf of Landlord represents and warrants to Tenant that (a) Landlord is duly incorporated (or organized) and validly existing under the laws of its state of incorporation (or organization), (b) Landlord is qualified to do business in California, (c) Landlord has full right, power and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder, and (d) the execution, delivery and performance of this Lease has been duly authorized by Landlord and each person signing this Lease on behalf of the Landlord is duly and validly authorized to do so.
(u)    Amendments. This Lease may not be amended or modified in any respect whatsoever, except by an instrument in writing signed by Landlord and Tenant.
(v)    Construction. The Exhibits and Addenda referenced in the Summary of Lease Terms are a part of this Lease and are incorporated herein by this reference. In the event of any discrepancy between the Lease and any such Exhibit or Addendum, the Exhibit or Addendum shall control. This Lease is the entire and integrated agreement between Landlord and Tenant with respect to the subject matter of this Lease, the Premises and the Building. There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, offers, agreements and understandings, oral or written, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease, the Premises or the Building. There are no representations between Landlord and Tenant or between any real estate broker and Tenant other than those expressly set forth in this Lease and all reliance with respect to any representations is solely upon representations expressly set forth in this Lease.
(w)    Counterparts. This Lease may be executed in counterparts, all of which shall constitute the same Lease, notwithstanding that all parties to this Lease are not signatory to the same or original counterpart. Delivery of an executed counterpart of this Lease by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart. Any party delivering an executed counterpart of this Lease by facsimile or electronic mail also shall deliver an original executed counterpart of this Lease, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Lease. Signature and acknowledgment pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one (1) document.
24.    ADVERSE CONDITION. If at any time during the Term, Tenant, in Tenant’s reasonable judgment, is unable to, and actually does not, use all or a material portion of the Premises, or Tenant is able to conduct its operations in all or any portion of the Premises only at a significantly reduced level or under materially adverse conditions (“Adverse Condition”) as a result of any of the following to the extent, and only to the extent, the following are within the reasonable control of Landlord: (a) Landlord’s breach of its repair and maintenance obligations under Paragraph 9, or Landlord’s interference with Tenant’s business arising from the making of any repairs, alterations or improvements that rises to the level of an Adverse Condition; (b) Landlord’s breach of its obligation not to unreasonably interfere with Tenant’s use of or access to the Premises and common area under Paragraph 16; or (c) Landlord’s failure to provide the services Landlord is obligated to provide under Paragraph 10 for a period of three (3) consecutive business days, regardless of cause (“Adverse Condition Period”), then Tenant may elect, by notice to Landlord, to have Rental abate proportionally as provided below, provided that with respect to the Adverse Condition in question, Tenant shall have given notice to Landlord of the occurrence thereof, which notice shall designate the cause or suspected cause of the Adverse Condition, if known to Tenant, and the portion of the Premises that is not usable by Tenant or in which the Adverse Condition exists. Rent shall abate, in the proportion that the rentable area of the affected portion of the Premises bears to the rentable square foot area of the Premises, for the period during which the Adverse Condition continues provided that such period shall not commence to run until the day after Tenant gives Landlord notice of the Adverse Condition as required above. If an Adverse Condition continues for sixty (60) consecutive days, Tenant shall thereafter have the on-going right, until such Adverse Condition is eliminated, to terminate this Lease as to all or any portion of the Premises. The provisions of this Paragraph 24 shall not apply to a casualty or an eminent domain taking, which shall be governed by Paragraphs 19 and 20, respectively, nor shall they apply to any Adverse Condition that is outside the reasonable control of Landlord (such as a utility provider being unable to provide utility services or any Adverse Condition caused by or resulting from Tenant’s acts or omissions).
25.    PARKING.
(a)    Upon payment of the Parking Rental (defined below), Tenant shall have the right to license on an exclusive basis all of the parking spaces (“Tenant’s Allotted Spaces”) in the Parking Garage. The use of Tenant’s Allotted Spaces shall be for the parking of motor vehicles used by Tenant, its officers, employees, invitees and customers only, and shall be subject to all applicable laws and the reasonable, uniform and non-discriminatory rules and regulations adopted by Landlord from time to time for the use of the Parking Garage. The Parking Rental payable by Tenant hereunder shall include all taxes imposed on the use of the parking spaces by any governmental or quasi‑governmental authority. Parking Rental shall be due and payable in advance, as additional rent, on the first day of each month during which parking spaces are licensed hereunder. Parking spaces may not be assigned or transferred separate and apart from this Lease, and upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all licensed parking spaces shall immediately terminate. Tenant and its agents, employees, contractors, invitees or licensees shall not unreasonably interfere with the rights of Landlord or others entitled to similar use of the Parking Garage. Access to the Parking Garage will be available on a twenty-four (24) hour basis, with in and out privileges, subject to Paragraph 25(b) below and Force Majeure.
(b)    The Parking Garage shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable, uniform and non-discriminatory rules and regulations with respect thereto. Landlord reserves the right to change, reconfigure, or rearrange the parking areas, to reconstruct or repair any portion thereof, and to restrict the use of any parking areas and do such other acts in and to such areas as Landlord deems necessary or desirable without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises and without Landlord’s being deemed in default hereunder; provided that Landlord shall use commercially reasonable efforts to minimize (to the extent consistent with applicable laws) the extent and duration of any resulting interference with Tenant’s parking rights. In addition to the foregoing, so long as Tenant leases the entire Building (excluding the Excluded Space), Tenant shall have the right to increase the number of parking spaces in the Building Garage, at Tenant’s sole election and cost, such cost being limited to the valet service and any subsequent taxes or fees that are applicable to the extra parking. Notwithstanding the foregoing, if increasing the number of parking spaces requires obtaining approval from the San Francisco Planning Department or any other governmental agency, then Tenant shall not commence any such process to increase the number of parking spaces without Landlord’s direct prior involvement in dealing with such governmental agency. Tenant shall not be obligated to pay any additional Parking Rental fee for any additional parking stalls created by Tenant’s in accordance with this Paragraph 25(b).

(c)    Notwithstanding the foregoing, at any time Tenant no longer leases the entire Building (excluding the Excluded Space), then the parking facilities shall become shared common facilities of the Building, Tenant’s Allotted Spaces shall be reduced proportionately based on the rentable square footage of the Premises compared to the total rentable square footage of the Building (less the Excluded Space) and Tenant shall not have the right to assigned spaces. However, if Landlord elects to assign parking spaces, Tenant shall thereafter be responsible for insuring that its employees park in the designated areas. Tenant shall, if requested by Landlord, comply with all reasonable parking practices and otherwise furnish Landlord with such information as Landlord reasonably requests. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles or the contents thereof in or about the Parking Garage, unless caused by the gross negligence or willful misconduct of Landlord or its agents. At Landlord’s request, Tenant shall cause its employees and agents using Tenant’s parking spaces to execute an agreement confirming the foregoing.
(d)    “Parking Rental” shall mean the current parking rental rate per parking space being charged by Landlord for monthly parking in the Parking Garage, which rental rate shall not exceed the fair market rental rate for garage parking spaces being charged by similarly situated property owners to commercial tenants of office buildings in the SOMA Market Area. Landlord shall not increase the Parking Rental more than once during any twelve (12) month period during the Term, except for any direct pass-throughs of any increases in taxes or other fees imposed by governmental authorities.
(e)    In addition to parking spaces for automobiles, Landlord shall provide an area for approximately forty-eight (48) bicycle parking spaces in the Parking Garage, and Tenant shall have the exclusive right to use such bicycle parking spaces so long as Tenant leases the entire Building (excluding the Excluded Space), and if Tenant leases less than the entire Building, Tenant shall have non-exclusive access to such bicycle parking spaces in accordance with Landlord’s reasonable policies.
26.        LIMITED USE OF ROOF. With prior notice to and subsequent approval from Landlord, at any time during the Term, Tenant shall have the right to use a portion of the Building’s roof or other setback areas for satellite dishes and/or any other related telecommunication equipment or infrastructure supporting Tenant’s business (collectively, the “Roof Equipment”); provided, however, that in no event shall Tenant be permitted to use more than Tenant’s Percentage Share of roof space available for such purposes. Subject to Landlord’s reasonable approval of the required amount of space, location of the equipment and Landlord’s review and approval of Tenant’s plans and permits, Tenant, at Tenant’s sole cost, shall have the right to install Roof Equipment at no charge for the space occupied by such Roof Equipment on the roof of the Building or for any of the space occupied by Tenant’s telecommunications and electrical wiring between the Premises and the Building’s roof within the risers, shafts or conduits of the Building. Tenant, at Tenant’s cost, shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Upon adequate notice to Landlord and, if applicable, Landlord’s contractors, and subject to all other terms and conditions set forth in this Lease, Tenant and Tenant’s agents, subcontractors and vendors, who shall be fully qualified, insured and engaged specifically for such purposes, shall have the right to access the Building’s roof, shaft and mechanical areas to install, maintain, monitor, remove and/or replace any Roof Equipment. All Roof Equipment and associated telecommunications and electrical wiring must be removed at Tenant’s sole cost (including any costs to repair damage to the Building (including the roof) caused by the installation, maintenance, monitoring, removal and/or replacement of any Roof Equipment and/or associated telecommunications and electrical wiring) upon the expiration of the Term or the sooner termination of this Lease. The rights under this Paragraph 26 are personal to Splunk Inc., any Permitted Transferee and any Approved 100% Building Assignee and shall not apply to, or be exercisable by, any other Tenant.
27.        PETS. Notwithstanding anything to the contrary contained in the Rules and Regulations, Tenant shall be allowed to bring pets onto the Premises, provided that such pets are leashed or caged at all times when outside of the Premises and do not materially interfere with the use or occupancy of other tenants of the Building. In addition, Tenant shall be liable for any damage or injury caused by such pets, and such obligations shall be covered by the indemnification obligations of Tenant set forth in Paragraph 13 of this Lease. If requested by Landlord, any pet owner bringing a pet into the Building shall execute Landlord's form of pet agreement prior to the first time it brings a pet into the Building and sign the pet in with security each time the owner brings the pet into the Building.
28.        FIRST SOURCE HIRING PROGRAM.  The City and County of San Francisco adopted a City-wide “First Source Hiring Program” on August 3, 1998 by Ordinance No. 264-98, codified at San Francisco Administrative Code Sections 83.1-83.18.  The First Source Hiring Program (“FSHP”) is designed to identify entry level positions associated with commercial activities and provide first interview opportunities to graduates of City-sponsored training programs.  Tenant acknowledges that its activities on the Premises are subject to FSHP.  Although Landlord makes no representation or warranty as to the interpretation or application of FSHP to the Premises, or to Tenant’s activities thereon, Tenant acknowledges that (i) FSHP may impose obligations on Tenant, including good faith efforts to meet requirements and goals regarding interviewing, recruiting, hiring and retention of individuals for entry level positions; (ii) FSHP requirements could also apply to certain contracts and subcontracts entered into by Tenant regarding the Premises, including construction contracts; and (iii) FSHP requirements, if applicable, may be imposed as a condition of permits, including building permits, issued for construction or occupancy of the Premises.  Tenant agrees to complete, sign and deliver to the First Source Hiring Administration (the “FSHA”) of the City and County of San Francisco (a) the First Source Hiring Agreement attached hereto as Exhibit F (or any replacement form promulgated by the FSHA) promptly upon execution of this Lease, and (2) the Workforce Projects attached hereto as Exhibit G (or any replacement form promulgated by the FSHA) promptly upon execution of this Lease and on an annual basis.
[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.
LANDLORD:
270 BRANNAN STREET, LLC, a Delaware limited liability company

By SKS 270 BRANNAN, LLC, a Delaware limited liability company, its managing member

By: /s/ Paul E. Stein
Its: President

TENANT:

SPLUNK INC., a Delaware corporation

By: /s/ Godfrey R. Sullivan
Its: President, Chief Executive Officer & Chairman

By: /s/ David Conte
Its: Senior Vice President, Chief Financial Officer

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

Real property in the City of San Francisco, County of San Francisco, State of California, described as follows:

BEGINNING AT A POINT ON THE NORTHWESTERLY LINE OF BRANNAN STREET, DISTANT THEREON 275 FEET NORTHEASTERLY FROM THE NORTHEASTERLY LINE OF SECOND STREET; AND RUNNING THENCE NORTHEASTERLY ALONG SAID LINE OF BRANNAN STREET 137 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE NORTHWESTERLY 275 FEET; THENCE AT A RIGHT ANGLE SOUTHWESTERLY 137 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE SOUTHEASTERLY 275 FEET TO THE POINT OF BEGINNING.

BEING PORTION OF 100 VARA BLOCK NO. 351.

ASSESSOR'S LOT 026; BLOCK 3774

Exhibit A-1

EXHIBIT B
BUILDING RULES AND REGULATIONS
1.Sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, escalators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation and interests of the Building and its tenants.
2.Except as provided in Paragraph 23(r) of the Lease, no sign, placard, picture, name, advertisement or notice, visible from the exterior of leased premises shall be inscribed, painted, affixed or otherwise displayed by any tenant either on its premises or any part of the Building without the prior written consent of Landlord, and Landlord shall have the right to remove any such sign, placard, picture, name, advertisement, or notice without notice to and at the expense of the tenant.
If Landlord shall have given such consent to any tenant at any time, whether before or after the execution of the Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of such Lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, picture, name, advertisement or notice.
No signs will be permitted on any entry door unless the door is glass. All glass door signs must be approved by Landlord, subject to Paragraph 23(r). Signs or lettering shall be printed, painted, affixed or inscribed at the expense of the tenant by a person approved by Landlord.
3.The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants and approved subtenants only, and Landlord reserves the right to exclude any other names therefrom. Landlord reserves the right to reasonably restrict the amount of directory space utilized by Tenant in proportion to the total amount of space on the directory, provided it shall not do so during any time that Tenant leases the entire Building.
4.No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with, any window on any premises without the prior written consent of Landlord. In any event, with the prior written consent of Landlord, all such items shall be installed inside of Landlord’s standard draperies and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building.
5.Landlord reserves the right to exclude from the Building between the hours of 6 P.M. and 8 A.M. and at all hours on Saturdays, Sundays and holidays all persons other than employees of Tenant, who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any tenant requests the same in writing. Each tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons.
Except to the extent caused by the gross negligence or willful misconduct of Landlord’s agents or employees, Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.
During any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of tenants and protection of the Building and property in the Building.

Exhibit B-1

6.No tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning the premises, unless otherwise agreed to by Landlord in writing, subject to Paragraph 10(f) of the Lease. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Landlord shall in no way be responsible to any tenant for any loss of property on the premises, however occurring, or for any damage done to the property of any tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include beating or cleaning of carpets or rugs or moving of furniture or other special services. Janitorial service will not be furnished to any individual office or room on nights when such office or room is occupied after 9:30 p.m. Window cleaning shall be done only by Landlord, and at such intervals and such hours as Landlord shall deem appropriate or as otherwise expressly provided in the Lease.
7.No tenant shall accept barbering or bootblacking services in its premises, except from persons authorized by Landlord, and at hours and under regulations fixed by Landlord.
8.Each tenant shall see that the doors of its premises are closed and securely locked and must observe reasonable care and caution that all water faucets or water apparatus are entirely shut off before the tenant or its employees leave such premises, and that all utilities shall likewise be carefully shut off, so as to prevent waste or damage, and for any default or carelessness the Tenant shall make good all injuries sustained by other tenants or occupants of the Building or Landlord. On multiple-tenancy floors all tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.
9.No tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises without the prior written consent of Landlord, which shall not be unreasonably withheld. If Landlord shall give its consent to such locks or bolts, the tenant shall in each case furnish Landlord with a key for any such lock, subject to Paragraph 10, below.
10.Landlord will furnish Tenant without charge four (4) keys to each door lock provided in the Premises by Landlord. Landlord may make a reasonable charge for any additional keys. Tenant shall not have any such keys copied or any keys made. Each tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys of or to the Building, offices, rooms and toilet rooms. If, with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant shall remove each incompatible lock and replace it with a building standard lock at Tenant’s expense. Notwithstanding the foregoing, Tenant may designate one or more secure areas of limited extent within the Premises that will require that Landlord be accompanied by a Tenant representative during any access to such areas, except during an emergency. If Tenant does so, Landlord and Tenant will cooperate regarding reasonable procedures for the cleaning of any such area, provided Tenant will bear any additional costs incurred as a result of such special procedures and will not receive a credit against Rental for any services not provided to the secure area at Tenant’s request. In the event of the loss of any keys so furnished by Landlord, Tenant shall pay Landlord therefor.
11.The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.
12.No tenant shall use or keep in its premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material or use any method of heating or air conditioning other than that supplied or approved in writing by Landlord.
13.No tenant shall use, keep or permit to be used or kept in its premises any foul or noxious gas or substance or permit or suffer such premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein. No animals or birds shall be brought or kept in or about any premises or the Building, subject to the rights of Tenant under Paragraph 27 of the Lease.

Exhibit B-2

14.No cooking shall be done or permitted by any tenant in its premises or elsewhere in the Building or in roofed exterior areas, except that (i) the preparation and heating of food, coffee, tea, hot chocolate and similar items for tenants and their employees shall be permitted, and cooking shall be permitted in any kitchens or cafeterias installed in the Premises pursuant to the Work Letter and/or any approved Alteration and (ii) cooking by Tenant will be permitted on the roof deck, subject to reasonable precautions against fire and compliance with all laws. No such premises shall be used for lodging. Tenant, at Tenant’s sole cost and expense and subject to Landlord’s reasonable approval as provided in the Work Letter, shall have the right to install a kitchen, inclusive of venting, grease traps and other related infrastructure, in the Premises.
15.Except with the prior written consent of Landlord, no tenant shall sell, or permit the sale, at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on any premises, nor shall any tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from any premises for the service or accommodation of occupants of any other portion of the Building, nor shall the premises of any tenant be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, or any business or activity other than that specifically provided for in such tenant’s lease.
16.Landlord will direct electricians as to where and how telephone, computer and electrical wires are to be introduced or installed, however in no event will use of the ceiling plenum for such purposes be unreasonably restricted. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of telephones, call boxes and other office equipment affixed to all premises shall be subject to the written approval of Landlord. All electrical appliances must be grounded and must meet UL Label Standards.
17.No tenant shall install any radio or television antenna, loudspeaker or any other device on the exterior walls or roof of the Building, except for the rights granted under Paragraph 26 of the Lease.
18.No tenant shall lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its premises in any manner except as reasonably approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.
19.No furniture, freight, equipment, packages or merchandise shall be received in the Building or carried up or down the elevators, except between such hours, through such entrances and in such elevators as shall be designated by Landlord. Landlord reserves the right to require that moves be scheduled and carried out during non-business hours of the Building. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips or similar supports of such thickness as is necessary to properly distribute the weight thereof. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of the tenant.
20.No tenant shall overload the floor of its premises or mark, or drive nails, screw or drill into, the partitions, woodwork or plaster or in any way deface such premises or any part thereof, other than small wall hooks appropriate for hanging the personal art or photos of Tenant’s employees.
21.There shall not be used in any space, or in the public areas of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards. No other vehicles of any kind shall be brought by any tenant into or kept in or about any premises in the Building.
22.Each tenant shall store all its trash and garbage within the interior of its premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Francisco without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

Exhibit B-3

23.Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out of or around the Premises) whose presence may give rise to a labor or other disturbance in the Building, and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.
24.Canvassing, soliciting, distribution of handbills and other written materials and peddling in the Building are prohibited, and each tenant shall cooperate to prevent the same.
25.Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and address of the Building.
26.The requirements of tenants will be attended to only upon application at the office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.
27.Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all tenants of the Building, subject to Paragraph 23(f) of this Lease.
28.These Rules and Regulations may be changed from time to time, as Landlord may deem reasonably appropriate, and are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants and conditions of this Lease.

Exhibit B-4

EXHIBIT C
WORK LETTER AND CONSTRUCTION AGREEMENT FOR
INITIAL IMPROVEMENT OF THE PREMISES

1.    General:
(a)    The purpose of this Work Letter is to set forth how the Tenant Improvements are to be constructed, who will do the construction of the Tenant Improvements, who will pay for the construction of the Tenant Improvements, and the time schedule for completion of the construction of the Tenant Improvements. The term “Tenant Improvements” shall collectively mean all improvements to be constructed in the Premises, whether to be constructed by Tenant or Landlord in accordance with this Work Letter, the plans for which shall be approved by Landlord in accordance with this Work Letter, but not including the Base Building Improvements.
(b)    Except as defined in this Work Letter to the contrary, all terms utilized in this Work Letter shall have the same meaning as the defined terms in the Lease.
(c)    The provisions of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.
(d)    Except for the Tenant Improvements to be constructed pursuant to this Work Letter and the work described on Exhibit A attached hereto (the “Base Building Improvements”), Tenant shall accept the Premises in its “as is” condition.
2.    Commencement Date: The Commencement Date shall be determined in accordance with Paragraph 2(a) of the Lease and this Work Letter. For purposes of the Lease and this Work Letter, “Force Majeure” shall mean any delay in the completion of the Tenant Improvements or the Base Building Improvements due to any of the following: war; insurrection; strikes or substantial interruption of work because of labor disputes; lock outs; riots; floods; tidal waves; earthquakes; fires; quarantine restrictions; epidemics; casualties; acts of God; acts of the public enemy; government restrictions, delays or priorities; freight embargoes; inability to obtain materials or reasonably acceptable substitute materials; unusually inclement or severe weather; lack of transportation; court order; or any other similar causes beyond the control or without the fault of Landlord, but not inability to fund or pay for the construction of the Base Building Improvements or Tenant Improvements to be constructed by the relevant party. Any party asserting Force Majeure shall provide prompt written notice of any Force Majeure delay to the other party, which shall specify the nature and anticipated duration of the relevant delay.
3.    Selection of Designer/Architect: The Plans (defined below) shall be prepared by an architect selected by Tenant and reasonably approved by Landlord (the “Architect”) who is familiar with the plans and specifications for the Base Building Improvements and with all applicable laws, statutes, codes, rules or regulations, including regulations and procedures promulgated by Landlord (collectively “Laws”) applicable to tenant construction in the Building. Tenant acknowledges that it has received from Landlord a copy of the LEED Tenant Design and Construction Guidelines for Tenant’s consideration in preparing the Plans.
4.    Delivery of Premises to Lessee: Landlord shall deliver the possession of the Premises to the Tenant upon Substantial Completion (defined below) of the Base Building Improvements and the Landlord Construct TIs (defined below).
5.    Preparation of Plans and Construction Schedule and Procedures:
(a)Landlord has delivered the design drawings for the Base Building Improvements (contractor pricing set) (the “Base Building Design Drawings”) to Tenant prior to the date of this Work Letter.

Exhibit C-1

(b)After the Base Building Design Drawings have been finalized (anticipated to be by June 25, 2014), Landlord shall deliver construction drawings for the Base Building Improvements that are at least 50% complete (the “50% Base Building Construction Drawings). On or before Landlord’s delivery of the 50% Base Building Construction Drawings, Landlord shall deliver to Tenant Landlord’s measurements of the rentable square footage of the Building and each floor of the Building. Tenant shall notify Landlord of any objections Tenant has to such measurements within ten (10) business days after Tenant’s receipt of Landlord’s measurements.
(c)Landlord shall thereafter deliver drafts of the 100% complete construction drawings for the Base Building Improvements (the “100% Base Building Construction Drawings”). Landlord anticipates being able to deliver the 100% Base Building Construction Drawings to Tenant by October 1, 2014.
(d)On or before the later of November 30, 2014, or thirty (30) days after the Landlord delivers the 100% Base Building Construction Drawings, Tenant shall submit to Landlord for its approval space plans and renderings/design (the “Space Plans”) for the Tenant Improvements, including Tenant’s signs and which Space Plan shall also include any reception station of Tenant to be located in the lobby, prepared by the Architect. Concurrently with its delivery of the Space Plans to Landlord, Tenant shall provide to Landlord any comments Tenant has with respect to the design and finish detailing of the common areas of the Building upon which Tenant is entitled to comment under Paragraph 10(a) (collectively, the “Tenant Comment Items”) and shall notify Landlord whether Tenant wishes to require a different security system for the Building in accordance with Paragraph 10(b). Landlord shall consider Tenant’s comments on the Tenant Comment Items as provided in Paragraph 10. The Space Plans shall include a designation of the Initial Premises and the Must-Take Premises satisfying the requirements of Paragraph 1(g) of the Lease, as well as the Landlord Construct TIs (as defined in subparagraph (e), below).
(e)Tenant shall have the right, at its sole election, to elect to cause all or a portion of the Tenant Improvements for the Must-Take Premises to be constructed concurrently with Substantial Completion of the Tenant Improvements for the Initial Premises (the Tenant Improvements to be constructed in all or a portion of the Must-Take Premises are herein referred to as the “Landlord Construct MT Premises TIs”). If Tenant elects to have only a portion of the Tenant Improvements to be constructed in the Must-Take Premises constructed concurrently with the Tenant Improvements to the Initial Premises then: (a) the Landlord Construct MT Premises TIs must (i) consist of full floors of the Must-Take Premises and (ii) be capable of being operated following Substantial Completion thereof, independent of the remainder of the Must-Take Premises; and (b) such floors of the Must-Take Premises must be clearly designated by Tenant on the Space Plans. The Tenant Improvements to be constructed in the Initial Premises and the Landlord Construct MT Premises TIs are collectively referred to herein as the “Landlord Construct TIs.” If Tenant elects to cause the construction of any portion of the Tenant Improvements to be constructed in the Must-Take Premises to commence after construction of the Tenant Improvements to be constructed in the Initial Premises and the Base Building Improvements (the “Tenant Construct TIs”), Tenant shall design and construct the Tenant Construct TIs in accordance with Paragraph 11 below. In such event, Landlord shall have no obligation to cause the Tenant Construct TIs to be constructed but shall be obligated to fund any amount of the Tenant Improvement Allowance allocated to the Tenant Improvements to be to be constructed by Tenant in the Must-Take Premises, based on the amount per square foot of the Tenant Improvement Allowance specified in Paragraph 6(a) hereof and the number of rentable square feet in the Must-Take Premises to be improved with Tenant Construct TIs that are not improved as part of the Landlord Construct TIs (the “MT TI Allowance Allocation”) in accordance with the terms of this Work Letter.
(f)Within ten (10) business days after receipt, Landlord shall either approve such Space Plans, or specify (in sufficient detail that Tenant can understand and respond to Landlord’s requirements) by notice to Tenant the changes required to be made to the Space Plans. Tenant shall make any required revisions to the Space Plans and re-submit to Landlord within ten (10) business days of Tenant’s receipt of Landlord’s comments. Landlord shall notify Tenant in connection with the approval of the Space Plans, if Landlord considers that any of the Tenant Improvements are non-standard for office use (the “Non-Standard Improvements”) and must be removed by Tenant prior to the expiration or earlier termination of the Lease and the Premises repaired. Tenant acknowledges and agrees that Non-Standard Improvements shall include, without limitation, Tenant’s interior and exterior signage and any of the facilities described in Paragraph 9. Following Landlord’s notification, Tenant may revise the Space Plans to exclude some or all of the Non-Standard Improvements that Landlord requires be removed and resubmit the

Exhibit C-2

Space Plans for Landlord’s review in accordance with the foregoing. This procedure shall be repeated until the Space Plans are finally approved by Landlord, except that Landlord’s and Tenant’s response times for reviews and submissions following the first ones shall be reduced to five (5) business days.
(g)By the earlier of February 14, 2015 or ten (10) weeks after Landlord has approved the Space Plans, subject to Landlord Delivery Delay (defined below), Tenant shall submit to Landlord for its approval (i) Working Drawings for the Landlord Construct TIs prepared by the Architect, and (ii) and Engineering Drawings (the Working Drawings and Engineering Drawings are referred to herein collectively as the “100% DD Drawings”). The Working Drawings shall be reflective of a 100% Schematic Design/100% Design Development architectural set inclusive of interior usage, specifically noting how any relevant portion of the Must-Take Premises interior space to be constructed as part of the Landlord Construct TIs is to be addressed, wall locations and ceilings and shall include any special Tenant Improvements (as described in Paragraph 9) that Tenant intends to construct. The Engineering Drawings shall show complete plans for telephone outlets, electrical, plumbing work, heating, ventilating and air conditioning, security and fiber optics and design build plans for the fire sprinklers. The Engineering Drawings shall be reflective of a 100% Schematic Design/100% Design Development mechanical, electrical, plumbing (MEP) set, inclusive of mechanical zoning, rooftop equipment locations and emergency generator. The 100% DD Drawings shall show any special Tenant Improvements (as described in Paragraph 9) and any structural implications resulting from additive improvements selected as a part of Paragraph 9. Tenant may elect to use Landlord’s engineering/design consultants for the Base Building Improvements for the design of the Tenant Improvements, subject to a not-to-exceed proposal for services to be reviewed and approved by Tenant , but if Tenant does not, then Landlord’s engineering/design consultants for the Base Building Improvements shall have the right to review and approve the MEP design through the 100% Schematic Design phase, provided the reasonable cost thereof shall be charged to the Landlord Construct TI Allowance Allocation (as defined below). In addition to the foregoing, Tenant shall deliver to Landlord a drawing suitable for establishing project budgets (roughly a 100% Schematic Drawing set) for the Base Building Improvements and Landlord Construct TIs no later than the earlier of February 1, 2015 or eight (8) weeks after Landlord has approved the Space Plans, subject to Landlord Delivery Delay.
(h)Within fifteen (15) business days of receipt, Landlord shall either approve the 100% DD Drawings or specify (in sufficient detail that Tenant can understand and respond to Landlord’s requirements) by notice to Tenant the changes required to be made to the 100% DD Drawings, which Tenant shall make and re-submit to Landlord within five (5) business days of Tenant’s receipt of Landlord’s comments. This procedure shall be repeated until the 100% DD Drawings are finally approved by Landlord, with Landlord’s and Tenant’s response times being five (5) business days for all reviews and submissions following the first ones.
(i)By the earlier of April 1, 2015 or six (6) weeks after Landlord has approved the 100% DD Drawings, subject to Landlord Delivery Delay, Tenant shall submit to Landlord final plans (the “Plans”), which shall be defined as, and shall consist of, complete architectural and engineering plans for all of the Landlord Construct TIs, ready to submit for permit review and construction contract pricing, and specifications necessary to allow the Contractor (defined below) to build the Landlord Construct TIs in accordance with the final Plans. Tenant shall cause the Plans to be prepared by a consultant and/or design build subcontractor selected by Tenant and reasonably approved by Landlord. The Plans shall be reflective of a 90% Construction Document set suitable for permitting and bidding.
(j)Within ten (10) business days of receipt, Landlord shall either approve such Plans or specify (in sufficient detail that Tenant can understand and respond to Landlord’s requirements) by notice to Tenant the changes required to be made to such Plans, which Tenant shall make and re-submit to Landlord within five (5) business days of Tenant’s receipt of Landlord’s comments. This procedure shall be repeated until the Plans are finally approved by Landlord, with Landlord’s and Tenant’s response times being five (5) business days for all reviews and submissions following the first ones.
(k)No later than eight (8) weeks after Tenant has submitted the Plans to Landlord, Landlord shall submit to Tenant a copy of the Project Budget that details the Total Cost (defined below). Tenant shall provide to Landlord any comments Tenant has on the Project Budget (subject in all respects to the provisions of Paragraphs 6(b) and (c)) within ten (10) business days after receipt of the Project Budget from Landlord. Without limiting the

Exhibit C-3

foregoing, if the Total Cost (as defined in Paragraph 6(a), below), as shown in the Project Budget exceeds the Landlord Construct TI Allowance Allocation (as defined below), Tenant shall have the right to request changes to the Plans to reduce the Total Cost, established in accordance with Paragraph 5(g), pursuant to the procedure provided in Paragraph 6(b) below.
(l)Landlord shall enter into a contract to build the Landlord Construct TIs (the “Construction Contract”) with the contractor selected by Landlord to construct the Base Building Improvements (the “Contractor”) as soon as reasonably possible after final approval of the Plans. Landlord shall provide the Construction Contract to Tenant for its review and reasonable approval (which review and approval shall include, without limitation, reasonable approval of the cost to construct the Landlord Construct TIs, which cost shall not exceed the approved Project Budget unless approved by Tenant, which approval will not be unreasonably withheld or delayed), prior to its execution. Landlord agrees that the Construction Contract shall state that: (i) no costs or fees shall be included that are duplicative of costs and fees included in the Landlord’s construction contract for the Base Building Improvements; (ii) the Contractor shall properly apportion costs and expenses between the Landlord Construct TIs and the Base Building Improvements; (iii) the Contractor’s fee with respect to the Landlord Construct TIs shall not exceed the lesser of market or three percent (3%) of the total hard construction costs for the Landlord Construct TIs; and (iv) the Contractor has not colluded with any other contractor or subcontractor to fix prices, overhead, profit or costs in connection with any bidding relating to the Landlord Construct TIs. All costs payable under the Construction Contract shall be subject to the terms of the immediately preceding sentence and shall be at Tenant’s sole and entire cost, subject to Tenant’s ability to utilize the portion of the Tenant Improvement Allowance allocated to the Initial Premises and, if Tenant elects to cause Landlord to construct the Tenant Improvements in the Must-Take Premises, the portion of the Must-Take Premises to be improved by Landlord concurrently with the improvement of the Initial Premises (the “Landlord Construct TI Allowance Allocation”).
(m)Landlord shall cause the Contractor to bid all major subcontractor work relating to the Landlord Construct TIs to at least three (3) reputable and licensed subcontractors and/or design build subcontractors for the major trades on an open book basis with Tenant. Tenant shall have the right to select one (1) of the three (3) subcontractors for the major trades, provided that subcontractor selected by Tenant meets the same requirements placed on the other subcontractors.
(n)Tenant agrees and understands that Landlord, by its review and approval thereof, shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such Space Plans, Working Drawings, Engineering Drawings, 100% DD Drawings or Plans or compliance of such Space Plans, Working Drawings, Engineering Drawings, 100% DD Drawings or Plans with applicable laws. Tenant also acknowledges and agrees that the Space Plans, Working Drawings, Engineering Drawings, 100% DD Drawings and Plans shall be prepared in compliance with the Base Building Improvements, including the building systems.
(o)Tenant shall pay to Landlord a fee (the “Construction Management Fee”) for Landlord’s services in connection with this Work Letter, for the Landlord Construct TIs and the Tenant Construct TIs, equal to one and 50/100 dollars ($1.50) per rentable square foot of the Premises, which Construction Management Fee shall be deducted from the Landlord Construct TI Allowance Allocation and/or the MT TI Allowance Allocation, as applicable, and paid pro rata based upon the total percentage completion of the Landlord Construct TIs and (if applicable) the Tenant Construct TIs.
(p)Any failure by Tenant to comply with the dates and time limits in this Work Letter, including without limitation, any failure by Tenant to approve Working Drawings, Engineering Drawings, 100% DD Drawings or Plans within the time periods set forth shall constitute “Tenant Delays,” subject to Paragraph 7 hereof.
(q)Any change that Tenant makes to the Plans that delays the Substantial Completion of the Landlord Construct TIs beyond the time that it would have otherwise taken to cause Substantial Completion of the Landlord Construct TIs shall also constitute Tenant Delays, subject to Paragraph 7 hereof.

Exhibit C-4

(r)As used in Paragraphs 5(g) and 5(i), “Landlord Delivery Delay” shall mean any delay in Landlord’s delivering the 100% Base Building Construction Drawings to Tenant beyond October 15, 2014 and/or any delays by Landlord in responding to Tenant’s submissions under Paragraphs 5(f) and/or 5(h) beyond the time periods specified therein. Tenant shall be entitled to one (1) day of delay in delivering the documentation specified to be subject to Landlord Delivery Delay under Paragraphs 5(g) and 5(i) for each day of Landlord Delivery Delay.
6.    Construction of Landlord Construct TIs:
(a)Landlord shall make arrangements to construct the Landlord Construct TIs as soon as reasonably possible after receipt of all necessary permits and after the Project Budget has been finalized, consistent with industry custom and practice. Landlord will pay an amount equal to fifty-five dollars ($55) per rentable square foot of the Premises (the “Tenant Improvement Allowance”) toward the cost of the design and construction of the Tenant Improvements, whether constructed by Tenant or Landlord, including the fees of the Architect, consulting fees, fees for engineering, mechanical and electrical services, construction and/or project management fees, information technology, telephone/data cabling and building permits associated with the Tenant Improvements, and the Construction Management Fee (the “Total Cost”). Notwithstanding the foregoing, in no event shall Tenant be permitted to use more than five dollars ($5) per rentable square foot of the Premises from the Tenant Improvement Allowance to pay architectural and engineering fees (combined). The Total Cost shall include all costs associated with the design and construction of the Tenant Improvements, including, without limitation, all building permit fees, payments to design consultants for services and disbursements, all preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may incur, reimbursement to Landlord for permit and other fees Landlord may incur that are fairly attributable to the Tenant Improvement work and the cost of installing any additional electrical capacity or telecommunications capacity required by Tenant. In no event shall any portion of the Tenant Improvement Allowance be used to pay for personal property.
(b)If the Total Cost as shown in the Project Budget exceeds the Tenant Improvement Allowance, Tenant shall have the right to request changes to the Plans to reduce the Total Cost. Any such changes to the Plans or the Project Budget shall be subject to the provisions of Paragraph 5(q) of this Work Letter. In the event the Total Cost of the Landlord Construct TIs exceeds the Landlord Construct TI Allowance Allocation, Tenant shall pay, as Rental, the difference (the “Tenant Costs”) by making progress payments to Landlord (for payment to the Contractor) on a pro rata basis with payments made by Landlord from the Landlord Construct TI Allowance Allocation (in proportion to the amount that the Tenant Costs bears to the Total Cost) from time to time as the Landlord Construct TIs are constructed, based upon statements and invoices submitted by Landlord to Tenant. Tenant shall make such payments within twenty (20) days after receipt of the applicable statement and invoice, and Tenant’s failure to make timely payments shall constitute a Tenant Delay, subject to Paragraph 7 hereof, and shall be a payment default under the Lease, subject to any applicable grace or cure periods provided in the Lease. If the Landlord Construct TI Allowance Allocation is exhausted, Tenant shall pay the full balance due on all subsequent invoices and statements.
(c)In the event that Tenant requests any changes to such Plans in accordance with Paragraph 6(b) above, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment, security system or appearance, but if such changes increase the Total Cost of the Tenant Improvements shown on the Plans, Tenant shall pay the increased costs (to the extent the increased Total Cost exceeds the Landlord Construct TI Allowance Allocation) in the manner set forth in the preceding subparagraph (b). The costs charged by Landlord to Tenant caused by Tenant’s requesting changes to the Tenant Improvements shall be the amount of money Landlord has to pay to cause the Tenant Improvements, as reflected by revised Plans, to be constructed above the costs that Landlord would have had to pay to cause the Tenant Improvements to be constructed if no changes had been made to the Plans (the “Differential”), plus an amount equal to two percent (2%) of the Differential to compensate Landlord for its time and efforts in connection with such changes. If such changes delay Landlord’s completion of the Base Building Improvements or the Landlord Construct TIs, then such delay shall constitute Tenant Delays, subject to Paragraph 7 hereof. If the Total Cost of the Tenant Improvements is less than the Tenant Improvement Allowance, the difference shall be applied as a credit against the first installment(s) of Basic Monthly Rental due under the Lease; provided, however, that in no

Exhibit C-5

event shall Tenant be permitted to apply any portion of the Tenant Improvement Allowance to Basic Monthly Rental unless and until all Tenant Improvements for the Premises have been constructed in accordance with the Plans.
(d)Notwithstanding anything to the contrary herein, the Tenant Improvement Allowance shall be allocated pro rata between the Initial Premises, any portion of the Must-Take Premises to be improved with Landlord Construct TIs and any portion of the Must-Take Premises to be improved with Tenant Construct TIs. The Tenant Improvement Allowance allocated to the Initial Premises and any portion of the Must-Take Premises to be improved by Landlord as part of the Landlord Construct TIs, must be used within eighteen (18) months after the IP Rent Commencement Date, and the Tenant Improvement Allowance allocated to the Must-Take Premises must be applied to the Total Cost or, if the Tenant Improvement Allowance exceeds the Total Cost, applied against Monthly Basic Rental, at Tenant’s request, within eighteen (18) months after the MT Rent Commencement Date. If all or a portion of Must-Take Premises is improved with Tenant Construct TIs, then Landlord shall advance the MT TI Allowance Allocation in accordance with Paragraph 11(f) below.
(e)Any other actions of Tenant, or inaction by Tenant, that delays Landlord or the Contractor in completing the Landlord Construct TIs in accordance with the Plans shall also constitute Tenant Delays, subject to Paragraph 7 hereof. Whenever possible and practical, Landlord will utilize, for the construction of the Landlord Construct TIs, the items and materials designated in the Plans. However, whenever Landlord determines in its reasonable judgment that it is not commercially reasonable to use such materials, Landlord shall have the right, upon receipt of Tenant’s consent, which consent shall not be unreasonably withheld or delayed, after a written request for such consent from Landlord that shall reasonably specify the changes, to substitute comparable items and materials. If Tenant refuses to grant such consent, and Landlord is delayed in causing Substantial Completion of the Landlord Construct TIs because of Tenant’s unjustified failure to permit the substitution of comparable items and materials, such delay shall constitute Tenant Delays, subject to Paragraph 7 hereof, provided Landlord shall at all times act diligently and reasonably to order or requisition any substitute materials and/or complete any such changes.
(f)Tenant acknowledges that the length of any Tenant Delay is to be measured by the duration of the delay in Substantial Completion caused by the event or conduct constituting Tenant Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes. Landlord shall use commercially reasonable efforts to mitigate any excess delays resulting from rescheduling work or other causes.
(g)The obligation of Landlord to make any one or more payments pursuant to the provisions of this Work Letter, including payment of the Tenant Improvement Allowance, or to proceed with the construction of the Landlord Construct TIs shall be suspended without further act of the parties during any such time as there exists an Event of Default under the Lease or any event or condition that, with the passage of time or the giving of notice or both, would constitute such an Event of Default. In the event the construction of the Landlord Construct TIs subsequently resumes, any delays resulting from such suspension of work shall constitute Tenant Delays.
7.    Notice of Tenant Delays: Landlord shall provide written notice to Tenant no later than ten (10) business days after Landlord becomes aware of an act or failure to act by Tenant, that could give rise to a Tenant Delay under this Work Letter or if such Tenant Delay arises from a request by Tenant for any changes to the Plans or Base Building Improvements, at the time Landlord delivers its approval of the relevant change. Each such written notice shall specify the nature and the reasonably expected duration of any relevant Tenant Delay, which shall not exceed the expected actual delay arising from the relevant act, failure to act or change. If the Landlord does not provide notice of the relevant Tenant Delay in the time provided herein after the relevant act, failure to act or request for change, it will be deemed to have waived the Tenant Delay asserted to arise from the relevant act, failure to act or change (but not any later act, failure to act, or change).
8.    Substantial Completion:
(a)The term “Substantial Completion” means that all of the following have occurred: (a) Landlord (and Landlord’s construction manager) and Tenant’s Architect mutually agree that the Base Building Improvements have been completed in accordance with the permitted drawings and specifications described in

Exhibit C-6

Exhibit A attached hereto, but subject to subparagraph (b), below and the Landlord Construct TIs have been completed in accordance with the final Plans and any change orders; (b) Tenant is legally permitted to occupy the space included in the Landlord Construct TIs (as evidenced by a temporary or final certificate of occupancy or final inspection and sign-off on the job card for the Landlord Construct TIs or reasonable equivalent); (c) all of the building systems serving the space included in the Landlord Construct TIs have been completed and are in good order and operating condition; and (d) completion and clean and orderly condition of all Building common areas that Tenant must travel through for access to the Initial Premises.
(b)If Landlord completes sufficient portions of the common area that Tenant has adequate access to the portion of the Premises improved with Landlord Construct TIs, then Landlord shall notify Tenant of such completion and Tenant, at its sole election, shall agree to either accept the Base Building Improvements and Landlord Construct TIs, in which case the IP Rent Commencement Date shall commence, or refuse to accept delivery of the Base Building Improvements and Landlord Construct TIs until Substantial Completion of all necessary portions of the common area. Tenant shall not be permitted to occupy the Landlord Construct TIs until it has accepted delivery of the portion of the Premises improved with Landlord Construct TIs. Tenant’s acceptance of the portion of the Premises improved with Landlord Construct TIs prior to completion of all portions of the common areas necessary to provide access to the portion of the Premises improved with Landlord Construct TIs shall not relieve Landlord of its obligation to diligently complete all remaining common areas, which completion will be subject to Tenants’ acceptance.
(c)Landlord shall notify Tenant of Landlord’s determination that Substantial Completion has occurred and provide Tenant reasonable documents and information regarding the satisfaction of the requirements thereof. Landlord and Tenant shall set a mutually convenient time, which shall occur no later than five (5) business days after delivery of such notice to Tenant, for Tenant, Landlord and the Contractor to inspect the Initial Premises to confirm the occurrence of Substantial Completion and develop an agreed-upon list of punch-list items to be completed by Landlord. Landlord shall use commercially reasonable efforts to complete the punch-list items within thirty (30) calendar days after Substantial Completion.
(d)Any disputes between Landlord and Tenant (or Tenant’s architect) under this Paragraph 8 shall be resolved in accordance with Paragraph 13 below.
(e)Upon Substantial Completion, Tenant shall, through assignment from Landlord that shall be reasonably satisfactory to Tenant or otherwise, be given the benefit of all Contactor and manufacturer warranties applicable to the Landlord Construct TIs.
9.    Special Tenant Improvements: Landlord agrees that Tenant shall have the right to include in the Plans for the Tenant Improvements the facilities described below, provided, however, that all costs associated with the design and construction of such Tenant Improvements (including any changes to the Base Building Improvements required to construct such Non-Standard Improvements), shall be at Tenant’s sole costs and expenses and shall not be paid for from the Tenant Improvement Allowance. Any delays in completing the Landlord Construct TIs resulting from the inclusion of any of the Tenant Improvements described in this paragraph 9 in the Plans shall constitute Tenant Delays:
(a)    A gym facility located within the Premises, the scope and specific location of which shall be subject to Landlord’s reasonable approval;
(b)    Shower facilities, in addition to those included in the Base Building Improvements, located within the Premises, the scope and specific location of which shall be subject to Landlord’s reasonable approval;
(c)    A roof deck containing up to 3,570 square feet on the sixth (6th) floor roof of the Building, the design of which shall be subject to Landlord’s prior approval;

Exhibit C-7

(d)    Any kitchen installations permitted by Paragraph 14 of the Building Rules and Regulations attached as Exhibit B to the Lease; and
(e)    Communicating stairs through some or a portion of the Premises, the design and specific location of which shall be subject to Landlord’s reasonable approval, which approval may include the requirement (as provided above) that, at the expiration or earlier termination of the Lease, Tenant remove the communicating stairs and restore each connecting floor to a condition necessary to allow the full functionality of the floor after removal of the communicating stairs.
In addition to the foregoing, Tenant shall have the right, at its sole cost and expense (not to be paid for from the Tenant Improvement Allowance), to connect 250 Brannan Street to the Building by common access and/or common infrastructure, such as conduit, should such connection be feasible, subject to Landlord’s reasonable approval. Tenant shall be responsible for all related costs to connect the buildings and all restoration costs attributed to the connection. The provisions of this Paragraph 9 are personal to Splunk Inc. and any Permitted Transferee and may not be exercised by any other Tenant.
Landlord will reasonably cooperate with Tenant during the planning and design stages of construction to promptly specify any changes to the Base Building Improvements, and any anticipated change to the Project Budget or Total Cost of constructing such Base Building Improvements, that may result from any Non-Standard Improvements constructed by Tenant pursuant to the foregoing.
10.    Base Building Improvements:
(a)    Tenant shall have the right to comment on the design and finish detail of the Building’s common areas. Landlord shall provide Tenant plans/Building standards showing Landlord’s selected finishes for Tenant’s review. Tenant shall have the right to request that Landlord substitute materials used in, and otherwise modify the design of, the Building common areas, provided, however, that any such substitute materials or modifications shall be subject to Landlord’s reasonable approval. Tenant agrees that it would be reasonable for Landlord to reject any requests that would likely have a significant impact on the construction schedule, permitting or the future marketability of the Building, among other things. If approved by Landlord, Tenant shall be responsible for all costs in excess of the finishes selected by Landlord that result from Tenant’s finish selection and any increased costs resulting from the design modifications requested by Tenant, and such costs shall not be paid for from the Tenant Improvement Allowance. If the Landlord approves Tenant’s changes to the finishes or design modifications, Landlord shall notify Tenant, at the time it issues its approval, whether such finishes must be removed and replaced by Landlord’s selected finishes, or if the design modifications must be reversed, upon the expiration of the Term, the earlier termination of the Lease or at such earlier time as Tenant no longer leases the entire Building (excluding the Retail Space). Any delays in completing the Base Building Improvements resulting from Tenant’s requested changes to the finishes or design modifications shall constitute Tenant Delays, subject to Paragraph 7 hereof.
(b)    Subject to Landlord’s reasonable approval, Tenant shall have the right to specify the security system (which may include cameras, card access, biometrics or other improvements) to be installed by Landlord in the Building. If the cost of the security system selected by Tenant exceeds the cost for the system designated by Landlord, Tenant shall pay the increased cost of such security system, and such costs shall not be paid for from the Tenant Improvement Allowance.
11.    Design and Construction of Tenant Construct TIs:
(a)    If any portion of the Must-Take Improvements is not included in the final Plans prepared by Tenant and approved by Landlord in connection with the Landlord Construct TIs, and Tenant will construct Tenant Construct TIs, Tenant shall prepare 100% DD Drawings and Plans therefor in accordance with the procedures set forth in Paragraph 5 of this Work Letter with the following modifications applicable to the Tenant Construct TI planning process: (i) in subparagraph 5(e) Tenant shall submit any requested revisions of the approved Space Plan for the portion of the Premises in which the Tenant Construct TIs are to be constructed, for Landlord’s

Exhibit C-8

approval; (ii) in subparagraph 5(f), Landlord shall not unreasonably withhold its approval, (iii) in subparagraph 5(g), the Tenant will prepare the 100% DD Drawings for the Tenant Construct TIs after any revisions to the Space Plan are finally approved; (iv) the time periods in subparagraph 5(h) will apply to any Landlord approval of the 100% DD Drawings for the Tenant Construct TIs and the response and revision times for any changes to the 100% DD Drawings shall be as set forth subparagraph 5(f); (v) in subparagraph 5(i) Tenant will prepare the Plans for the Tenant Construct TIs after approval of the 100% DD Drawings; (vi) the time periods provided in subparagraph 5(j) will apply to approval of the Plans for the Tenant Construct TIs; and (vii) subparagraphs 5(k)-(m) and subparagraph 5(o) will not apply, and subparagraph 5(p) will be deemed modified as set forth in subparagraph 11(b), below.
(b)    Tenant shall be responsible for obtaining all necessary permits for the Tenant Construct TIs. Promptly after receipt of the necessary permits, Tenant shall instruct the contractor selected by Tenant and approved in writing by Landlord (the “Tenant Contractor”) to build the Tenant Construct TIs at Tenant’s sole and entire cost, subject to Tenant’s ability to utilize the MT TI Allowance Allocation to pay for such costs. Tenant shall hire Landlord’s mechanical and electrical engineers either to perform the mechanical and electrical design work associated with the Tenant Construct TIs, or if they do not perform such work, to perform a peer review of such mechanical and electrical design work performed by Tenant’s mechanical and electrical engineers. Tenant shall be solely responsible for, and Landlord specifically reserves the right to require Tenant to make at any time and from time to time during the construction of the Tenant Construct TIs, any changes to the Plans necessary to obtain any permit or to comply with all applicable regulations, laws, ordinances, codes and rules or to achieve functional compatibility with the mechanical, plumbing, life safety and electrical systems of included in the Base Building Improvements and any third-party warranties applicable thereto. Tenant shall pay to Landlord a Construction Management Fee as provided for in Paragraph 5(p) to compensate Landlord for its services in connection with this Work Letter, which fee will be deducted from the MT TI Allowance Allocation.
(c)    After acceptance of bids, the Tenant Contractor shall administer the construction of the Tenant Construct TIs in accordance with the Plans. If Tenant requests the installation of any Tenant Construct TIs that are mechanical or electrical in nature or impact the Building’s structure, systems, equipment, security system or appearance, and such Tenant Construct TIs do not conform to the approved Plans or conflict with elements of the approved Plans after such administration begins, then such request shall be deemed a change and shall require Landlord’s prior written approval. In the event that Tenant requests any changes to the Plans, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment, security system or appearance.
(d)    The Tenant Contractor and its subcontractors and materialmen shall maintain: (i) commercial general liability insurance, naming Landlord as an additional insured, in an amount of not less than five million dollars ($5,000,000) for the Tenant Contractor (inclusive of coverage provided under an umbrella policy) and one million dollars ($1,000,000) for subcontractors on a combined single limit basis; (and ii) all worker’s compensation insurance required by law. In addition, if any portion of the Tenant Construct TIs are constructed as part of a design/build process, the Tenant Contractor shall maintain errors and omissions insurance coverage in an amount of not less than one million dollars ($1,000,000).
(e)    In addition to the indemnity obligations of Tenant under the Lease, Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the presence in the Premises or the Building of the Tenant Contractor and its employees, subcontractors, materialmen and suppliers in or about the Premises or Building during the construction period, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims. This indemnity shall survive the expiration or sooner termination of the Lease.
(f)    Landlord shall make progress payments from the MT TI Allowance Allocation on a pro rata basis with payments made by Tenant (i.e., Landlord’s portion of each Tenant’s progress payment shall be the same percentage of the total amount of such progress payment as the percentage that the MT TI Allowance Allocation is of the total cost for the construction of the Tenant Construct TIs) from time to time as the Tenant

Exhibit C-9

Construct TIs are constructed, based upon statements and invoices submitted from the Tenant Contractor, but subject to a ten percent (10%) holdback (which Landlord shall disburse in accordance with standard construction practices) and appropriate lien releases. Landlord shall pay the balance of the MT TI Allowance Allocation upon receipt of properly executed final mechanics lien releases in compliance with California Civil Code Section 8138 (Unconditional Waiver and Release in Exchange for Final Payment; Form) from contractor and all subcontractors and upon Landlord’s reasonable determination that no substandard work exists that adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or (if applicable) any other tenant’s use of such other tenant’s premises in the Building. Tenant shall pay the balance due on any invoice or statement to the extent the MT TI Allowance Allocation does not fully cover such amount
(g)    Any delay by Landlord in issuing any approvals hereunder that shall actually delay the completion of the Tenant Construct TIs beyond the time that it would have otherwise taken to complete the Tenant Construct TIs or any willful or negligent failure by Landlord to provide access to Tenant’s contractors for the purposes of constructing the Tenant Construct TIs that delays the Tenant Construct TIs beyond the time that it would have otherwise taken to cause Substantial Completion of the Tenant Construct TIs shall constitute “Landlord Delays.” Tenant shall provide written notice to Landlord no later than ten (10) business days after Tenant becomes aware of an act or failure to act by Landlord, that could give rise to a Landlord Delay under this Work Letter. Each such written notice shall specify the nature and the reasonably expected duration of any relevant Landlord Delay, which shall not exceed the expected actual delay arising from the relevant act or failure to act. If the Tenant does not provide notice of the relevant Landlord Delay in the time provided herein after the relevant act or failure to act, it will be deemed to have waived the Landlord Delay asserted to arise from the relevant act or failure to act. If a Landlord Delay occurs then Tenant will be entitled to a credit against the Basic Monthly Rent otherwise payable for the Must-Take Premises in the amount of the per diem rent for the Must-Take Premises, multiplied by the number of days of Landlord Delay, multiplied by a fraction having as its numerator the rentable area of the portion of the Must-Take Premises to be improved with Tenant Construct TIs, and as its denominator the rentable area of the Must-Take Premises.
12.    Miscellaneous: If no other response time is stated in this Work Letter, a party shall have three (3) business days to respond to a written request for information, consent or approval (or similar request) from the other party. Tenant hereby designates Douglas Harr as its sole representative with respect to the matters set forth in this Work Letter, which representative shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter, and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant. Landlord hereby designates David Tech as its sole representatives with respect to the matters set forth in this Work Letter, which representative, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter. Tenant’s representative shall be provided with reasonable advance written notice of, and have the right to attend construction meetings that relate to the Landlord Construct TIs. This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of damage or destruction of the Premises, condemnation of the Premises, or renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.
13.    Dispute Resolution:
(a)    Any disputes among or between the parties under Paragraph 8 of this Work Letter regarding whether Substantial Completion has occurred (a “Dispute”) shall be resolved in accordance with this Paragraph 13. If a Dispute arises, either Landlord or Tenant may promptly convene a telephonic or in person meeting of Landlord’s representative and Tenant’s representative (the “Initial Meeting”) to discuss the Dispute.
(b)    If the Dispute cannot be resolved within five (5) days following the request for the Initial Meeting, then the Dispute shall be referred to an in-person meeting (the “Executive Meeting”) between Daniel Kingsley, on behalf of Landlord, and Douglas Harr, on behalf of Tenant, to be held within ten (10) days following the Initial Meeting.

Exhibit C-10

(c)    Landlord and Tenant agree to use good faith efforts to settle the issue in question at the Initial Meeting and, if applicable, the Executive Meeting. If the issue is resolved at the Initial Meeting or the Executive Meeting, the representatives of Landlord and Tenant in attendance at the meeting shall execute a written summary of the agreed-upon resolution of the Dispute. The executed summary shall be binding on Landlord and Tenant.
(d)    If the Dispute cannot be resolved at the Initial Meeting or the Executive Meeting, then the Dispute shall be determined by binding arbitration (“Arbitration”) in San Francisco, California before a single arbitrator and, unless the parties mutually agree otherwise, shall be administered by Judicial Arbitration & Mediation Services (“JAMS”) pursuant to its Streamlined Arbitration Rules and Procedures in effect on the date of this Agreement. A party desiring to initiate Arbitration under this Lease shall give notice to the other party and to the JAMS office in San Francisco, California, specifying the matter to be arbitrated. The arbitrator shall be a retired California or federal judge selected in accordance with the JAMS Rules. The party filing a notice of demand for arbitration must assert in the demand all claims then known to that party on which arbitration is permitted to be demanded. The Award (defined below) shall be in writing, shall be made within thirty (30) days after the conclusion of any hearing or upon a summary disposition of the matter, shall be accompanied by a written opinion explaining the basis or reason for the decision and shall be communicated promptly and simultaneously to each party in writing by facsimile and personal delivery. The arbitrator shall have the right to consult experts and competent authorities skilled in the matters under Arbitration, but any such consultation shall be made in the presence of both parties with full right to cross examine. The arbitrator shall give a counterpart copy of its written decision to each party (the “Award”). The arbitrator shall have no power to modify the provisions of this Work Letter, and the jurisdiction of the arbitrator is limited accordingly. The judgment on the Award rendered in an Arbitration initiated and conducted in accordance with this Paragraph 13 may be entered in any state or federal court of competent jurisdiction and shall be final and binding upon the parties. The Arbitration shall be conducted and determined at any location in the City and County of San Francisco, California, upon which the parties agree, or in one of such locations selected by the arbitrator if the parties are unable to agree on the location, in accordance with the then prevailing JAMS Rules. The Arbitration proceedings shall be governed exclusively by the substantive and procedural laws of the State of California applicable to contracts made in and between residents of and to be performed wholly within California. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error. The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. The arbitrator shall determine which party is the prevailing party and shall award attorney’s fees and costs incurred in the underlying Dispute and Arbitration, including the fees of JAMS.

Exhibit C-11

# EXHIBIT A

# 270 BRANNAN STREET

# BUILDING SHELL CONDITION

*Updated January 31, 2014 based on 50% Design Development Drawings*

1. **LOBBY DESCRIPTION**
   A fully finished lobby will be provided at both the Brannan Street entrance at the 1st floor and the DeBoom Street entrance on the 3rd floor. Tenant shall have the right to review and approve the final design/finishes of the lobby. In addition, a fully finished court with landscaping and furnishings enclosed by a glass canopy will be constructed at the center of the building adjacent to the core.

2. **GARAGE DESCRIPTION**
   Twelve standard parking spaces (including one accessible space) will be constructed at the garage level. In addition, four service van stalls will be provided. Priority parking will be provided for fuel efficient and/or low emission vehicles. Two bicycle storage rooms will be located at the garage level and will include Class I secure stalls for 48 bicycles. Two changing rooms will be provided adjacent to the bicycle storage rooms. The changing rooms will include four showers (two per gender) and twelve clothes lockers (six per gender).

3. **RESTROOM DESCRIPTION**
   Two fully finished restrooms (one per gender) will be provided on each floor. Each restroom will include six toilet fixtures. Tenant shall have the right, at Tenant's sole cost and subject to Landlord approval, to review, modify and approve of the final design and finishes, so long as Tenant modifications do not have any code or LEED related impacts.

4. **ROOF DECK ACCOMMODATIONS**
   The base building's structural system, core and exit stairs have been designed to accommodate a roof deck of up to approximately 3,500 square feet and an occupancy load of 238 on the lower roof at the southern half of the building with access from the 6th floor elevator lobby.

5. **MICRO-RETAIL DESCRIPTION**
   Planning approvals require a micro-retail space of approximately 600 square feet to be located on Brannan Street adjacent to the building's entrance. Utilities for such Micro-Retail shall be separately metered.

1

Exhibit C-12

6. **<u>ELEVATOR SPECIFICATIONS</u>**

Vertical transportation systems will be designed in accordance with applicable provisions of the State of California Elevator Code, Safety Code for Elevators and Escalators (ASME A17.1), Americans with Disabilities Act (ADA), and other codes as applicable. Tenant shall have the right, at Tenant's sole cost and subject to Landlord approval, to review, modify and approve of the final design and finishes, so long as Tenant modifications do not have any code or LEED related impacts.

All elevators will be machine room less traction elevators using high efficiency AC motors and regenerative VVVF drives. These motors and drive systems require less power consumption relative to traditional elevator systems.

The following elevators will be provided:

| ELEVATORS | | | | |
|---|---|---|---|---|
| Elevator No. | Levels Served | Capacity | Platform Size | Hoistway Size |
| 1 | 1-7 | 3500# @ 350 fpm | 6'-8"W x 5'-5"D | 8'-8"W x 8'-0"D |
| 2 | B-7 | 3500# @ 350 fpm | 6'-8"W x 5'-5"D | 8'-8"W x 8'-0"D |
| 3 | B-7 | 4000# @ 350 fpm | 7'-8"W x 5'-5"D | 9'-8"W x 8'-0"D |

7. **<u>STRUCTURAL SPECIFICATIONS</u>**

The Building conforms to the current 2010 edition of the California Building Code with San Francisco Amendments which references the 2009 International Building Code. The specifics of the design are as follows:

**Gravity Framing:** The building is constructed with two-way mild steel reinforced flat-slab concrete floors and concrete columns which allow the slabs to be designed largely without beams and drop panels thereby maximizing the clear height between floors and providing the opportunity for exposed ceiling soffits. Typical clear height on the floors is 11'8" on floors one through five and 10'-11" on floors six and seven. There are some atypical conditions and at the core in which these clear heights are slightly less.

**Earthquake Resistant Design:** Post-tensioned concrete shear walls extend from the foundation to the roof of the building providing lateral resistance to earthquakes. These shear walls have been clustered at both the core areas and the perimeter to allow for a more flexible arrangement of tenant space. This system not only exceeds the latest IBC code requirements, it also allows concrete shear walls to be thinner and shallower compared to a conventional concrete shear wall. This system also provides enhanced seismic performance with post-tensioned walls designed to re-center to the building after an earthquake. This re-centering ability is intended to limit both structural and non-structural seismic related building damage by providing a more resilient structure than that of a conventional, code-based building.

2

Exhibit C-13

**Foundation:** The building is supported on spread footings near bedrock or on enhanced soils bearing material with isolated micropiles under the shear walls to resist uplift.

**Loading Criteria:** Floor slab is designed to carry live loads of 50 psf in office areas and 100 psf at the corridor and lobby areas. All stated allowable live loads are in addition to the dead load plus code required 15 psf for partition loads. Tenant shall have the right, at Tenant's sole cost and subject to Landlord approval, to increase the live load capacity in any portion of the Building to accommodate Tenant's needs, so long as Tenant modifications do not have any code or LEED related impacts.

**8.** <u>**MECHANICAL SPECIFICATIONS**</u>

Systems are designed in accordance with the latest edition of the following codes:

A. California Building Code (most recent adopted edition for proposed time of permitting).
B. California Mechanical Code (most recent adopted edition for proposed time of permitting).
C. California Plumbing Code (most recent adopted edition for proposed time of permitting).
D. California Fire Code (most recent adopted edition for proposed time of permitting).
E. California Electrical Code (most recent adopted edition for proposed time of permitting).
F. California Energy Commission (latest Title 24 Energy Efficiency Standards for Non-Residential Buildings for proposed time of permitting)
G. Local City of San Francisco Amendments and Regulations, including Cal Green Tier 1 Requirements.
H. Pacific Gas and Electric regulations and requirements.

Standards – The following reference standards are used for the design:

A. AMCA – Air Movement and Control Association International, Inc.
B. ANSI – American National Standards Institute.
C. ARI – Air Conditioning and Refrigeration Institute.
D. ASHRAE – American Society of Heating, Refrigeration, and Air Conditioning Engineers.
E. SMACNA – Fire and Smoke Damper Installation Guide.
F. SMACNA – Guidelines for Seismic Restraints of Mechanical Systems.
G. SMACNA – Standards for Duct Construction.
H. EPA – Environmental Protection Agency
I. NEMA – National Electrical Manufacturer's Association
J. UL – Underwriters' Laboratories.
K. LEED – Leadership in Energy and Environmental Design
L. NFPA - National Fire Protection Association:
    1. NFPA 90A – Air Conditioning and Ventilating Systems.
    2. NFPA 101 – Life Safety Code.

3

Exhibit C-14

**Design Conditions:**
*Outdoor Temperature*
Summer - 83°F DB / 64°F MCWB (0.5% - CEC Title-24 for San Francisco, CA
Winter - 41°F DB (0.2% - CEC Title-24 for San Francisco, CA)
*Indoor Temperatures*
Summer - 72°F ± 2°F
Winter - 70°F ± 2°F
Minimum Design Separation is 4°F

**System Overview:**
Variable Refrigerant Volume (VRV) mechanical system to provide heating and cooling, and Energy Recovery Ventilation (ERV) units to provide ventilation with operable windows, will provide a highly customizable, scalable and energy efficient system that can be easily tailored to meet a tenant's exact needs while maximizing comfort, significantly reducing operating costs and providing 100% outside fresh air.

**Description of Systems:**
Two roof mounted 20,000 CFM Energy Recovery Ventilation (ERV) units are to provide fresh air and general exhaust to the building. Each unit to include an energy recovery wheel for indirect heat exchange between the outside air and exhaust air streams. VFD's provided at the supply and return fans.

Variable refrigerant volume (VRV/VRF) units consisting of air-cooled Condensing Units placed on the rooftop with refrigerant lines to fan coil units (FCUs) placed on the ceiling, wall mounted, or within closets. The proposed system is based on a two pipe refrigerant heat recovery fan coil system which allows for a compact, quiet and energy efficient system without the need for a chiller or boiler, making it completely expandable and scalable. VRV condensing units are provided for the finished core areas, with fan coil units conditioning core areas with dedicated ventilation from the ERV.

For tenant spaces, load calculations will need to be performed based on occupancy types and specific tenant demand to determine the specific system requirements to be provided by the tenant. Tenants will install the VRV condensing units and fan coil units for their spaces, based on load calculations and zoning requirements, via new refrigerant line sets, distribution boxes, and isolation valves. Capped ducts from the ERV will provide fresh air and general exhaust to the tenant spaces sized on 0.20 CFM/SF.

Garage will be provided with dedicated exhaust fan with VFD to space. The garage space will also have carbon monoxide detectors that will control the garage exhaust fan to limit carbon monoxide levels. Make-up air will enter the garage from the parking garage ramp opening.

4

Exhibit C-15

## 9. <u>ELECTRICAL SPECIFICATIONS</u>

Systems are designed in accordance with the following codes:

A. ANSI Electrical Systems
B. ANSI Handicapped Code - A117.1
C. California Occupational Safety and Health Act of OSHA
D. NFPA-70, National Electrical Code - 2011 with State of California Amendments ("California Electrical Code," "CEC - 2013")
E. NFPA-72, National Fire Alarm and Signaling Code - 2010
F. NFPA-101, Life Safety Code - 2009
G. California Building Code (most recent adopted edition for proposed time of permitting).
H. State of California Code Regulations, Titles 8, 17, 19, and 22, Division 7, 24 - Part 3
I. California Energy Commission (latest Title 24 Energy Efficiency Standards for Non-Residential Buildings for proposed time of permitting)
J. California Fire Code (most recent adopted edition for proposed time of permitting).
K. Local City of San Francisco Amendments and Regulations, including Cal Green Tier 1 Requirements.

The following reference standards are used in design:

A. AEIC- Association of Edison Illuminating Companies
B. ASTM- American Society of Testing and Materials
C. IEEE- Institute of Electrical and Electronic Engineers
D. ICEA- Insulated Cable Engineers Association
E. NEMA- National Electrical Manufacturers Association
F. NFPA- National Fire Protection Association
G. SMACNA-Guidelines for Seismic Restraints of Mechanical Systems (conduit supports only)
H. UL- Underwriters Laboratories
I. ADA- Americans with Disabilities Act
J. LEED – Leadership in Energy and Environmental Design

**Electrical System Overview:**

The Electrical service load capacity for the overall building has an estimated per useable square foot of 14.3 watts. The electrical service size for the building is designed for a 4000A, 277/480V, 3 phase, 4 wire service. There is a core electrical room on each floor level that houses a 3200a, 277/480v, bus duct riser. The tenant will install a circuit breaker bus plug and meter on the bus duct sized to serve the tenant space. As part of the build-out, the tenant will provide their own branch circuit panels and transformers to serve lighting and receptacle loads. The tenant suites are currently allotted for a minimum of 6.0 watts per usable square foot connected load for tenant's equipment, convenience outlets, furniture, and other office loads. A minimum of 0.8 watts per usable square foot connected load is allotted for tenant's lighting loads. The electrical service is designed to have capacity to accommodate future growth. There is approximately 4.0 watts per usable square foot that can be utilized, if solely for additional future tenant's equipment, convenience outlets, furniture, and other office loads.

5

Exhibit C-16

**Design Criteria:**
The main electrical power service for the building is fed underground from a Pacific Gas & Electric (PG&E) service transformer secondary at 480Y/277 volt, 3 phase, 4 wire from Brannan Street to a pad-mounted transformer located in a dry transformer room on the ground floor and accessible at the building entrance, and provided in accordance with PG&E rules, regulations, and standards.

Main 4000A service switchboard is located at the main electrical room and will be fed by 4000A bus duct. The main electrical room will be located at the basement floor level directly below the service transformer (transformer room).

The main switchboard will serve as a service entrance and shall be provided with main utility metering, main circuit breaker equipped with ground-fault interrupting devices, and distribution sections.

A 3200 amp, 480 volt bus riser will be routed up through the core electrical rooms by the Landlord to provide electrical service for the tenant on each floor. The tenant will provide install a circuit breaker bus plug and meter on the bus riser, Tenant branch circuit panels and transformers and distribution conduits will be provided by the tenant within the tenant suites as part of future tenant improvement projects.

The standard dry-type indoor step-down transformer, provided by the tenant, will be 480 volt, 3 phase, 3 wire, primary to 208Y/120volt, 3 phase, 4 wire secondary.

The electrical rooms will be stacked at every floor and will also be used as a shaft for feeders, originating from the main electrical room, serving electrical and security equipment on other floors. An 800 amp, 480 volt bus riser will be routed up through the core electrical rooms by the Landlord to provide electrical service for core and shell/base building requirements. The design concept will minimize the crossing and transiting of main conduits and systems through the entire building.

The main switchboard in the basement Main Electrical Room will serve all major HVAC loads. Additional miscellaneous motors shall be fed from the house panels.

Utilization Voltages:
1. 480VAC, 3-phase, 3-wire: motor loads ¾ horse power and larger.
2. 277/480VAC, 3-phase, 4-wire: fluorescent, LED, and 120/208V may be used for all non-mechanical loads to simplify the building's internal distribution.
3. 120/208VAC, 3-phase, 4-wire: convenience outlets, service equipment, appliances, and motors smaller than ¾ horsepower.

**System Sizing:**
The building will be served by a 4000 amp, 480/277 volt, 3 phase, 4 wire main switchboard. Switchboard will be fed directly from the utility pad-mounted transformer.

6

Exhibit C-17

**Emergency Power Systems:**
One elevator and all core and shell code required egress lighting, exit signs, fire alarms and security will be on emergency power via an emergency generator complying with NFPA 110. The emergency 80KW standby generator will provide power rated at 277/480 volt, 3 phase, 4 wire and will be located on the roof of Level 7.

Provisions of a future second tenant generator will be provided by (2)-4" empty conduits. The exact generator size will be determined depending on tenant requirement. The future tenant generator, provided by the tenant, will be located next to the house generator on the roof of Level 7. All code related egress lighting, exit signs, fire alarms and security required as a part of the tenant improvements will on the second tenant generator, or provided via battery backup power.

**Normal Power Load Calculations**:

| Load Description | Area (Sq. Feet) | VA/sf or Total HP Tenant Load | Connected VA | Connected Watts (@ 0.8 psf) | Connected A (@480V) |
|---|---|---|---|---|---|
| Lighting | 174,164 | 0.8 | 139,331 | 111,465 | 168 |
| Site Lighting | | | 5,000 | 4,000 | 6 |
| General Receptacles | 174,164 | 1.0 | 174,164 | 139,331 | 210 |
| Receptacles | 174,164 | 5.0 | 870,818 | 696,654 | 1,049 |
| HVAC | 174,164 | 5.0 | 870,818 | 696,654 | 1,049 |
| Plumbing | 174,164 | 0.5 | 87,082 | 69,665 | 105 |
| Misc. Equipment | 174,164 | 1.0 | 174,164 | 139,331 | 210 |
| Elevators | | (3) 40hp | 129,000 | 103,200 | 155 |
| Subtotal: | | | 2,450,375 | 1,960,300 | 2,951 |
| 25% Future Growth | | | 612,594 | 490,075 | 738 |
| ***Total:*** | | | ***3,062,968*** | ***2,450,375*** | ***3,689*** |

**Lighting Design:**
Lighting is provided in all finished core areas. Emergency/egress lighting and exit signs are provided throughout the building. Lighting levels and quality will be in accordance with IES guidelines. The lighting design complies with or exceeds California Title 24 performance standards. Controls shall be via a networked, addressable lighting control system. All lighting will be automatically controlled to meet the requirements of California Title 24 and will be controlled via low voltage, relay based lighting control panel. Occupancy sensors will be provided in all restrooms, electrical rooms, technology rooms, equipment rooms, and storage rooms to the extent allowed by code. For all perimeter areas exposed to glass (within 20 feet of glazed perimeter) provide continuously dimming daylighting controls for the luminaries in the

7

Exhibit C-18

day lit area. Parking garages shall be controlled through the use of occupancy sensors zoned every two grid bays. Sensor will step lighting from 50% (unoccupied) to 100% (occupied).

**10. FIRE ALARM AND PROTECTION:**

The fire alarm system meets the standards of NFPA and the San Francisco Fire Department for low-rise buildings. The system includes 24/7 monitoring of fire sprinkler flow and tamper switches, duct mounted smoke detectors, ceiling smoke detectors in Electrical and Telecommunications closets and elevator lobbies. Manual pull stations augment the automatic fire alarm system. Terminal boxes are installed in each electrical closet for connection of future tenant fire alarm devices. The fire alarm control panel is installed in the Main Electrical Room with an annunciator located near the main entrance.

The system indicates alarms by actuating audible horns and visual strobe lights throughout the building as well as reporting offsite to a central station monitoring service via telephone lines. The system is interconnected with and programmed to shutdown mechanical ventilation systems in case of smoke or fire, provide elevator recall, release smoke doors, and operate fire/smoke dampers.

The Fire Protection System completely protects the building shell and finished areas by a hydraulically designed combination wet pipe fire protection sprinkler system and Class I manual wet standpipe system designed to meet NFPA Standards 13 and 14 and the requirements of the San Francisco Fire and Building Departments. Typical sprinkler loops shall be included in the base building for an open floor configuration. Tenant design may require sprinklers to be modified depending on the final configuration of the spaces.

**11. TELECOM:**

Telephone/data spaces consist of a MPOE room at the basement level and telecommunications closets located on each floor for cabling and equipment for telephone, data, fiber optics, cable/CCTV, security and with the capacity to accommodate other programmed system communications as installed by tenant. Provided pathways consist of four 4-inch vertical sleeves from the main telecommunications room to the telecommunications closets on each floor and additional conduits stubbed out from the telecommunications closets to tenant spaces.

**12. PLUMBING:**

Systems are designed in accordance with the following codes:

A. California Building Code (most recent adopted edition for proposed time of permitting).
B. California Mechanical Code (most recent adopted edition for proposed time of permitting).
C. California Plumbing Code (most recent adopted edition for proposed time of permitting).
D. California Fire Code (most recent adopted edition for proposed time of permitting).
E. California Electrical Code (most recent adopted edition for proposed time of permitting).
F. California Energy Commission (latest Title 24 Energy Efficiency Standards for Non-Residential Buildings for proposed time of permitting)

8

Exhibit C-19

G. Local City of San Francisco Amendments and Regulations, including Cal Green Tier 1 requirements.
H. Pacific Gas and Electric regulations and requirements.
I. Approved Alternate Means AB 005, Dated December 5, 2012

Standards – The following reference standards shall be used for the design:

A. NFPA 13, as adopted by AHJ, Standard for the Installation of Sprinkler Systems.
B. NFPA 14, as adopted by AHJ, Standpipe and Hose Systems.
C. NFPA 20, as adopted by AHJ, Installation of Stationary Pumps.
D. NFPA 24, as adopted by AHJ, Standard for the Installation of Private Fire Service
E. ASCE 7, as adopted by AHJ, Minimum Design Loads for Buildings and Other Structures.

In addition to the finished toilet rooms and showers described above, building provides janitor closets at each floor.

Hot water for toilet rooms, janitor closets, and showers is provided by a storage-type electric water heater with circulation at each floor located within the janitor closets. Circulation pumps are provided to maintain hot water temperature at the fixtures. The building also will contain a rainwater capture, treatment and reuse system which distributes recycled water for irrigation and possibly toilet flushing purposes.

Additional waste, vent and cold water stub-outs are provided in each tenant space.

**13. SECURITY SYSTEM:**

The advanced building security systems will ensure the safety and security of the building's tenants, visitors, and assets. The security system design will allow for future upgrades and flexibility to control the building. These systems will control and monitor all main entry points to the building as well as elevator and stair access to all floors and tenant spaces. The security systems are comprised of the following integrated systems:

- Access Control & Alarm Monitoring System (ACAMS)
- Video Surveillance System (VSS)
- Intrusion Detection System (IDS)
- Security Communications System (SCS)

9

Exhibit C-20

EXHIBIT D
COMMENCEMENT DATE NOTICE
NOTICE is hereby given as of __________ __, ____, by 270 BRANNAN STREET, LLC, a Delaware limited liability company (“Landlord”), to SPLUNK INC., a Delaware corporation (“Tenant”), of the determination of certain dates set forth below relating to that certain Office Lease dated as of April 29, 2014 (the “Lease”) respecting certain premises (the “Premises”) located in the building known as 270 Brannan Street, San Francisco, California.
Pursuant to Paragraph 2(a) of the Lease, Landlord hereby confirms that the Commencement Date (as defined in the Lease) is ______________ __, 201_, that the IP Rent Commencement Date (as defined in the Lease) is ____________, 201_, that the IP Expiration Date (as defined in the Lease) is _____________ __, 202_, and that the Base Year for the Initial Premises is ____________, 201__.
Landlord hereby confirms that the Initial Premises contains ______ rentable square feet and the Must-Take Premise contains ______ rentable square feet.
This Notice supplements, and shall be a part of, the Lease.
IN WITNESS WHEREOF, Landlord has executed and delivered this Notice to Tenant as of the day and year first above written.
LANDLORD:
270 BRANNAN STREET, LLC, a Delaware limited liability company

By SKS 270 BRANNAN, LLC, a Delaware limited liability company, its managing member

By: __________________________________
Its: __________________________________

Exhibit D-1

EXHIBIT E
APPROVED SIGNS

Exhibit E-1

Exhibit E-2

EXHIBIT F
FIRST SOURCE HIRING AGREEMENT
This First Source Hiring Agreement (this “Agreement”), is made as of April 29, 2014, by and between Splunk Inc., a Delaware corporation (the “Lessee”), and the First Source Hiring Administration, (the “FSHA”), collectively the “Parties”:

RECITALS

WHEREAS, Lessee has plans to occupy the building at 270 Brannan Street, San Francisco, California (the “Premises” ), which required a First Source Hiring Agreement between the project sponsor and FSHA due to the issuance of building permit for 25,000 square feet or more of floor space or constructed ten or more residential units; and,

WHEREAS, the project sponsor was required to provide notice in leases, subleases and other occupancy contracts for use of the Premises (“Contract”);and

WHEREAS, as a material part of the consideration given by Lessee under the Office Lease dated April 29, 2014, between Lessee and the project sponsor, Lessee has agreed to execute this Agreement and participate in the Workforce System managed by the Office of Economic and Workforce Development (OEWD) as established by the City and County of San Francisco pursuant to Chapter 83 of the San Francisco Administrative Code;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parties covenant and agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, initially capitalized terms shall be defined as follows:

a.
Entry Level Position: Any non-managerial position that requires no education above a high school diploma or certified equivalency, and less than two (2) years training or specific preparation, and shall include temporary, permanent, trainee and intern positions.

b.	Workforce System: The First Source Hiring Administrator established by the City and County of San Francisco and managed by the Office of Economic and Workforce Development (OEWD).

c.	Referral: A member of the Workforce System who has been identified by OEWD as having the appropriate training, background and skill sets for a Lessee specified Entry Level Position.

Lessee: Tenant, business operator and any other occupant of the building requiring a First Source Hiring Agreement as defined in SF Administrative Code Chapter 83. Lessee shall include every person tenant, subtenant, or any other entity occupying the building for the intent of doing business in the City and County of San Francisco and possessing a Business Registration Certificate with the Office of Treasurer.

Exhibit F-1

2.	OEWD WORKFORCE SYSTM PARTICIPATION

a.
Lessee shall notify OEWD’s Business Team of every available Entry Level Position and provide OEWD 10 business days to recruit and refer qualified candidates prior to advertising such position to the general public. Lessee shall provide feedback including but not limited to job seekers interviewed, including name, position title, starting salary and employment start date of those individuals hired by the Lessee no later than 10 business days after date of interview or hire. Lessee will also provide feedback on reasons as to why referrals were not hired. Lessee shall have the sole discretion to interview any Referral by OEWD and will inform OEWD’s Business Team why specific persons referred were not interviewed. Hiring decisions shall be entirely at the discretion of Lessee.

b.	This Agreement shall be in full force and effect throughout the Lessee’s occupancy of the building.

3.	GOOD FAITH EFFORT TO COMPLY WITH ITS OBLIGATIONS HEREUNDER
Lessee will make good faith efforts to comply with its obligations under this Agreement. Determination of good faith efforts shall be based on all of the following:

a.
Lessee will execute this Agreement and attachment Exhibit B-1 upon entering into leases for the commercial space of the building. Lessee will also accurately complete and submit Exhibit B-1 annually to reflect employment conditions.

b.	Lessee agrees to register with OEWD’s Referral Tracking System, upon execution of this Agreement.

c.
Lessee shall notify OEWD’s Business Services Team of all available Entry Level Positions 10 business days prior to posting with the general public. The Lessee must identify a single point of contact responsible for communicating Entry-Level Positions and take active steps to ensure continuous communication with OEWD’s Business Services Team

d.	Lessee accurately completes and submits Exhibit B-1, the “First Source Employer’s Projection of Entry-Level Positions” form to OEWD’s Business Services Team upon execution of this Agreement.

e.	Lessee fills at least 50% of open Entry Level Positions with First Source referrals. Specific hiring decisions shall be the sole discretion of the Lessee.

f.
Nothing in this Agreement shall be interpreted to prohibit the continuation of existing workforce training agreements or to interfere with consent decrees, collective bargaining agreements, or existing employment contracts. In the event of a conflict between this Agreement and an existing agreement, the terms of the existing agreement shall supersede this Agreement.

Lessee’s failure to meet the criteria set forth in Section 3 (a.b.c.d.e.) does not impute “bad faith” and shall trigger a review of the referral process and compliance with this Agreement. Failure and noncompliance with this Agreement will result in penalties as defined in SF Administrative Code Chapter 83, Lessee agrees to review SF Administrative Code Chapter 83, and execution of the Agreement denotes that Lessee agrees to its terms and conditions.

4.	NOTICE
All notices to be given under this Agreement shall be in writing and sent via mail or email as follows:
ATTN: Business Services, Office of Economic and Workforce Development
1 South Van Ness Avenue, 5th Floor, San Francisco, CA 94103
Email: Business.Services@sfgov.org

5.
This Agreement contains the entire agreement between the parties and shall not be modified in any manner except by an instrument in writing executed by the parties or their respective successors. If any term or provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected. If Agreement is executed in one or more counterparts, each shall be deemed an original and all, taken together, shall

Exhibit F-2

constitute one and the same instrument. Agreement shall inure to the benefit of and shall be binding upon the parties to this Agreement and their respective heirs, successors and assigns. If there is more than one person comprising Seller, their obligations shall be joint and several.
Section titles and captions contained in this Agreement are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions. This Agreement shall be governed and construed by laws of the State of California.

IN WITNESS WHEREOF, the following have executed this Agreement as of the date set forth above.

Date:	Signature:
Name of Authorized Signer:
	Company:	Splunk Inc., a Delaware corporation
	Address:	250 Brannan Street San Francisco, California 94107
Phone:
Email:

SPLUNK INC., a Delaware corporation
By: Its:

Exhibit F-3

EXHIBIT G
WORKFORCE PROJECTIONS

Exhibit G-1